Exhibit 10.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

DEPUY ORTHOPAEDICS, INC.,

and

BIOMET, INC.

Dated as of April 2, 2012

TABLE OF CONTENTS

Page

ARTICLE I

Definitions and Interpretations

SECTION 1.01. Definitions	2

SECTION 1.02. Interpretation and Construction	15

ARTICLE II

Closings

SECTION 2.01. Closings	16

SECTION 2.02. Transferred/Excluded Assets; Assumed/Excluded Liabilities	17

SECTION 2.03. Purchase Price	21

SECTION 2.04. Purchase Price Adjustment	22

SECTION 2.05. Allocation of Purchase Price	25

SECTION 2.06. Transfer Taxes & Other Costs	26

SECTION 2.07. VAT	27

SECTION 2.08. Straddle Periods	28

SECTION 2.09. Delivery by Seller	28

SECTION 2.10. Delivery by Buyer	29

ARTICLE III

Representations and Warranties of Seller

SECTION 3.01. Organization and Good Standing	30

SECTION 3.02. Authority	30

SECTION 3.03. Title to Tangible Property	31

i

SECTION 10.03. Indemnification by Buyer	76

SECTION 10.04. Scope of Seller’s Liability	70

SECTION 10.05. Scope of Buyer's Liability	71

SECTION 10.06. Claims	71

SECTION 10.07. Defense of Actions	71

SECTION 10.08. Limitation, Exclusivity	72

SECTION 10.09. Calculation of Damages	72

SECTION 10.10. Tax Treatment of Indemnity Payments	73

SECTION 10.11. No Consequential Damages	73

ARTICLE XI

Miscellaneous

SECTION 11.01. No Reliance by Buyer; Own Due Diligence	73

SECTION 11.02. Financial Statements and Projections	73

SECTION 11.03. To the knowledge	74

SECTION 11.04. Waivers	74

SECTION 11.05. Modifications and Amendments	74

SECTION 11.06. Assignability, Beneficiaries, Governing Law and Enforcement	74

SECTION 11.07. Notices	75

SECTION 11.08. Headings	76

SECTION 11.09. Counterparts	76

SECTION 11.10. Entire Agreement	76

SECTION 11.11. Payment of Expenses	77

SECTION 11.12. Arbitration	77

SECTION 11.13. Mediation	80

v

SECTION 11.14. Fulfillment of Obligations	81

SECTION 11.15. Severability	81

SECTION 11.16. Rescission	81

SECTION 11.17. No Recourse	82

Schedules

2.02(a)	Transferred Assets
2.02(b)	Excluded Assets
2.02(c)	Assumed Liabilities
2.02(d)	Excluded Liabilities

Exhibits

Exhibit A-1	Products
Exhibit A-2	Pipeline Products
Exhibit B	Form of General Assignment
Exhibit C	Form of Patent Assignment
Exhibit D	Form of Trademark Assignment
Exhibit E	Form of Assumption Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Transition Manufacturing Agreement
Exhibit H	Form of Transition Access Agreement

ASSET PURCHASE AGREEMENT dated as of April 2, 2012 (this “Agreement”), between DEPUY ORTHOPAEDICS, INC., an Indiana corporation (“Seller”), and BIOMET, INC., an Indiana corporation (“Buyer”).

W I T N E S S E T H :

WHEREAS, Seller, directly and indirectly through certain of its Affiliates (such term and each other capitalized term used and not defined in these Recitals having the meaning assigned to them in Section 1.01), currently conducts in the United States of America and certain other territories the business of researching, developing, manufacturing or having made, marketing, distributing and selling, as the case may be, the products set forth on Exhibit A-1 (the “Products”) approved for use by professional health care providers to treat bone fractures or deformities in the upper or lower extremities of the human body and the products in development set forth on Exhibit A-2 (collectively, the “Business”); and

WHEREAS, Seller desires to sell or to cause certain of its Affiliates to sell, and Buyer desires to purchase or cause certain of its Affiliates to purchase, certain assets related to the Business and Buyer is willing to assume or cause certain of its Affiliates to assume certain liabilities related to the Business, in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, Synthes, Inc., a Delaware corporation (“Synthes”), Johnson & Johnson, a New Jersey corporation (“J&J”), and Samson Acquisition Corp., a Delaware corporation (“Merger Sub”) have entered into the Agreement and Plan of Merger dated as of April 26, 2011 (“J&J/Synthes Merger Agreement”), pursuant to which Merger Sub shall merge with and into Synthes, with Synthes as the surviving corporation (the “J&J/Synthes Merger”);

WHEREAS, Seller desires to enter into this Agreement as a Remedial Agreement pursuant to, and as defined in, an Agreement Containing Consent Orders to alleviate the competitive concerns of the U.S. Federal Trade Commission (“FTC”) relating to the J&J/Synthes Merger; and

WHEREAS, Seller provided certain commitments to the European Commission (“EC”) in order to enable the EC to declare the J&J/Synthes Merger compatible with the Common Market and the EEA Agreement (the “EC Commitments”), and Seller desires to enter into this Agreement in furtherance of the EC Commitments.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions and Interpretations

SECTION 1.01. Definitions. (a) The following terms used in this Agreement shall have the respective meanings assigned to them below:

“Accounts Transfer” means, with respect to any Country Unit, the transfer of sales and customer accounts of the Business conducted in such Country Unit from Seller and the Selling Affiliates to Buyer and its Affiliates.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that for the avoidance of doubt, except as otherwise set forth herein, from and after the consummation of the J&J/Synthes Merger, Synthes and its subsidiaries shall be deemed to be Affiliates of Seller; provided, further, that neither the direct parent of Buyer, nor any Person or group of Persons that directly or indirectly controls the direct parent of Buyer, nor any portfolio company (other than Buyer or any of its direct or indirect subsidiaries) of any Person or group of Persons that directly or indirectly controls the direct parent of Buyer, shall be deemed to be an Affiliate of Buyer or any other Person for purposes of this Agreement. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Ancillary Agreements” means the Country Administrative Services Agreements (as defined in the Transition Services Agreement), the Country Distribution Services Agreements (as defined in the Transition Services Agreement), the Country Transfer Agreements and any related instruments of transfer required by applicable Law, the General Assignment, the Patent Assignment, the Trademark Assignment, the Assumption Agreement, the Transition Services Agreement, the Transition Manufacturing Agreements and the Transition Access Agreement.

“Anti-Trust Approvals” means all authorizations, orders, grants, consents, clearances, permissions and approvals and all expirations, lapses and terminations of any required waiting periods (including extensions thereof), in each case under any merger control or similar legislation in any jurisdiction specified on Section 1.01(a) of the Disclosure Letter, required in order to consummate the transactions contemplated by this Agreement.

“Anti-Trust Filings” means all applicable notifications to, filings with or approvals from an anti-trust or competition authority in the United States of America, the European Union (or any member state thereof) or any other jurisdiction required to consummate the transactions contemplated by this Agreement.

“Applicable Closing” means (a) with respect to the Principal Country Units, the Principal Closing, and (b) with respect to any Non-Principal Country Unit, the Non-Principal Country Unit Closing with respect to such Non-Principal Country Unit.

“Applicable Closing Date” means (a) with respect to the Principal Country Units, the Principal Closing Date, and (b) with respect to any Non-Principal Country Unit, the Closing Date with respect to such Non-Principal Country Unit.

“Assumed Liabilities” means the obligations and liabilities described in Schedule 2.02(c).

“Business Employee Benefit Plan” means (i) each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, whether or not subject thereto) and (ii) each compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, in each case sponsored, contributed to or maintained by Seller or any Selling Affiliate in which any Employee of the Business participates, excluding any plan, program, agreement or arrangement required by applicable Law or regulation (e.g., government mandated severance plans).

“Closing” means the Principal Closing or any Non-Principal Country Unit Closing, as applicable.

“Closing Date” means the date on which the relevant Closing shall occur.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commingled Contract” means any Contract relating to (a) the Business and (b) any business (other than the Business) of Seller or any of its Affiliates; provided that no IP Agreement shall be deemed to be a Commingled Contract. For the avoidance of doubt, the Miami Lease and the Girardet Leases are Commingled Contracts.

“Confidential Information” means all confidential or proprietary information in the possession of Seller or its Affiliates relating to the Business, including information relating to the Products, sales, advertising, distribution, marketing, strategic plans, costs, productivity, manufacturing processes or technological advances, and the terms of this Agreement. “Confidential Information” shall not include any information that (a) was publicly available prior to the date of this Agreement or hereafter becomes publicly available not as a result of any breach of this Agreement by Seller or any of its Affiliates or (b) becomes available to Seller or its Affiliates from a Person (other than Seller or any of its Affiliates) that is not subject to any legally binding obligation to Buyer or any of its Affiliates to keep such information confidential.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated December 2011, delivered by Seller to Buyer.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of January 3, 2012, between Seller and Buyer.

“Contract” means, whether written or oral, any legally-binding contract, agreement, lease, license, commitment, purchase order, bid, tender or other similar instrument.

“Country Unit” means a Principal Country Unit or a Non-Principal Country Unit.

“Damages” means losses, liabilities, damages, costs and expenses incurred or suffered (and, if applicable, reasonable attorneys’ fees associated therewith).

“Data Room” means the electronic data room containing documents and materials relating to the Business as constituted as of the date of this Agreement.

“Distribution Services” has the meaning set forth in the Transition Services Agreement.

“Employee of the Business” means each employee of Seller and the Selling Affiliates (i) who on the Applicable Closing Date spends at least 50% of his or her work time in the operation of the Business, (ii) whose employment will transfer to Buyer or one of its Affiliates on the Applicable Closing Date by operation of applicable Law or (iii) who is an individual set forth on Section 1.01(b) of the Disclosure Letter, including in all cases, each such employee who as of the Applicable Closing Date is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation; provided that such employee returns to work within 180 days after the Applicable Closing Date or is otherwise entitled to reinstatement under any applicable Law upon presenting themselves for duty to the Business; provided, further, that any individual set forth on Section 1.01(c) of the Disclosure Letter shall not be an “Employee of the Business”. For the avoidance of doubt, the Closing Date applicable to each such employee shall be the Closing Date applicable to the Country Unit in which such employee is primarily employed.

“Environmental Claim” means any claim, action, cause of action, written notice or governmental proceeding alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) any violation of any Environmental Law, (ii) any requirement to conduct or fund any remedial action pursuant to any Environmental Law relating to any Hazardous Substances at any property now or previously owned, leased or operated by Seller or any Selling Affiliates primarily used in the Business (as currently or previously conducted) or the Transferred Assets or (iii) any offsite disposal of any Hazardous Substance by Seller or any Selling Affiliates in connection with the conduct and operation of the Business.

“Environmental Law” means any Law relating to the pollution or protection of the environment.

“European Economic Area” means Iceland, Liechtenstein, Norway and all member states of the European Union.

“Excluded Assets” means the assets described in Schedule 2.02(b).

“Excluded Liabilities” means the liabilities and obligations described in Schedule 2.02(d).

“Excluded Patents” means the Patents set forth on Section 2.02(b)(xiv)(A) of the Disclosure Letter.

“Field Instrument Inventory” means the inventory of all instruments used in implanting the Products, owned by Seller or any of its Affiliates and in the custody or control of any distributor of the Products, any hospital or other surgical facility (in its capacity as a customer of the Business) or any other third party (other than any Affiliate of Seller).

“Final Binding Offer Letter” means the Final Binding Offer Letter from Buyer addressed to Seller and dated as of the date of this Agreement.

“Financial Information” means (a) the net Inventory and net property, plant and equipment of the Business (excluding the Business conducted in Japan) as of January 1, 2012, January 2, 2011 and January 3, 2010, (b) the net trade sales, gross profit, operating profit and profit before taxes of the Business (excluding the Business conducted in Japan) for the fiscal years ended January 1, 2012, January 2, 2011 and January 3, 2010, (c) the net Inventory and net property, plant and equipment of the Business conducted in Japan as of January 1, 2012, January 2, 2011 and January 3, 2010, and (d) the net trade sales, gross profit, operating profit and profit before taxes of the Business conducted in Japan for the fiscal years ended January 1, 2012, January 2, 2011 and January 3, 2010, in each case as set forth on Section 1.01(d) of the Disclosure Letter.

“Foreign Currency” means any currency other than U.S. dollars.

“GAAP” means generally accepted accounting principles in the United States of America.

“Girardet Facility” means the facility covered by the Girardet Leases and located at Rue de Girardet 29, 2400 Le Locle, Switzerland, consisting of manufacturing, production and packaging space for the Business, but excluding any portion thereof not primarily used in connection with the Business.

“Girardet Leases” means (a) Rental Contract dated December 18, 1996, between Trade and Management Plaza and DePuy ACE Sarl, (b) Rental Contract dated July 1, 1995, between Trade and Management Plaza and Medos S.A. and (c) Agreement regarding Assignment and Modification of Rental Contract dated December 6, 1999, between Trade and Management Plaza S.A. and DePuy ACE Sarl.

“Generic Devices” means instruments or implants (a) not covered by any Transferred Patent or any Patent licensed-in pursuant to a Transferred IP Agreement, (b) generally used in connection with one or more orthopaedic procedures and (c) used in implanting products marketed, distributed or sold in connection with any orthopaedic business (other than the Business) of Seller or any of its Affiliates, such as spine or joint reconstruction. Solely by way of example, a hammer, a Steinmann pin and a generic bone screw shall each be considered to be a Generic Device.

“Governmental Entity” means any court, administrative or regulatory agency or other governmental authority (or any department, agency or political subdivision thereof).

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material that in relevant form and concentration is regulated under any Environmental Law.

“Immune Synthes Trauma Product” means (a) any product approved for use by professional health care providers to treat bone fractures or deformities in the upper or lower extremities of the human body that is manufactured, marketed, distributed or sold, as the case may be, by Synthes or any of its Affiliates as of the date of this Agreement and (b) any Insubstantial Changes to a product described in clause (a) hereof.

“Immune Trauma Product” means (a) any Product, as it is manufactured, marketed, distributed or sold, as the case may be, by Seller or any of its Affiliates as of the date of this Agreement, and (b) any Insubstantial Changes to a Product described in clause (a) hereof.

“Insubstantial Change” means, with respect to any product, any modification to such product that does not materially change the function or performance of such product. Any modification solely to the color, size, shape, materials or aesthetics of a product shall constitute an Insubstantial Change to such product. Notwithstanding the foregoing, for purposes of this definition, any modification to a product that causes an issued and subsisting Patent to read on such product (where such Patent did not read on such product prior to such modification) shall be deemed to materially change the function or performance of such product.

“Inventory” means the inventory (net of applicable reserves) of all finished Products held for sale, raw materials, work -in-process, supplies and other inventories, in each case to the extent related to the Products or the Business and intended for the use therein; provided that Inventory shall not include any Field Instrument Inventory. For the avoidance of doubt, all PolyAx® polyaxial locking screws shall be deemed to be a Product and shall be included in Inventory, other than those PolyAx® polyaxial locking screws intended for use by Seller or any of its Affiliates in connection with hip revision procedures; provided that the amount of PolyAx® polyaxial locking screws included in Inventory shall be consistent with past practice in the ordinary course of business.

“IP Rights” means the following (or their equivalents), in any and all jurisdictions: (a) patents and patent applications, including provisional patent applications, invention disclosures, certificates of invention and application for certificates of invention and statutory invention registrations, utility models and industrial designs, and all applications and registrations therefor, together with all reissuances, additions, divisions, renewals, revisions, extensions (including any supplementary protection certificates), reexaminations, provisionals, continuations and continuations-in-part with respect thereto, all inventions disclosed therein, and all rights therein provided by international treaties and conventions (collectively, “Patents”), (b) proprietary names or designations, trademarks (whether registered or unregistered), servicemarks (whether registered or unregistered), trade dress and logos, trade names, product names, and brand names together with the all common law rights and goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Trademarks”), (c) all copyrights, and all applications, registrations and renewals therefor (collectively, “Copyrights”), (d) all registrations for, and pending applications for registration of, domain names (collectively, “Domain Names”), (e) all trade secrets (including inventions, rights in research and development, clinical trial results, know-how, discoveries, improvements, formulas, compositions, commercially practiced processes, technical data, designs, drawings and specifications, including product specifications) (collectively, “Know-How”), (f) rights of publicity and (g) all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Judgment” means any judgment, order, writ, injunction or decree of, or stipulation or legally binding agreement with, a Governmental Entity.

“Law” or “Laws” means any statute, law, ordinance, treaty, legally-binding rule, code, regulation or other legally-binding directive issued, promulgated or enforced by any Governmental Entity.

“Lien” means any mortgage, pledge, lien, charge, security interest, easement or similar encumbrance.

“Management Presentations” means the written presentations given by Seller to Buyer on February 16, 2012.

“Material Adverse Effect” means any effect or change that, alone or in combination with any other effects or changes, (a) is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the Business, taken as a whole; provided that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there is, has been or would reasonably be expected to be, a Material Adverse Effect: (i) the failure of the Business to meet projections or forecasts (for the avoidance of doubt, any underlying cause for any such failure shall not be excluded by this clause (i)); or (ii) any adverse effect or change to the extent arising from or relating to (A)(1) the economy in general, or the securities, syndicated loan, credit or financial markets, or (2) the economic, business, financial or regulatory environment (including changes with respect to pricing or reimbursement by any insurance provider or other commercial entity or any governmental payor) generally affecting the industries or any geographic markets in which the Business operates, provided that, in the case of this clause (A), any such effect or change may be deemed to constitute a Material Adverse Effect if it disproportionately affects the Business as compared to other Persons or businesses that operate in the industry in which the Business operates, (B) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, (C) changes or proposed changes in applicable Law or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States of America) or the enforcement thereof, (D) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement or the performance of and compliance with the terms of this Agreement, including any litigation, any reduction in revenues or income, any loss of employees or customers, any cancellation of or delay in customer orders, any disruption in supplier, distributor or similar relationships, (E) any labor strikes, labor stoppages or loss of employees, (F) currency fluctuations or (G) changes or effects that are the result of actions or omissions of Buyer or any of its Affiliates or actions or omissions of Seller or any of its Affiliates and consented to by Buyer or any of its Affiliates or (b) has or would reasonably be expected to have a material adverse effect on the ability of Seller and the Selling Affiliates to perform their obligations under this Agreement or prevents or materially impedes, interferes with or hinders, or would reasonably be expected to prevent or materially impede, interfere with or hinder, the consummation of the transactions contemplated by this Agreement.

“Miami Facility” means the facility and offices covered by the Miami Lease located at 6303 Blue Lagoon Drive, Miami, Florida, consisting of office and research and development space for the Business, but excluding any portion thereof not used in connection with the Business.

“Miami Landlord” means Metropolitan Life Insurance Company, a New York corporation.

“Miami Lease” means the Lease at Waterford Atrium dated March 6, 2007, between the Miami Landlord and Hand Innovations, LLC.

“Monitor” means any monitor or monitoring trustee appointed pursuant to the FTC Order or the EC Commitments, respectively.

“Non-Principal Country Unit” means the countries listed on Exhibit C of the Transition Services Agreement, subject to Section 2.01(c).

“Non-Principal Country Unit Closing” means, with respect to any Non-Principal Country Unit, the closing of the purchase and sale of the Transferred Assets relating to such Non-Principal Country Unit and the assumption of the Assumed

Liabilities relating to such Non-Principal Country Unit. For the avoidance of doubt, the closing of the purchase and sale of the Transferred IP and Transferred IP Agreements relating to each Non-Principal Country Unit shall occur at the Principal Closing.

“Non-Principal Country Unit Inventory Target” means, with respect to any Non-Principal Country Unit, the target for Inventory of such Non-Principal Country Unit set forth on Section 1.01(e) of the Disclosure Letter.

“Non-Recoverable VAT” means the VAT charged by Seller or any of Seller’s Affiliates to Buyer and/or its Affiliates, which is not refundable, deductable or creditable. However, for purposes of this Agreement, “Non-Recoverable VAT” does not include:

(a) Non-Recoverable VAT arising from Buyer or any of its Affiliates not meeting a material or formal requirement, such as, but not limited to, submitting timely or valid refund requests or VAT registration application;

(b) Non-Recoverable VAT arising as a result of a different use of the Transferred Assets by Buyer or any of its Affiliates from the prior use of the Transferred Assets by Seller and/or Selling Affiliates, such as, but not limited to, revision VAT;

(c) Penalties and interest relating to any Non-Recoverable VAT; or

(d) Any VAT that cannot immediately, or within due time, be refunded, deducted, credited or recovered in any other way, as a result of, for example, an applicable VAT credit-system (a VAT credit-system is a VAT system that allows an input VAT credit to the tax payer involved, to the extent output VAT arises as a result of economic activities of the tax payer involved).

“Non-U.S. Transferred Employee” means any Transferred Employee who is not a U.S. Transferred Employee.

“Outside Date” means July 15, 2012.

“Permitted Liens” means (a) Liens set forth on Section 1.01(f) of the Disclosure Letter, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (d) Liens for Taxes and other governmental charges that may thereafter be paid without penalty, or that the taxpayer is contesting in good faith through appropriate proceedings, (e) restrictions under leases, subleases, licenses or occupancy agreements that constitute Transferred Assets, (f) easements, covenants, rights-of-way and other similar restrictions, in each case that are duly recorded, (g)(i) zoning, building and other similar restrictions and (ii) Liens that have been placed by any developer, landlord or other third party on property over which Seller or the Selling Affiliates have easement rights and subordination or similar agreements relating thereto and (h) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair, and are not reasonably likely to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as conducted as of the date of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Applicable Closing Date and the portion of any Straddle Period beginning after such Applicable Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Applicable Closing Date and the portion of any Straddle Period ending on such Applicable Closing Date.

“Prepaid Tax Amount” means the amount of any Taxes paid during any Straddle Period by Seller or any Selling Affiliate with respect to the Business or the Transferred Assets, but only to the extent such Taxes are allocable to the Post-Closing Tax Period (as determined pursuant to Section 2.08).

“Price Adjustment Statement” means the Initial Price Adjustment Statement and each Subsequent Price Adjustment Statement.

“Principal Country Units” means Australia, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Japan (other than the Japan MDM Transferred Assets), Latvia, Lithuania, Luxembourg, the Netherlands, New Zealand, Norway, Poland, Portugal, Russia, Slovakia, Slovenia, South Africa, Spain, Sweden, Switzerland, the United Kingdom and the United States of America, subject to Section 2.01(c).

“Principal Country Units Inventory Target” means the sum of the targets for Inventory of the Principal Country Units set forth on Section 1.01(e) of the Disclosure Letter.

“Purchase Price” means the sum of (i) the Initial Purchase Price, (ii) the Japan Purchase Price and (iii) the China Purchase Price.

“Registration Information” means copies of the Product Registrations, together with copies of correspondence between Seller or any of its Affiliates, on the one hand, and any Governmental Entity, on the other, and any other existing files and dossiers, including design history files, technical files, drawings, product specifications, manufacturing process descriptions, validation documentation, packaging specifications and quality control standards, in each case relating to the Product Registrations or to the underlying data or information used to support, maintain or obtain any Product Registration.

“Related Party” means the direct parent of Buyer, any Person or group of Persons who directly or indirectly controls the direct parent of Buyer and any of their respective former, current, or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, or any affiliate, subsidiary or portfolio company (other than, in each case, Buyer and its subsidiaries) of any such Person or group of Persons who directly or indirectly controls the direct parent of Buyer and their successors, assignees and agents and any former, current, or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, or any affiliate, subsidiary or portfolio company (other than, in each case, Buyer and its subsidiaries) of any of the foregoing and their successors, assignees and agents.

“Selling Affiliates” means all of the Affiliates of Seller (excluding, after the consummation of the J&J/Synthes Merger, Synthes and its subsidiaries) that have any right, title or interest in, to or under any Transferred Assets or that have obligations or liabilities in respect of any Assumed Liabilities.

“Software Rights” means rights in software including data files, source code, object code, interfaces, specifications and related documentation.

“Specified Royalty-Bearing Agreements” means the Transferred IP Agreements set forth on Section 1.01(g) of the Disclosure Letter.

“Synthes Trauma Business” means the business of researching, developing, manufacturing or having made, marketing, distributing and selling, as the case may be, the Immune Synthes Trauma Products.

“Tax” and “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, business, goods and services, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Transferred Assets” means the assets described in Schedule 2.02(a).

“Transferred Employee” means each Employee of the Business who, as of the Applicable Closing Date (or, if applicable, such later date that such employee commences employment with Buyer or any of its Affiliates), becomes an employee of Buyer or any of its Affiliates, whether by operation of Law or by acceptance of Buyer’s or any of its Affiliates’ offer of employment pursuant to Section 8.01.

“Transition Manufacturing Agreements” means the Raynham Transition Manufacturing Agreement and the Suzhou Transition Manufacturing Agreement.

“U.S. Transferred Employee” shall mean any Transferred Employee who is principally employed in the United States of America as of the Applicable Closing Date (or, if applicable, such later date that such employee commences employment with Buyer or any of its Affiliates).

“VAT” means any value added tax, Goods and Services tax (“GST”) or any other similar Tax, including any sales tax, service tax, or use tax imposed by any government authority in any country at whatever level.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law.

(b) The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections or Schedules set forth below:

Term	Location
Accounting Firm	§2.04(d)
Accounts Transfer Team	§6.06
Additional Employees	§8.01(b)
Agreement	Recitals
Allocation	§2.05(a)
Allocation Schedule	§2.05(b)
Appeal Arbitrator	§11.12(g)
Assumption Agreement	§2.02(c)
Business	Recitals
Business Space	§6.08(a)
Buyer	Recitals
Buyer Fundamental Representations	§10.01
Buyer Indemnitees	§10.02
China Purchase Price	§2.03(c)
Claim	§10.06
Closing U.S. Field Instrument Amount	§6.07(a)(ii)
Collective Bargaining Agreements	§3.11(a)
Copyrights	§1.01(a)
Corporate Level Services	§3.04(a)
Country Transfer Agreement	§2.02(e)
CPR	§11.12(a)
Declined Employees	§8.01(b)
Deliver(ed)	§6.07(a)(vi)
Directive	§8.01(l)
Disclosure Letter	Article III

Term	Location
Dispute	§11.12(a)
DOJ	§3.17(a)
EC	Recitals
EC Commitments	Recitals
Exchange Rate	§1.02(c)
Excluded Contracts	Schedule 2.02(b)
Excluded Permits	Schedule 2.02(b)
Expiration Period	§7.01(b)
FCPA	§3.17(a)
FDA	§3.18(a)
FDCA	§3.18(a)
Floorplans	§6.08(a)
Forward-Looking Statements	§11.02(a)
FTC	Recitals
FTC Order	§11.16(a)
General Assignment	§2.02(a)
Girardet Plant	§6.08(a)
GST	§1.01
Indemnified Party	§10.06
Indemnifying Party	§10.06
Initial Price Adjustment Delivery Date	§2.04(a)
Initial Price Adjustment Statement	§2.04(a)
Initial Purchase Price	§2.03(a)
Initial Purchase Price Adjustment	§2.04(a)
Inventory Accounting Policies	§2.04(c)
IP Agreements	§3.09(b)
J&J	Recitals
J&J/Synthes Merger	Recitals
J&J/Synthes Merger Agreement	Recitals
Japan MDM Transferred Assets	§2.03(b)
Japan Purchase Price	§2.03(b)
Know-How	§1.01(a)
Labeled Items	§7.01(b)
Major Market Countries	§3.16(a)
Major Market Product Registrations	§3.16(a)
Material Contracts	§3.08(c)
Medical Device	§3.18(a)
Merger Sub	Recitals
Minimum U.S. Field Instrument Amount	§6.07(a)(i)
Non-Principal Country Unit Closing Date	§2.01(b)
Notice of Disagreement	§2.04(d)
Objection	§2.05(c)
Partial Assignment	§2.02(h)(i)
Patent Assignment	§2.02(a)
Patents	§1.01(a)

Term	Location
Post-Closing U.S. Field Instrument Amount	§6.07(a)(iii)
Principal Closing	§2.01(a)
Principal Closing Date	§2.01(a)
Principal Closing Legal Impediment	§5.01(e)
Principal Country Units Inventory	§2.04(a)
Product Registration	§3.16(a)
Products	Recitals
Property Taxes	§2.07
Proposed Allocation	§2.05(b)
Purchase Price Adjustment Due Date	§2.04(h)
Raynham Transition Manufacturing Agreement	§7.10
Regulatory Laws	§3.18(a)
Regulatory Nonsatisfaction Notice	§11.16(a)
Retained Accounts Payable	Schedule 2.02(d)
Retained Contract Liabilities	Schedule 2.02(c)
Seller	Recitals
Seller Fundamental Representations	§10.01
Seller Indemnitees	§10.03
Seller Non-Trauma Business	§6.08(a)
Seller Non-Trauma Business Space	§6.08(a)
Seller Trademarked Items	§7.01(b)
Shared Space	§6.08(a)
Social Security Act	§3.18(d)
Straddle Period	§2.07
Subsequent Country Inventory	§2.04(b)
Subsequent Price Adjustment Statement	§2.04(b)
Suzhou Transition Manufacturing Agreement	§7.10
Synthes	Recitals
Third-Party Claim	§10.07
Third Party Manager	§6.08(b)(iii)
Third Party Provider	§ 3.17
Trademark Assignment	§2.02(a)
Trademarks	§1.01(a)
Transfer Taxes	§2.06(a)
Transfer Time	§8.01(c)
Transferred Contracts	Schedule 2.02(a)
Transferred Girardet Equipment	Schedule 2.02(a)
Transferred IP	Schedule 2.02(a)
Transferred IP Agreements	Schedule 2.02(a)
Transferred Permits	Schedule 2.02(a)
Transferred Personal Property	Schedule 2.02(a)
Transferred Prepayments	Schedule 2.02(a)
Transferred Receivables	Schedule 2.02(a)
Transferred Records	Schedule 2.02(a)
Transferred Software	Schedule 2.02(a)

Term	Location
Transition Access Agreement	§7.10
Transition Services Agreement	§7.10
Trauma Representative	§7.12(b)(v)
U.S. Distributor	§7.13
U.S. Field Instrument Inventory	§6.07(a)(iv)
U.S. Field Instrument Shortfall Amount	§6.07(a)(v)
Workers Compensation Event	§8.01(h)

SECTION 1.02. Interpretation and Construction. (a) Unless otherwise provided herein, all monetary values stated herein are expressed in U.S. currency and all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

(b) Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP as applied on a consistent basis by Seller. For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.

(c) Whenever conversion of values from any Foreign Currency for a particular date or period shall be required, such conversion shall be made using the data provided by Bloomberg (the “Exchange Rate”) three business days prior to the applicable date or dates.

(d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a party or to a Section, Exhibit or Schedule, such reference shall be to a party to, a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever used in this Agreement, “business day” shall mean any day, other than a Saturday or a Sunday or a day on which banking institutions are authorized or required by applicable Law to be closed in the State of New York (and, in the case of the first sentence of Section 6.03(b), Portugal or Brazil, as applicable). Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any agreement, instrument, statute, rule or regulation defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules or regulations) by succession of comparable successor Laws and (ii) all attachments thereto and instruments incorporated therein. The words “asset” and “property” shall be construed to have the same meaning and effect. References to a Person shall be construed to include its successors and assigns (subject to any restrictions on assignment set forth herein). In the event of any conflict between this Agreement and any Country Transfer Agreement, the terms of this Agreement shall control.

ARTICLE II

Closings

SECTION 2.01. Closings. (a) The closing of the purchase and sale of the Transferred Assets relating to the Principal Country Units and the assumption of the Assumed Liabilities relating to the Principal Country Units (the “Principal Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP in New York, New York, at 10:00 A.M., New York City time, on the date set forth in Section 2.01(a) of the Disclosure Letter, or at such other place and time as the parties hereto shall mutually agree or as required by applicable Law; provided that if the conditions set forth in Section 5.01 or 5.02 (excluding those conditions to be satisfied at the Principal Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Principal Closing) shall not have been satisfied or waived by such date, then the Principal Closing shall be held at 10:00 A.M., New York City time, on the second business day following the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Sections 5.01 and 5.02 (excluding those conditions to be satisfied at the Principal Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Principal Closing) (the “Principal Closing Date”) or at such other place and time as the parties hereto shall mutually agree. The Principal Closing shall be deemed to occur and be effective at 11:59 P.M., New York City time, on the date thereof. Buyer and Seller specifically acknowledge that time is of the essence.

(b) Each Non-Principal Country Unit Closing will occur on the Principal Closing Date so long as the conditions set forth in Section 5.03 with respect to such Non-Principal Country Unit Closing (excluding those conditions to be satisfied at such Non-Principal Country Unit Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at such Non-Principal Country Unit Closing) have been satisfied or, to the extent permitted, waived by such date. The parties hereto expect that one or more Non-Principal Country Unit Closings may take place after the Principal Closing. In the event that any Non-Principal Country Unit Closing does not occur contemporaneously with the Principal Closing because the conditions set forth in Section 5.03 with respect to such Non-Principal Country Unit Closing have not been satisfied or, to the extent permitted, waived on or prior to the Principal Closing Date, then the parties hereto shall hold such Non-Principal Country Unit Closing within five business days after all of the conditions set forth in Section 5.03 with respect to such Non-Principal Country Unit have been satisfied or, to the extent permitted, waived (excluding those conditions to be satisfied at such Non-Principal Country Unit Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at such Non-Principal Country Unit Closing) (such date, a “Non-Principal Country Unit Closing Date”). Until the occurrence of the Non-Principal Country Unit Closing with respect to any Non-Principal Closing Unit, (i) none of the assets, liabilities or employees relating to such Non-Principal Country Unit (except for the Transferred IP and the Transferred IP Agreements relating to such Non-Principal Country Unit) shall be transferred to or assumed by Buyer, as the case may be, (ii) Seller shall hold and operate, for its account, the assets, liabilities and employees relating to such Non-Principal Country Unit (except for the Transferred IP and the Transferred IP Agreements relating to such Non-Principal Country Unit) in a manner consistent with Seller’s obligations under Section 6.01 and (iii) Seller shall provide to Buyer Distribution Services with respect to such Non-Principal Country Unit upon the terms and conditions set forth in the Transition Services Agreement. Each Non-Principal Country Unit Closing shall be deemed to occur and be effective at 11:59 P.M., local time, on the date thereof.

(c) Prior to the Principal Closing, the parties hereto may reclassify any Non-Principal Country Unit as a Principal Country Unit pursuant to a written instrument executed by the parties hereto at least five business days prior to the Principal Closing Date. In the event the parties hereto make any such reclassification, this Agreement and the form of Transition Services Agreement shall be deemed to be amended to the extent necessary to give effect to such reclassification.

SECTION 2.02. Transferred/Excluded Assets; Assumed/Excluded Liabilities. (a) Transferred Assets. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing with respect to any Country Unit, Seller will, and will cause the Selling Affiliates to, sell, convey, assign and transfer to Buyer, and Buyer will purchase, acquire and accept, all of Seller’s and each Selling Affiliate’s right, title and interest in, to and under the Transferred Assets relating to such Country Unit, free and clear of any Liens (other than Permitted Liens). Notwithstanding anything to the contrary herein, at the Principal Closing, Seller will, and will cause the Selling Affiliates to, sell, convey, assign and transfer to Buyer, and Buyer will purchase, acquire and accept, all of Seller’s and each Selling Affiliate’s right, title and interest in, to and under the Transferred IP and the Transferred IP Agreements. Accordingly, Seller will, or will cause the Selling Affiliates to, execute and deliver, at the Principal Closing, a general assignment and bill of sale in the form of Exhibit B (the “General Assignment”), a general patent assignment in the form of Exhibit C (the “Patent Assignment”) and a general trademark assignment in the form of Exhibit D (the “Trademark Assignment”) and, at each Closing, such other instruments of conveyance, assignment and transfer as Buyer reasonably requests, in each case to convey to Buyer all of Seller’s and each Selling Affiliate’s right, title and interest in and to the Transferred Assets relating to the applicable Country Unit. All risk of loss with respect to any Transferred Assets (whether or not covered by insurance) shall be on Seller up to the time of the Applicable Closing, whereupon all risk of loss with respect to such Transferred Assets shall pass to Buyer.

(b) Excluded Assets. Anything to the contrary herein notwithstanding, Buyer is not purchasing pursuant to this Agreement or any of the transactions contemplated hereby Seller’s (or any of its Affiliates’) right, title or interest in, to or under any Excluded Asset.

(c) Assumed Liabilities. At the Closing with respect to any Country Unit, Buyer shall assume the Assumed Liabilities to the extent relating to such Country Unit (except in the case of the Assumed Liabilities in respect of the Transferred IP and the Transferred IP Agreements). Buyer shall promptly reimburse Seller for the performance by Seller (or any of its Affiliates) of any Assumed Liability the performance of which by, or on behalf of, Buyer (or an Affiliate of Buyer) is not accepted by the obligee in the exercise of such obligee’s lawful rights. After the Closing with respect to any Country Unit, Buyer shall be solely liable for the payment, satisfaction and performance of the Assumed Liabilities relating to such Country Unit as and when such liabilities become due. Notwithstanding anything to the contrary herein, at the Principal Closing, Buyer shall assume the Assumed Liabilities in respect of the Transferred IP and the Transferred IP Agreements and shall agree to satisfy and discharge when due the liabilities and obligations of Seller (and its Affiliates) pursuant to such Assumed Liabilities, and after the Principal Closing, Buyer shall pay such Assumed Liabilities as and when such liabilities become due. Buyer will execute and deliver to Seller at each Closing an assumption agreement in the form of Exhibit E (the “Assumption Agreement”) and such other agreements and instruments as Seller may reasonably request, whereby Buyer shall assume and undertake to pay, perform and discharge as and when due the Assumed Liabilities relating to the applicable Country Units.

(d) Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge any Excluded Liability. Seller and its Affiliates, as the case may be, will remain liable to pay, perform and discharge when due, all Excluded Liabilities.

(e) Country Transfer Agreements. To the extent required by applicable Law or as deemed necessary by the parties hereto (including in the case of Switzerland), the transfer of the Transferred Assets and the assumption of the Assumed Liabilities, in each case relating to any Country Unit outside of the United States of America will be effected pursuant to a short-form agreement or instrument of transfer, such as a bill of sale, which agreement shall be prepared by the parties hereto and shall be on terms wholly consistent with and as close as reasonably possible to the terms of this Agreement (each, a “Country Transfer Agreement”). Subject to the foregoing sentence, the parties hereto shall enter into a Country Transfer Agreement related to any Country Unit as soon as reasonably practicable and not later than the end of the transition services period for such Country Unit as set forth in the Transition Services Agreement.

(f) Designation of Affiliates. To the extent that any of the Transferred Assets are under the control of any of Seller’s Affiliates, Seller shall direct its Affiliates to promptly take such legal action as may be necessary to consummate the transfer to Buyer and its Affiliates of such Transferred Assets under terms and conditions which are consistent with and subject to the terms of this Agreement. Prior to the Closing with respect to any Country Unit, Buyer may designate, with the consent of Seller, one or more Affiliates to, at such Closing, (i) acquire all or part of the Transferred Assets or (ii) assume all or part of the Assumed Liabilities, in each case relating to such Country Unit, in which case all references herein to Buyer will be deemed to refer to such Affiliate or Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of Buyer under this Agreement to the extent not performed by such Affiliate or Affiliates.

(g) Transferred Assets Subject to Third-Party Consent. (i) To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer (or one of its Affiliates) of any Transferred Asset is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals (including Anti-Trust Approvals), consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Applicable Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. For a period of 18 months after the Applicable Closing Date, the parties hereto shall use their commercially reasonable efforts to obtain promptly all such authorizations, approvals, consents or waivers; provided, however, that neither party hereto shall be required to pay any consideration or make any concession therefor. If, in the case of any Transferred Asset, all such authorizations, approvals, consents and waivers are obtained, Seller shall assign, transfer, convey or deliver such Transferred Asset to Buyer at no additional cost. If, in the case of any Transferred Asset, any such authorization, approval, consent or waiver is not obtained, until the earlier of the date on which all such authorizations, approvals, consents and waivers have been obtained and the date that is 18 months after the Applicable Closing Date, the parties hereto shall use their commercially reasonable efforts to enter into a reasonable alternative arrangement (such as a sublease, sublicense or service or operating agreement) which shall result in Buyer receiving substantially all of the benefits and bearing substantially all of the costs, liabilities and burdens with respect to such Transferred Asset. Buyer further agrees that no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition to Buyer’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied (other than in the case of a condition set forth in clause (e), (f) or (h) of Section 5.01 or clause (c) or (d) of Section 5.03), solely as a result of (A) the failure to obtain any authorization, approval, consent or waiver; or (B) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any authorization, approval, consent or waiver (it being understood that nothing in this sentence shall in any way limit the representations, warranties or covenants of Seller in this Agreement, including the representations and warranties in Section 3.06 and the covenants of Seller in Section 6.03).

(ii) In the case of any Specified Royalty-Bearing Agreement, if any such authorization, approval, consent or waiver shall not have been obtained prior to the Principal Closing, then Buyer shall receive substantially all the benefits and shall bear substantially all the costs, liabilities and burdens with respect to such Specified Royalty-Bearing Agreement, and Buyer shall indemnify and hold harmless Seller and its Affiliates for and from all Damages arising from or relating to such Specified Royalty-Bearing Agreement.

(iii) Nothing in this clause (g) shall be deemed to limit Seller’s obligations pursuant to the FTC Order or the EC Commitments.

(h) Assignment or Partition of Commingled Contracts. In the case of any Commingled Contract that is a Transferred Contract (except as otherwise set forth in Section 2.02(h) of the Disclosure Letter):

(i) If such Commingled Contract is assignable in part without the consent of, or any payment to, any third party, Seller shall, or shall cause the applicable Selling Affiliate to, assign the portion of such Commingled Contract relating to the operation and conduct of the Business (a “Partial Assignment”) to Buyer at the Applicable Closing as a Transferred Contract.

(ii) If such Commingled Contract is not assignable in accordance with Section 2.02(h)(i), until the date that is 18 months after the Applicable Closing Date, Seller and Buyer shall use their commercially reasonable efforts to either (a) obtain the consent of the applicable third party or parties to a Partial Assignment to Buyer, effective as of the Applicable Closing, on terms reasonably acceptable to Seller and Buyer, and to the extent such consent is obtained, the applicable portion of such Commingled Contract shall be assigned to Buyer as of the Applicable Closing as a Transferred Contract, or (b) cause the applicable third party or parties to (i) enter into a new agreement with Buyer, effective as of the Applicable Closing (i.e., split the Commingled Contract so that Buyer receives its own agreement), on terms reasonably acceptable to Seller and Buyer, pursuant to which Buyer shall receive substantially all of the benefits and shall bear substantially all of the costs, liabilities and burdens under the applicable portion of such Commingled Contract and (ii) if determined to be reasonably necessary by Seller or the applicable Selling Affiliate, enter into an amendment to such Commingled Contract with Seller or the applicable Selling Affiliate, effective as of the Applicable Closing, pursuant to which such Commingled Contract shall be amended to delete therefrom the portion of such Commingled Contract relating to the operation and conduct of the Business. Neither party hereto shall be required to pay any consideration or make any concession in connection with the foregoing.

(iii) If such Commingled Contract is not assignable in accordance with Section 2.02(h)(i), and Seller and Buyer cannot either obtain the consent of the applicable third party or parties to a Partial Assignment or cause the applicable third party or parties to enter into a new agreement and an amendment in accordance with Section 2.02(h)(ii), until the date that is 18 months after the Applicable Closing Date, the parties hereto shall use their commercially reasonable efforts to enter into a reasonable alternative arrangement (such as a sublease, sublicense or service or operating agreement) which shall result in Buyer receiving substantially all of the benefits and bearing substantially all of the costs, liabilities and burdens with respect to the applicable portion of such Commingled Contract.

(i) Buyer’s Recording and Similar Responsibilities. Notwithstanding the foregoing provisions of this Section 2.02, it shall be Buyer’s responsibility (i) to prepare the applicable country patent assignments and trademark assignments and to record such assignments following the execution thereof by Seller (or its applicable Affiliate), (ii) to apply for its own marketing authorizations for the Products to the relevant regulatory authorities where it is not within the power of Seller to cause, by giving notice to the applicable regulatory authority, the transfer directly to Buyer of the existing marketing authorizations identified as Transferred Assets and (iii) to bear the fees and other costs in accordance with Section 2.06(e) and any Taxes arising from such activities. Seller shall provide any assistance reasonably requested by Buyer in fulfilling its responsibilities under clauses (i) and (ii) of the immediately preceding sentence, including providing information reasonably requested by Buyer and executing and delivering such documents (including any notarization, authentication, legalization and/or consularization of the signatures of Seller’s of any of its Affiliates’ representatives) as may be reasonably requested by Buyer.

SECTION 2.03. Purchase Price. (a) Subject to the terms and conditions of this Agreement, at the Principal Closing, Buyer shall pay or cause to be paid to Seller (or one or more of its Affiliates as Seller may designate), in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least two business days prior to the Principal Closing Date, cash in U.S. dollars (or in a Foreign Currency (or any combination thereof) as mutually agreed by Seller and Buyer) in an amount equal to $280,000,000, less the Japan Purchase Price and the China Purchase Price (the “Initial Purchase Price”).

(b) Notwithstanding anything to the contrary in this Agreement, the Applicable Closing with respect to Japan will not include those assets (to the extent they would otherwise be considered Transferred Assets if owned by Seller and its Affiliates as of the date hereof) to be received by Seller and its Affiliates in connection with the termination of the relationship between Japan MDM, Inc. and Seller and its Affiliates, which is scheduled to occur on June 30, 2012 (the “Japan MDM Transferred Assets”), and no adjustment will be made pursuant to Section 2.04 with respect to the Japan MDM Transferred Assets. Promptly following the later of the Principal Closing Date and the date on which Seller shall have received the Japan MDM Transferred Assets, (i) Seller will cause the Japan MDM Transferred Assets to be transferred to Buyer or its designee in the same manner as specified in Section 2.02(a) and (ii) at that time, Buyer shall pay or cause to be paid to Seller (or an Affiliate of Seller as Seller may designate), in immediately available funds by wire transfer to a bank account designated in writing by Seller at least two business days in advance, cash in U.S. dollars (or in a Foreign Currency (or any combination thereof) as mutually agreed by Seller and Buyer) in the amount set forth in Section 2.03(b) of the Disclosure Letter (the “Japan Purchase Price”).

(c) Subject to the terms and conditions of this Agreement, at the Non-Principal Country Closing with respect to China, Buyer shall pay or cause to be paid to Seller (or an Affiliate of Seller as Seller may designate), in immediately available funds by wire transfer to a bank account designated in writing by Seller at least two business days prior to the Closing Date with respect to China, cash in U.S. dollars (or in a Foreign Currency (or any combination thereof) as mutually agreed by Seller and Buyer) in the amount set forth in Section 2.03(c) of the Disclosure Letter (the “China Purchase Price”).

(d) If Buyer and Seller mutually agree that all or a portion of the Initial Purchase Price, the Japan Purchase Price or the China Purchase Price shall be payable in one or more Foreign Currencies, the Exchange Rate with respect to each Foreign Currency shall be determined for the Applicable Closing Date as set forth in Section 1.02(c).

SECTION 2.04. Purchase Price Adjustment. For the purposes of clarification only, Seller will retain all accounts payable and accounts receivable with respect to each Country Unit arising out of the operation or conduct of the Business before the Applicable Closing and, except as set forth in Section 2.02(h) of the Disclosure Letter, the only purchase price adjustment after any Closing will be the adjustment pursuant to this Section 2.04.

(a) Within 120 days after the Principal Closing Date, Seller shall prepare and deliver to Buyer a statement in the form of Section 2.04(a) of the Disclosure Letter (in its draft form, the “Initial Price Adjustment Statement”, and the date on which such Initial Price Adjustment Statement is delivered to Buyer, the “Initial Price Adjustment Delivery Date”), setting forth the book value of the Inventory transferred to Buyer with respect to each Principal Country Unit as of the Principal Closing Date (collectively, the “Principal Country Units Inventory”). To the extent that the Principal Country Units Inventory (as finally determined in accordance with Section 2.04(d)) exceeds 110% of the Principal Country Units Inventory Target or is less than 90% of the Principal Country Units Inventory Target, the Initial Purchase Price shall be adjusted as described in Section 2.04(f) below (the “Initial Purchase Price Adjustment”).

(b) Within 120 days after each Closing with respect to any Non-Principal Country Unit, Seller shall prepare and deliver to Buyer a statement in the form of Section 2.04(b) of the Disclosure Letter (each such statement in its draft form, a “Subsequent Price Adjustment Statement”), setting forth with respect to such Non-Principal Country Unit, as applicable, the book value of the Inventory transferred to Buyer with respect to such Non-Principal Country Unit, as applicable, as of the Applicable Closing Date (the “Subsequent Country Inventory”). With respect to all Non-Principal Country Units closing on the same Closing Date, to the extent that the Subsequent Country Inventory (as finally determined in accordance with Section 2.04(d)) exceeds 110% of the Non-Principal Country Unit Inventory Targets for such Non-Principal Country Units or is less than 90% of the Non-Principal Country Unit Inventory Targets for such Non-Principal Country Units, the Purchase Price shall be further adjusted as described in Section 2.04(g) below.

(c) In connection with Seller’s preparation and Buyer’s review of each Price Adjustment Statement, each of Buyer and Seller shall (i) reasonably assist, and shall cause its Affiliates to reasonably assist, the other party, its accountants, advisors and other representatives in the preparation or review, as applicable, of such Price Adjustment Statement and (ii) afford to the other party, its accountants, advisors and other representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Business to the extent relevant to the preparation or review, as applicable, of such Price Adjustment Statement (including any taking and preparing of physical counts of Inventory). For purposes of this Section 2.04, the book value of Inventory will be determined in a manner consistent with Seller’s inventory accounting policies used in the preparation of the Financial Information and set forth on Section 2.04(c) of the Disclosure Letter (the “Inventory Accounting Policies”).

(d) Each Price Adjustment Statement shall become final and binding upon the parties hereto on the 45th day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Seller, then the Price Adjustment Statement related thereto (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties hereto on the earlier of (i) the date the parties hereto resolve all differences they have with respect to the matters specified in such Notice of Disagreement and (ii) the date all matters in dispute included in such Notice of Disagreement are resolved by an accounting firm (in accordance with the procedure set forth in this Section 2.04) selected by Seller and Buyer or, if the parties hereto are unable to agree on an accounting firm, an independent accounting firm selected by each of Seller’s and Buyer’s independent accounting firms (such firm, the “Accounting Firm”).

(e) Buyer and Seller acknowledge and agree that the dispute resolution provisions set forth in Sections 11.12 and 11.13 of this Agreement shall not apply to any dispute described in this Section 2.04. During the 30-day period immediately following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit for review and resolution by the Accounting Firm any and all matters which remain in dispute and which were included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the values set forth on the applicable Price Adjustment Statement (and shall use such determination to prepare the applicable final Price Adjustment Statement), which determination shall be binding on the parties hereto; provided, however, the scope of such determination by the Accounting Firm shall be limited to: (i) those matters that remain in dispute and that were included in the Notice of Disagreement, (ii) whether, for each calculation of Inventory, such calculation was prepared in accordance with this Section 2.04, specifically, whether the Inventory Accounting Policies were used, and (iii) whether there were any errors in the relevant Price Adjustment Statement, and the Accounting Firm is not authorized or permitted to make any other determination. Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 3.05 or any other representation or warranty in this Agreement or as to compliance by Seller or any Selling Affiliate with any of the covenants in this Agreement (other than this Section 2.04). Each Price Adjustment Statement shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers the respective final Price Adjustment Statement to the parties hereto. The fees and expenses of the Accounting Firm pursuant to this Section 2.04 shall be borne one-half each by Buyer and Seller.

(f) If the Principal Country Units Inventory (as finally determined in accordance with Section 2.04(d)) exceeds 110% of the Principal Country Units Inventory Target, then the amount of such excess shall be added on a dollar-for-dollar basis to the Initial Purchase Price. If the Principal Country Units Inventory (as finally determined in accordance with Section 2.04(d)) is less than 90% of the Principal Country Units Inventory Target, then the Initial Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such deficit. If the Principal County Units Inventory is equal to or less than 110% of the Principal Country Units Target and equal to or more than 90% of the Principal Country Units Target, then there shall be no adjustment to the Purchase Price in respect of the Principal Closing.

(g) If the Subsequent Country Inventory of all Non-Principal Country Units closing on the same Closing Date exceeds 110% of the Non-Principal Country Unit Inventory Targets for such Non-Principal Country Units, then the amount of such excess shall be added on a dollar-for-dollar basis to the Purchase Price. If the Subsequent Country Inventory of all Non-Principal Country Unit closing on the same Closing Date is less than 90% of the Non-Principal Country Unit Inventory Targets for such Non-Principal Country Units, then the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such deficit. If the Subsequent Country Inventory of all Non-Principal Country Units closing on the same Closing Date is equal to or less than 110% of the Non-Principal Country Unit Inventory Targets for such Non-Principal Country Units and equal to or more than 90% of the Non-Principal Country Unit Inventory Targets for such Non-Principal Country Units, then there shall be no adjustment to the Purchase Price in respect of the Non-Principal Country Unit Closing with respect to such Non-Principal Country Units.

(h) No payment pursuant to this Section 2.04 need be made by either party hereto in respect of any Price Adjustment Statement until the date that is 10 business days after such Price Adjustment Statement becomes final and binding upon the parties hereto pursuant to this Section 2.04 (each such 10th business day being a “Purchase Price Adjustment Due Date”); provided, that on or before each Purchase Price Adjustment Due Date, (i) Buyer (or one or more of its Affiliates as may be designated by Buyer) shall pay or cause to be paid to Seller (or one or more of its Affiliates as may be designated by Seller), in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least two business days prior to such Purchase Price Adjustment Due Date, cash in U.S. dollars (or in a Foreign Currency (at the Exchange Rate as determined by Section 1.02(c)) as mutually agreed by Seller and Buyer) in an amount equal to the respective positive Purchase Price adjustment under Sections 2.04(f) or (g), if any, as applicable, or (ii) Seller (or one or more of its Affiliates as may be designated by Seller) shall pay or cause to be paid to Buyer (or one or more of its Affiliates as may be designated by Buyer), in immediately available funds by wire transfer to one or more bank accounts designated in writing by Buyer at least two business days prior to such Purchase Price Adjustment Due Date, cash in U.S. dollars (or in a Foreign Currency (at the Exchange Rate as determined by Section 1.02(c)) as mutually agreed by Seller and Buyer) in an amount equal to the respective negative Purchase Price adjustment under Sections 2.04(f) or (g), if any, as applicable.

SECTION 2.05. Allocation of Purchase Price. (a) Buyer and Seller shall use their commercially reasonable efforts to agree on an allocation of the Purchase Price (the “Allocation”) on the Principal Closing Date. The Allocation shall allocate for all purposes (including Tax and financial accounting purposes) the Purchase Price and Assumed Liabilities among the Country Units, and, within the Country Units, among Seller and the applicable Selling Affiliates in a manner consistent with Section 1060 of the Code.

(b) Within 30 calendar days prior to the Principal Closing, Seller shall deliver a draft of the Allocation (the “Proposed Allocation”) to Buyer. Except as provided in clauses (c) and (e) of this Section 2.05, on the Principal Closing Date, the Proposed Allocation as set forth on Section 2.05 of the Disclosure Letter (the “Allocation Schedule”) shall become binding upon Buyer and Seller, and shall be the Allocation.

(c) Provided that, in Buyer’s good faith determination, Seller has provided Buyer with sufficient information prior to or along with the Proposed Allocation to allow Buyer to make such a determination, Buyer shall raise any objection (so long as such objection is reasonable) to the Proposed Allocation (an “Objection”) in writing within 15 business days after the delivery of the Proposed Allocation. Buyer and Seller shall negotiate in good faith to resolve any differences after delivery of an Objection. If Buyer and Seller reach written agreement amending the Proposed Allocation after delivery of an Objection, the Proposed Allocation, as so amended, shall, except as provided in subparagraph (e) of this Section 2.05, become binding upon Buyer and Seller, shall be set forth in the Allocation Schedule, and shall be the Allocation.

(d) The Allocation shall be amended to reflect any adjustments (including those described in Sections 2.02 or 2.04) to the Purchase Price under this Agreement. If, after all adjustments to the Allocation are made, the Allocation with respect to any Selling Affiliate, when expressed in the relevant local currency at the Exchange Rate used to determine the Principal Country Units Closing Inventory or the Subsequent Country Inventory, as applicable, is less than the local currency net book value recorded on the statutory books for the Transferred Assets of such Selling Affiliate as of the Applicable Closing Date, then the Allocation with respect to such Selling Affiliate shall be adjusted so that it is equal to such local currency net book value, and the parties hereto will agree to a corresponding downward adjustment elsewhere in the Allocation.

(e) Each of Seller, Buyer and their respective Affiliates shall prepare and file its Tax Returns (including Internal Revenue Service Form 8594) on a basis consistent with the Allocation and shall take no position inconsistent with the Allocation on any Tax

Return or in any proceeding before any Taxing Authority or otherwise, except that, if Buyer and Seller do not agree in writing to include any Objection reasonably and timely raised by Buyer pursuant to Section 2.05(c), Buyer shall be permitted to prepare and file its Tax Returns (including Internal Revenue Service Form 8594) in accordance with its own reasonable determination of the applicable tax laws. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both Seller and Buyer agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding, and the dispute shall be governed by the procedures for Claims in Section 10.06.

SECTION 2.06. Transfer Taxes & Other Costs. (a) All transfer, documentary, sales, use, stamp, registration, Non-Recoverable VAT, and other such taxes, incurred in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (such taxes, together with any interest, penalties and additions thereto, “Transfer Taxes”), shall be borne and paid one half by Seller and one half by Buyer when due, and, except in the case of Non-Recoverable VAT, to the extent the amount of such Transfer Tax is determinable from the Allocation on the Closing Date as determined in accordance with Section 2.05(b) and (c), and Section 2.07(b), shall not be deducted from the Purchase Price payable pursuant to Section 2.03; provided, however, that if Seller determines (in its reasonable discretion) that it is required by applicable Law to pay any Transfer Taxes, then Seller shall pay such Transfer Taxes, and Buyer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller in dollars (or, at Seller’s request, reimburse a Selling Affiliate in local currency) for its portion of such Transfer Taxes, whether or not such Transfer Taxes were correctly or legally imposed by the applicable Governmental Entity. For the avoidance of doubt, the Transfer Taxes described in this Section 2.06 shall exclude any VAT that is not Non-Recoverable VAT.

(b) Each party shall provide, and shall cause their respective Affiliates to provide, such cooperation as the other party may reasonably request in connection with obtaining a refund of any Transfer Taxes paid or borne by such party or any of its designees hereunder (including pursuant to Section 2.06(a)), and any such refunds received by the parties or any of their respective Affiliates shall be shared equally by Buyer and Seller (subject to reimbursement by the receiving party if the paying party is obligated to repay such refund).

(c) Each of Seller and Buyer shall file all necessary Tax Returns and other documentation required to be filed by it under Applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, the parties hereto will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d) Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes, and shall cooperate in taking any commercially reasonable steps to minimize the parties’ liability for Transfer Taxes.

(e) All costs and fees associated with transferring to Buyer or one of its Affiliates the Transferred IP and marketing authorizations for the Products conveyed to Buyer at any Closing shall be borne and paid solely by Buyer when due; provided, however, that if any such amount shall be incurred by Seller, Buyer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller.

(f) All out-of-pocket costs and expenses associated with removing and moving any Transferred Asset to a location designated by Buyer shall be borne and paid solely by Buyer when due; provided, however, that if any such amount shall be incurred by Seller, Buyer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller.

SECTION 2.07. VAT. (a) The Purchase Price is exclusive of any applicable VAT.

(b) Seller will provide to Buyer not later than 20 calendar days before the Applicable Closing written notification of the VAT treatment of each asset type to be sold by Seller or any Selling Affiliate as determined by Seller.

(c) If the sale of the Business or any Transferred Asset under this Agreement is subject to VAT, Buyer shall pay such VAT to Seller. Buyer will pay such VAT to Seller not later than seven business days prior to the date that Seller is required to pay such VAT amount to the relevant Taxing Authority or alternatively, within 30 days after the invoice date of the invoice issued by Seller, whichever date comes first. If a request for a VAT refund by Buyer has been denied due to an invalid invoice, Seller will cooperate to ensure that Buyer will be provided with a valid invoice by Seller.

(d) Should any Taxing Authority determine that VAT was applied in error, then (A) Seller shall provide Buyer with a valid credit note; and (B) if the VAT applied in error was paid by Buyer, Seller shall repay to Buyer any such VAT under the condition that Buyer cooperates in ensuring, where possible, that Seller will be able to correct this error with its competent tax office and obtain a VAT credit from the tax office for the VAT that was charged in error.

(e) If requested by Buyer at any time (including any time prior to the Applicable Closing), Seller will seek a ruling from the relevant Taxing Authority as to whether VAT is chargeable on the transfer of the Business or any Transferred Assets and the correct rate at which VAT is chargeable on each asset type to be transferred. Buyer and Seller agree to cooperate in good faith to obtain any reductions to or exemptions from VAT requested by either party.

(f) At any Applicable Closing where the Transferred Assets include an interest in real property and the transfer of such Transferred Assets is, or is treated as being, not liable to VAT, both parties will cooperate to the extent local regulations allow this, to ensure that the transfer of such real property interest also qualifies for such treatment.

SECTION 2.08. Straddle Periods. In the case of any taxable period that includes (but does not end on) the Applicable Closing Date (a “Straddle Period”), Taxes imposed on a periodic basis (including real, personal and intangible property Taxes) (“Property Taxes”) imposed with respect to the Transferred Assets for the Pre-Closing Tax Period shall be allocated to the Pre-Closing Tax Period on a pro rata basis (based on the number of days during the Straddle Period elapsed on or prior to the Applicable Closing Date). If at the time of the Applicable Closing, the tax rate or the assessed valuation for the year in which the Applicable Closing occurs has not yet been fixed, Property Taxes shall be prorated based upon the tax rate and the assessed valuation established for the previous tax year.

SECTION 2.09. Delivery by Seller. (a) At the Principal Closing, Seller will deliver or cause to be delivered to Buyer or any of its designees (unless delivered previously), the following:

(i) the certificate referred to in Section 5.01(c) hereof;

(ii) the certificate referred to in Section 5.01(d) hereof;

(iii) duly executed counterparts of the Transition Services Agreement and the Transition Manufacturing Agreements and the Transition Access Agreement, in each case as contemplated by Section 7.10, and, if applicable, the Country Administrative Services Agreements and the Country Distribution Services Agreements required with respect to any applicable Principal Country Units;

(iv) duly executed counterparts of any Country Transfer Agreements related to the Principal Country Units and any other documents specified therein or as contemplated by Section 2.02(a) with respect to the Principal Country Units;

(v) a duly executed General Assignment, Patent Assignment and Trademark Assignment as contemplated by Section 2.02(a); and

(vi) in the case of Seller and any of its Affiliates transferring assets pursuant to Section 2.02(f) that is a “United States person” within the meaning of Section 7701 of the Code and applicable Treasury Regulations, a duly executed certificate dated as of the Principal Closing Date and substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv), sworn to under penalties of perjury, setting forth such person’s name, address and federal employer identification number and stating that such person is not a “foreign person” within the meaning of Section 1445 of the Code.

(b) At the Non-Principal Country Unit Closing with respect to any Non-Principal Country Unit, Seller shall deliver or cause to be delivered any Country Transfer Agreement related to such Non-Principal Country Unit and any other documents specified therein or as contemplated by Section 2.02(a) with respect to such Non-Principal Country Unit, and any Country Administrative Services Agreement or Country Distribution Services Agreement applicable with respect to such Non-Principal Country Unit.

SECTION 2.10. Delivery by Buyer. (a) At the Principal Closing, Buyer will deliver or cause to be delivered to Seller or, as designated by Seller, one or more of Seller’s Affiliates (unless previously delivered), the following:

(i) the Initial Purchase Price;

(ii) the certificate referred to in Section 5.02(c) hereof;

(iii) the certificate referred to in Section 5.02(d) hereof;

(iv) duly executed counterparts of the Transition Services Agreement, the Transition Manufacturing Agreements and the Transition Access Agreement, in each case as contemplated by Section 7.10, and, if applicable, the Country Administrative Services Agreements and the Country Distribution Services Agreements required with respect to any applicable Principal Country Units;

(v) duly executed counterparts of any Country Transfer Agreements related to the Principal Country Units and any other documents specified therein or as contemplated by Section 2.02(a) with respect to the Principal Country Units;

(vi) a duly executed Assumption Agreement as contemplated by Section 2.02(c); and

(vii) the Prepaid Tax Amount.

(b) At the Non-Principal Country Unit Closing with respect to any Non-Principal Country Unit, Buyer shall deliver or cause to be delivered any Country Transfer Agreement related to such Non-Principal Country Unit and any other documents specified therein with respect to such Non-Principal Country Unit (including a duly executed Assumption Agreement with respect to the Assumed Liabilities relating to such Non-Principal Country Unit as contemplated by Section 2.02(c)), and any Country Administrative Services Agreement or Country Distribution Services Agreement applicable with respect to such Non-Principal Country Unit.

ARTICLE III

Representations and Warranties of Seller

Buyer acknowledges and agrees that the Transferred Assets are sold “as is, where is” and Buyer agrees to accept the Transferred Assets on the Applicable Closing Date in the condition they are in and at the place they are located on such Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, on behalf of or imputed to Seller, other than the representations and warranties of Seller contained in this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty, express or implied, with respect to (i) any forecasts, projections, estimates or budgets provided or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or (ii) any other information or documents provided or made available to Buyer or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement or any Ancillary Agreement or the Schedules or Exhibits hereto or thereto. BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Subject to the foregoing and except as set forth in the disclosure letter (the “Disclosure Letter”) delivered by Seller to Buyer prior to the execution of this Agreement and dated the date hereof (it being understood that each Section of the Disclosure Letter shall apply to the Section or subsection of this Article III to which the information set forth in such Section of the Disclosure Letter relates and to each other Section or subsection of this Article III to the extent such information is reasonably apparent to be relevant to such other Section or subsection), Seller represents and warrants to Buyer as follows:

SECTION 3.01. Organization and Good Standing. Each of Seller and the Selling Affiliates is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to own or lease and operate its assets or properties relating to the Business and to carry on the Business as it is currently being operated and conducted by it.

SECTION 3.02. Authority. Seller has full power and authority to execute and deliver this Agreement and to carry out, or cause to be carried out, the transactions contemplated hereby. Seller and each of the Selling Affiliates have, or will have at the Applicable Closing, full power and authority to execute and deliver each Ancillary Agreement to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Ancillary Agreements to which it is or will be a party. The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller and the Selling Affiliates of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Seller and each Selling Affiliate, and this Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies and principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance of each of the Ancillary Agreements has been duly authorized by all necessary action on the part of Seller and each Selling Affiliate that is or will be a party thereto, and each of the Ancillary Agreements has been, or will be at the Applicable Closing, duly executed and delivered by Seller and each such Selling Affiliate and constitutes or will constitute the valid and legally binding obligation of Seller and each such Selling Affiliate enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies and principles (whether considered in a proceeding at law or in equity).

SECTION 3.03. Title to Tangible Property. Seller or a Selling Affiliate has good and valid title to, and the right to transfer (or cause to be transferred) in accordance with the terms of this Agreement, all of the tangible Transferred Assets, free and clear of any Liens other than Permitted Liens.

SECTION 3.04. Assets of the Business. (a) The Transferred Assets constitute all of the assets, other than the Excluded Assets, primarily used in the Business as it is currently being conducted by Seller and the Selling Affiliates. The Transferred Assets, together with (i) the management information systems and general and administrative support services from accounting, audit, compliance, customs, legal, treasury, finance, tax, human resources, insurance, logistics, marketing, customer service/allocation or other administrative groups, in each case that are currently provided by Seller, any of its Affiliates or any third party to the Business as well as to Seller and/or one or more of its Affiliates generally (the “Corporate Level Services”), (ii) the services to be provided by Seller and the Selling Affiliates to Buyer and its Affiliates pursuant to the Ancillary Agreements and (iii) the Excluded Assets, constitute all of the assets used in the operation of the Business in all material respects as it is currently being operated by Seller and the Selling Affiliates. The tangible Transferred Assets have no material defects and are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for their present uses, in each case in all material respects.

(b) Upon the consummation of the transactions contemplated hereby, Buyer will have acquired good and valid title to, or a valid leasehold interest in, each of the tangible Transferred Assets, free and clear of all Liens, except for Permitted Liens.

SECTION 3.05. Financial Information; Inventory. The Financial Information has been prepared from the books and records of Seller (which books and records are correct and complete in all material respects), is accurate and complete in all material respects, and has been prepared in accordance with accounting principles applied on a consistent basis throughout the periods covered thereby, and fairly presents in all material respects the net inventory and net property, plant and equipment of the Business as of the respective dates indicated therein, and the net trade sales, gross profit, operating profit and profit before taxes of the Business for the fiscal years then ended. The Inventory reflected in the Financial Information was properly stated therein net of an inventory reserve in respect of excess and obsolete inventory, calculated on a basis consistent with Seller’s accounting policies, consistently applied, such that Inventory is stated at the lesser of cost or net realizable value. Since January 1, 2011, the Inventory has been maintained in the ordinary course of business consistent with past practice. All of the Inventory reflected in the Financial Information is owned by Seller or the Selling Affiliates free and clear of all Liens other than Permitted Liens.

SECTION 3.06. Consents and Approvals; Absence of Violation or Conflicts. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by Seller and the Selling Affiliates, nor the consummation by Seller and the Selling Affiliates of the transactions contemplated hereby or thereby nor compliance by Seller and the Selling Affiliates with any of the provisions hereof or thereof shall: (a) conflict with or result in any breach of any provisions of the respective certificate of incorporation, by-laws or similar organizational documents of Seller or any of the Selling Affiliates; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) in connection with the Anti-Trust Filings, (ii) any consent, approval, authorization or permit required to be obtained by Buyer or filing or notification required to be made by Buyer in connection with (A) the transfer to Buyer or any of its Affiliates of any Product Registration, (B) the transfer to and operation by Buyer or any of its Affiliates of the Girardet Facility, (C) the information and consultation processes with the representative bodies of the Employees of the Business or (D) the assignment to Buyer or any of its Affiliates of any Contract entered into between Seller or any Selling Affiliate and any Governmental Entity, in its capacity as a customer of the Business, and (iii) where the failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole; (c) assuming compliance with clause (b) above, violate any Law or Judgment applicable to Seller, the Selling Affiliates or the Transferred Assets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole; (d) require any consent, approval, authorization or notice, result in a breach or default or an event that, with or without notice or lapse of time or both, would constitute a breach or default, or give rise to any right of termination, cancellation or acceleration of any right of Seller or any Selling Affiliate or to a loss of any benefit to which Seller or any Selling Affiliate is entitled, under any of the terms, conditions or provisions of any Contract, Product Registration, Transferred Permit or other instrument binding upon Seller or any Selling Affiliate or by which any of the Transferred Assets is or may be bound, except as would not, individually or in the aggregate, have a Material Adverse Effect; or (e) result in the creation or imposition of any Lien on any Transferred Asset, other than Permitted Liens.

SECTION 3.07. Compliance with Laws; Licenses and Permits. Seller’s conduct of the Business and use of the Transferred Assets are not in violation of any applicable Laws, except such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Seller and the Selling Affiliates have all permits, approvals, registrations, licenses, grants, authorizations, exemptions, orders and consents of or from any Governmental Entities required by applicable Law to operate the Business as it is now being conducted, each of which is valid and in full force and effect, in each case except for instances where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. This Section 3.07 does not relate to Laws involving IP Rights, labor and employee matters, employee benefit matters, environmental matters, Anti-Corruption Laws and U.S. Economic Sanctions matters or regulatory compliance matters, such items being the subject of Sections 3.09, 3.11, 3.12, 3.13, 3.17 or 3.18 respectively. This Section 3.07 also does not relate to product registration, product recall or product defect matters, such items being the subject of Section 3.16.

SECTION 3.08. Material Contracts. (a) Except as set forth on Section 3.08(a) of the Disclosure Letter, as of the date of this Agreement, neither Seller nor any of its Affiliates is a party to any of the following relating exclusively to the Business:

(i) any Transferred Contract (other than any Transferred IP Agreement) the performance of which is reasonably expected to involve annual payments on the part of Seller or a Selling Affiliate or any other Person in excess of $500,000 (excluding sales orders and purchase orders issued in the ordinary course of business consistent with past practice);

(ii) any Transferred Contract that is a joint venture, partnership or other similar agreement;

(iii) any Transferred Contract which limits or purports to limit the ability of Seller or any Selling Affiliate to (A) compete in any line of business or with any Person or in any geographic area or during any period of time, (B) own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Transferred Asset or which would so limit or purport to limit the freedom of Buyer or any of its Affiliates after the Applicable Closing Date, or (C) solicit for employment or employ any Person;

(iv) any Transferred Contract that grants a Lien (other than a Permitted Lien) on any Transferred Asset;

(v) any Transferred Contract that provides for the sale of any Transferred Asset or the grant of any preferential rights to purchase any Transferred Asset, in each case other than sales of Inventory in the ordinary course of business consistent with past practice;

(vi) any Transferred Contract under which Seller or any Selling Affiliate has guaranteed any liabilities or obligations of any other Person;

(vii) any Transferred Contract that is a sales, distribution or other similar agreement providing for the sale by Seller or any Selling Affiliate of materials, supplies, goods, services, equipment or other assets (excluding any agreement between Seller and any of its Affiliates or between Affiliates of Seller) and that is expected to involve annual payments to Seller or any Selling Affiliate in excess of $250,000;

(viii) any Transferred Contract that is an option, license (other than any Transferred IP Agreement), franchise or similar agreement;

(ix) any Transferred Contract that is an agency, dealer, sales representative, marketing or other similar agreement that is expected to involve annual payments on the part of Seller or a Selling Affiliate in excess of $250,000;

(x) the Transferred IP Agreements; or

(xi) any other Transferred Contract that is material to the Business, taken as a whole, and not made in the ordinary course of business consistent with past practice.

(b) Section 3.08(b) of the Disclosure Letter sets forth, as of the date of this Agreement, all of the Commingled Contracts that are Transferred Contracts and that are material to the Business, taken as a whole.

(c) Seller has made available in the Data Room a correct and complete copy of each Contract or other document required to be disclosed on Section 3.08(a) or Section 3.08(b) of the Disclosure Letter (each, a “Material Contract”), except (i) in the case of purchase orders or (ii) in the case of any Contract or other document required to be disclosed on Section 3.08(b) of the Disclosure Letter, (A) to the extent the portion thereof relating to any business (other than the Business) of Seller or any of its Affiliates has been redacted therefrom or (B) for the omission of pricing schedules containing both pricing for the Business and pricing for any other business of Seller or any of its Affiliates (provided that the pricing for the Business contained in such pricing schedules has otherwise been made available in the Data Room). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, each Material Contract is valid and binding on Seller and any Affiliates of Seller that are parties thereto and, to the knowledge of Seller, each other party thereto, and is in full force and effect and is enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies and principles (whether considered in a proceeding at law or in equity). Neither Seller nor any Selling Affiliate is in material breach or default under any Material Contract to which it is a party, and, to the knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a material breach or default under any Material Contract. To Seller’s knowledge, none of the other parties to any Material Contract is in breach or material default thereunder.

SECTION 3.09. Intellectual Property Rights. (a) Section 3.09(a) of the Disclosure Letter sets forth a true and complete list of all material registrations and applications for registration owned by Seller or any of the Selling Affiliates included in the Transferred IP. Except for the co-owned or licensed-in IP Rights set forth in Section 3.09(a)(i) of the Disclosure Letter, Seller or a Selling Affiliate is the sole and exclusive owner, free and clear of all Liens other than Permitted Liens, of the Transferred IP owned or purported to be owned by Seller or any of the Selling Affiliates. The Transferred IP constitutes all of the IP Rights used or held for use primarily in the conduct of the Business as it is currently being conducted by Seller and the Selling Affiliates. To the knowledge of Seller, the conduct of the Business by Seller and the Selling Affiliates has not infringed, misappropriated or otherwise violated any IP Rights or any Software Rights of any Person.

(b) Except with respect to immaterial non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice or immaterial non-exclusive agreements with distributors entered into in the ordinary course of business consistent with past practice, Section 3.09(b) of the Disclosure Letter lists, as of the date of this Agreement, all of the written agreements (including license agreements, settlement agreements and covenants not to sue) (i) pursuant to which Seller or any Selling Affiliate has obtained the right to use or practice rights under any Transferred IP or any Transferred Software (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms) or (ii) pursuant to which Seller or any Selling Affiliate has licensed or otherwise authorized a third party to use any Transferred IP (collectively, the “IP Agreements”), and each such IP Agreement is valid and binding on Seller or a Selling Affiliate, as applicable. Seller has made available in the Data Room a copy of each of the IP Agreements. To the knowledge of Seller, neither Seller nor any Selling Affiliate is in material breach or default under any of the IP Agreements to which it is a party, and, to the knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a material breach or default under any of the IP Agreements. To Seller’s knowledge, none of the other parties to any of the IP Agreements is in breach or material default thereunder.

(c) Seller and each of the Selling Affiliates have taken reasonable measures to protect the confidentiality of its trade secrets included in the Transferred IP and no material trade secrets have been disclosed to any person other than to employees, representatives and agents of Seller or a Selling Affiliate, or to third parties bound by confidentiality obligations.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, there are no adverse third party actions, claims, suits, investigations or proceedings pending, or to the knowledge of Seller, threatened in writing against Seller or any of the Selling Affiliates by any Person (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any of the Selling Affiliates in any of the Transferred IP or (ii) alleging that the use of the Transferred IP or the Transferred Software or the operation or conduct of the Business infringes, misappropriates or otherwise violates the IP Rights or the Software Rights of such Person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, there are no actions, claims, suits, investigations or proceedings pending or threatened by Seller or any of the Selling Affiliates against any Person, nor has Seller or any of the Selling Affiliates sent any written notice to any Person, regarding any actual or potential infringement, dilution, misappropriation or other unauthorized use or violation of the Transferred IP.

(f) None of the material Transferred IP has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of Seller, all such material Transferred IP is valid and enforceable.

(g) The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not alter, encumber, impair or extinguish any Transferred IP or any Transferred Software.

(h) To the knowledge of Seller, no agreement required to be set forth on Section 3.09(a) or Section 3.09(b) of the Disclosure Letter pursuant to which Seller or any of its Affiliates pays any royalty, commission or other similar payment (collectively, “Royalties”) to any Person (the “Royalty Agreements”) violates any Law (including any Anti-Corruption Statute and all applicable Laws relating to the amount, calculation, scope and duration of Royalties). Buyer acknowledges and agrees that Seller makes no representation or warranty with respect to future Royalties that may be due or paid by Buyer or any of its Affiliates under the Royalty Agreements.

SECTION 3.10. Legal Proceedings, etc. (a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) there are no (A) actions, suits, claims, arbitrations or other proceedings pending or, to the knowledge of Seller, threatened in writing or (B) to the knowledge of Seller, investigations pending or threatened in writing, in each case against or affecting, Seller or any Selling Affiliate, relating to the Business or the Transferred Assets, and (ii) no Transferred Asset is subject to any continuing order of, settlement agreement or other similar written agreement with, or, to the knowledge of Seller, continuing investigation by, any Governmental Entity.

(b) This Section 3.10 does not relate to intellectual property matters, labor and employee matters, employee benefit matters, environmental matters, Anti-Corruption Laws and U.S. Economic Sanctions matters or regulatory compliance matters, such items being the subject of Sections 3.09, 3.11, 3.12, 3.13, 3.17 or 3.18, respectively. This Section 3.10 also does not relate to product registration, product recall or product defect matters, such items being the subject of Section 3.16.

SECTION 3.11. Labor and Employee Matters. (a) Section 3.11 of the Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of each collective bargaining, works council or other labor union contract or labor arrangement covering any Employee of the Business (the “Collective Bargaining Agreements”). True and complete copies of all Collective Bargaining Agreements have been made available in the Data Room. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, no other union or labor organization is currently certified or recognized and, to the knowledge of Seller, there are no pending or threatened strikes, work stoppages, requests for representation, pickets, walkouts or any actions or arbitrations that involve the labor or employment relations of Seller and its Affiliates with any Employee of the Business. As of the date of this Agreement, there is no (i) to the knowledge of Seller, labor organizing effort or (ii) material unfair labor practice charge or complaint pending, unresolved or, to the knowledge of Seller, threatened before any Governmental Entity relating to any Employee of the Business.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, each of Seller and its Affiliates is in compliance with (i) the terms of the Collective Bargaining Agreements (and there are no grievances outstanding against Seller or any Selling Affiliate under any such agreement) and (ii) all applicable Laws pertaining to the employment or termination of employment of current or former Employees of the Business, and/or in relation to the transfer of employment of any Employees of the Business as contemplated by this Agreement, including the WARN Act and all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation and/or information, wages, hours, safety and health and workers’ compensation.

(c) To the extent permitted by applicable Law, Section 3.11(c) of the Disclosure Letter lists, as of the date of this Agreement, the identification number, date of hire, position, location, and base salary, bonus opportunity and wage rate, as applicable, of each individual identified by Seller following consultation with Buyer who is expected to be an Employee of the Business.

SECTION 3.12. Employee Plans. (a) Section 3.12(a) of the Disclosure Letter lists, as of the date of this Agreement, each Business Employee Benefit Plan (other than any equity-based compensation, defined benefit pension or retiree medical benefit plan) in which any Employee of the Business is entitled to participate or to which any Employee of the Business is a party.

(b) With respect to each Business Employee Benefit Plan listed on Section 3.12(a) of the Disclosure Letter, true and complete copies of all plan documents (including all amendments and modifications thereof) or a summary of material terms thereof have been made available in the Data Room as of the date of this Agreement.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, each Business Employee Benefit Plan with respect to which Buyer (or any of its Affiliates) is assuming liability pursuant to applicable Law (and each related trust, insurance contract or fund) has been maintained, contributed to, funded, operated and administered in accordance with the terms of such Business Employee Benefit Plan and in accordance with applicable Law.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, with respect to each Business Employee Benefit Plan, (i) if required to be registered or approved by a Governmental Entity or otherwise pursuant to applicable Law, such Business Employee Benefit Plan has been so registered or approved and has been maintained in good standing with applicable Governmental Entities, and (ii) if intended to qualify for special Tax treatment, such Business Employee Benefit Plan meets all requirements for such treatment.

(e) Neither the execution or the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) subject to Buyer’s compliance with its obligation to make offers in accordance with Section 8.01(c), result in any severance or material increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in any material payment or benefit becoming due or payable, or required to be provided, to any Employee of the Business, (iii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee of the Business, (iv) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (v) result in any new material obligation pursuant to any of the Business Employee Benefit Plans, except, in each case, for (A) arrangements that will not result in any liability under this Agreement or otherwise to Buyer or its Affiliates (including any arrangements that will be paid solely by Seller and will not affect Buyer) and (B) arrangements relating to the exercise by an Employee of the Business of any rights under applicable Law (including any right to object to a mandatory transfer of employment to Buyer or any of its Affiliates and any right to reject an offer of employment from Buyer or any of its Affiliates).

(f) Neither Seller nor any of its Affiliates has any obligation to contribute to (with respect to the Business), or any outstanding withdrawal liability with respect to, any multiemployer plan (as such term is defined in Section 3(37) of ERISA.

SECTION 3.13. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (a) each of Seller and the Selling Affiliates, with respect to the Business, (i) is in compliance with all applicable Environmental Laws, (ii) has not received any written communication from any Person alleging that Seller or any Selling Affiliate is liable under or in violation of any Environmental Law, (iii) has obtained all approvals and permits required under applicable Environmental Laws to conduct the Business as it is currently conducted, (iv) is in compliance with all terms and conditions of such environmental approvals and permits, (v) is not subject to any pending Environmental Claim and (vi) to its knowledge, is not being threatened with any Environmental Claim against itself or any Person whose liability Seller or any Selling Affiliate has retained or assumed either contractually or by operation of Law, (b) to the knowledge of Seller, the Miami Facility is not contaminated with Hazardous Substances in a manner and to an extent that requires Seller or the Selling Affiliates to conduct any remedial action pursuant to applicable Environmental Law and (c) Seller has made available to Buyer copies of any Phase I or Phase II environmental site assessment or similar environmental report in the possession of Seller in relation to any Transferred Asset.

SECTION 3.14. Absence of Certain Developments. Since January 1, 2012 to the date of this Agreement, (a) there have not been any events or occurrences that have resulted in a Material Adverse Effect and (b) Seller and the Selling Affiliates (i)

have conducted the Business in all material respects in the ordinary course of business consistent with past practice and (ii) have not taken any action that, if taken during the period from the date of this Agreement to the Principal Closing Date without the prior written consent of Buyer, would constitute a breach of clause (i), (iii) or (iv) of Section 6.01(b).

SECTION 3.15. Brokerage Fees. Except for any fees payable only by Seller or its Affiliates to Goldman Sachs & Co., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Seller or any Selling Affiliate.

SECTION 3.16. Product Registrations; Recalls. (a) Section 3.16(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a list of the marketing approvals, clearances or other authorizations necessary to market the Products and granted to Seller or any of the Selling Affiliates by any Governmental Entity (the “Product Registrations”) in the Principal Country Units and Japan (the “Major Market Countries”, and the Product Registrations for the Major Market Countries, the “Major Market Product Registrations”), except for those approvals, clearances and authorizations the failure to have would not reasonably be expected to be material to the Business, taken as a whole. All Major Market Product Registrations are in full force and effect, except for those Major Market Product Registrations the failure of which to be in full force and effect would not reasonably be expected to be material to the Business, taken as a whole.

(b) All Products sold under the Major Market Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Major Market Product Registrations, except where the failure to comply therewith would not reasonably be expected to be material to the Business, taken as a whole.

(c) Since January 1, 2011 to the date of this Agreement, no Medical Device (as defined below) has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by Seller or any Selling Affiliate (whether voluntarily or otherwise), except for any recall, withdrawal, suspension, seizure or discontinuance that would not reasonably be expected to be material to the Business, taken as a whole. No Medical Device is the subject of any recall, withdrawal, suspension, seizure or discontinuance (other than for commercial or other business reasons) by Seller or any Selling Affiliate in the United States of America or outside the United States of America (whether voluntarily or otherwise) and no such action described in, and that would have the effect described in, this sentence is under consideration by Seller or any Selling Affiliate with respect to any Medical Device, in each case, except for any recall, withdrawal, suspension, seizure or discontinuance that would not reasonably be expected to be material to the Business, taken as a whole. To the knowledge of Seller, there is no proceeding pending against Seller or any Selling Affiliate seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device that would reasonably be expected to be material to the Business, taken as a whole.

(d) Except for ordinary course inquiries by Governmental Entities or as would not reasonably be expected to be material to the Business, taken as a whole, there are not presently pending or, to the knowledge of Seller, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of the Business.

SECTION 3.17. Anti-Corruption Matters. (a) (i) The conduct of the Business and use of the Transferred Assets by Seller, its Affiliates or any of their respective principals, officers or directors or, to the knowledge of Seller, any agents acting on behalf of Seller or its Affiliates are not in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (collectively, “Anti-Corruption Laws”), except such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, and (ii) to the knowledge of Seller, since January 1, 2007, there have not been any such material violations, other than what was disclosed to the U.S. Department of Justice (“DOJ”) prior to entry of the DOJ’s January 14, 2011 Deferred Prosecution Agreement with J&J.

(b) To the knowledge of Seller, none of Seller, its Affiliates or any of their respective principals, officers, directors or agents acting on behalf of the Business is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”) or, since January 1, 2011, has made any sales to or engaged in business activities with or for the benefit of, or has any plan to use any amounts to be paid pursuant to this Agreement or the Ancillary Agreements for the purposes of financing the activities of, any Persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons”, in each case in a manner that violates any applicable Law.

SECTION 3.18. Regulatory Compliance. (a) Each Product subject to the Federal Food, Drug, and Cosmetic Act (the “FDCA”), or subject to similar Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws”), that is developed, manufactured, tested, distributed or marketed by Seller or any Selling Affiliate (a “Medical Device”), is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures in compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Since January 1, 2011, neither Seller nor any Selling Affiliate has received any written notice from the Federal Food and Drug Administration (the “FDA”)

or any other Governmental Entity that remains uncured and unresolved (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any Medical Device or (ii) otherwise alleging any material violation applicable to any Medical Device of any Law, in the case of each of clauses (i), (ii) and (iii), that would, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(b) As to each Medical Device of Seller or any Selling Affiliate for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, Seller and each Selling Affiliate is in compliance with (i) Sec. 510 of the FDCA (21 U.S.C. § 360) and Sec. 515 of the FDCA (21 U.S.C. § 360e) and 21 C.F.R. Parts 812 and 814, respectively, (ii) all other Regulatory Laws and (iii) all terms and conditions of such licenses or applications, in each case except for any such failure or failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. In addition, Seller and Selling Affiliates are in compliance with all applicable registration and listing requirements set forth in Sec. 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807 and all other Regulatory Laws, in each case except for any such failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(c) No article of any Medical Device manufactured or distributed by Seller or any Selling Affiliate is (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws), except for failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(d) With respect to the Business or any Medical Device, neither Seller nor any Selling Affiliate, nor, to the knowledge of Seller, any officer, employee or agent of Seller or any Selling Affiliate, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy under any other Regulatory Law. With respect to the Business or any Medical Device, neither Seller nor any Selling Affiliate, nor, to the knowledge of Seller, any officer, employee or agent of Seller or any Selling Affiliate, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Sec. 306 of the FDCA (21 U.S.C. § 335a(a)) or any other Regulatory Law or authorized by Sec. 306 of the FDCA (21 U.S.C. § 335a(b)) or any other Regulatory Law. With respect to the Business or any Medical Device, neither

Seller nor any Selling Affiliate, nor, to the knowledge of Seller, any officer, employee or agent of Seller or any Selling Affiliate, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 (the “Social Security Act”), or, to the knowledge of Seller, any similar Law in any foreign jurisdiction.

(e) Since January 1, 2011, neither Seller nor any Selling Affiliate has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to (i) withdraw its approval or request the recall of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged, in each case where such action would be reasonably expected, individually or in the aggregate, to be material to the Business, taken as a whole.

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

SECTION 4.01. Buyer’s Organization; Power; Execution. Each of Buyer and any Affiliate of Buyer that is a party to this Agreement or any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Buyer has full power and authority to execute and deliver this Agreement and to carry out, or cause to be carried out, the transactions contemplated hereby. Each of Buyer and any Affiliate of Buyer that is a party to any Ancillary Agreement has, or will have at the Applicable Closing, full power and authority to execute and deliver each Ancillary Agreement to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Buyer and this Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies and principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance of each of the Ancillary Agreements have been duly authorized by all necessary action on the part of Buyer and each Affiliate of Buyer that is a party thereto, and each Ancillary Agreement has been, or will be at the Applicable Closing, duly executed and delivered by Buyer and each such Affiliate of Buyer and constitutes or will constitute the valid and legally binding obligations of Buyer and each such Affiliate of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies and principles (whether considered in a proceeding at law or in equity).

SECTION 4.02. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by Buyer and each Affiliate of Buyer that is a party to any Ancillary Agreement, nor the consummation by Buyer and each Affiliate of Buyer that is a party to any Ancillary Agreement of the transactions contemplated hereby or thereby, nor compliance by Buyer and each Affiliate of Buyer that is a party to any Ancillary Agreement with any of the provisions hereof or thereof shall: (a) conflict with or result in any breach of any provisions of the respective certificate of incorporation, by-laws or similar organizational documents of Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) in connection with the Anti-Trust Filings and (ii) any consent, approval, authorization or permit required to be obtained by Seller or filing or notification required to be made by Seller in order to transfer title to the Transferred Assets or otherwise operate the Business, which consent, approval, authorization or permit is standard in transactions of the type contemplated hereby; (c) assuming compliance with the matters referred to in clause (b) above, violate in any material respect any material Law or Judgment applicable to Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement; or (d) require any material consent, approval, authorization, or permit under any Contract between Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement and a third party.

SECTION 4.03. Litigation. There are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Buyer, threatened in writing concerning Buyer or any of its Affiliates (a) with respect to the transactions contemplated by this Agreement or any Ancillary Agreement or (b) that, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the ability of Buyer and its Affiliates to perform their obligations under this Agreement or prevents or materially impedes, interferes with or hinders, or would reasonably be expected to prevent or materially impede, interfere with or hinder, the consummation of the transactions contemplated by this Agreement.

SECTION 4.04. Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate the transactions contemplated hereby.

SECTION 4.05. Brokerage Fees. Except for any fees payable only by Buyer or its Affiliates, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Buyer or any Affiliate thereof.

ARTICLE V

Conditions to Closing

SECTION 5.01. Conditions Precedent to Buyer’s Obligations on the Principal Closing Date. The obligation of Buyer to purchase the Transferred Assets and assume the Assumed Liabilities on the Principal Closing Date are subject to fulfillment, prior to or at the Principal Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing):

(a) The representations and warranties of Seller contained herein (without regard to any qualifications as to materiality or Material Adverse Effect) shall be true and correct on and as of the Principal Closing Date as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Seller shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement and the Ancillary Agreements to be complied with and performed by Seller at or before the Principal Closing.

(c) Seller shall have delivered to Buyer a certificate dated the Principal Closing Date and executed by an authorized executive officer of Seller to the effect that each of the conditions specified above in Sections 5.01(a) and (b) is satisfied in all respects.

(d) Seller shall have delivered to Buyer a certificate of a Secretary or an Assistant Secretary of Seller enclosing a copy of (i) its certificate of incorporation certified by the Secretary of State of the State of Indiana, (ii) its by-laws and (iii) resolutions of its board of directors authorizing Seller to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

(e) No Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement with respect to the Principal Country Units (each, a “Principal Closing Legal Impediment”) shall be in effect.

(f) All Anti-Trust Approvals relating to the Principal Country Units shall have been obtained.

(g) Since the date of this Agreement there shall not have been a Material Adverse Effect.

(h) (i) The FTC shall have accepted for public comment an Agreement Containing Consent Order that incorporates this Agreement, the Transition Services

Agreement and the Transition Access Agreement and (ii) the EC shall have approved the terms of this Agreement, the Transition Services Agreement, the Transition Manufacturing Agreements and the Transition Access Agreement and shall have approved Buyer as an acquiror of the Transferred Assets.

SECTION 5.02. Conditions Precedent to Seller’s Obligations on the Principal Closing Date. The obligation of Seller to sell the Transferred Assets and transfer the Assumed Liabilities on the Principal Closing Date are subject to the fulfillment, prior to or at the Principal Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a) The representations and warranties of Buyer contained herein (without regard to any qualifications as to materiality) shall be true and correct on and as of the Principal Closing Date as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies that, individually or in the aggregate, do not, and would not reasonably be expected to, (i) have a material adverse effect on the ability of Buyer and its Affiliates to perform their obligations under this Agreement or (ii) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement.

(b) Buyer shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement and the Ancillary Agreements to be complied with and performed by Buyer at or before the Principal Closing.

(c) Buyer shall have delivered to Seller a certificate dated the Principal Closing Date and executed by an authorized executive officer of Buyer to the effect that each of the conditions specified above in Sections 5.02(a) and (b) is satisfied in all respects.

(d) Buyer shall have delivered to Seller a certificate of a Secretary or an Assistant Secretary of Buyer enclosing a copy of (i) its certificate of incorporation certified by the Secretary of State of the State of Indiana, (ii) its by-laws and (iii) resolutions of its board of directors authorizing Buyer to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

(e) No Principal Closing Legal Impediment shall be in effect.

(f) All Anti-Trust Approvals relating to the Principal Country Units shall have been obtained.

(g) (i) The FTC shall have accepted for public comment an Agreement Containing Consent Order that incorporates this Agreement, the Transition Services Agreement and the Transition Access Agreement and (ii) the EC shall have approved the terms of this Agreement, the Transition Services Agreement, the Transition Manufacturing Agreements and the Transition Access Agreement and shall have approved Buyer as an acquiror of the Transferred Assets.

(h) The J&J/Synthes Merger shall have been consummated.

SECTION 5.03. Conditions Precedent to Seller’s and Buyer’s Obligations on a Non-Principal Country Unit Closing Date. The obligation of Seller to sell, and Buyer to purchase, the Transferred Assets relating to any Non-Principal Country Unit and of Seller to transfer, and Buyer to assume, the Assumed Liabilities relating to any Non-Principal Country Unit on the applicable Non-Principal Country Unit Closing Date are subject to the fulfillment, prior to or at such Non-Principal Country Unit Closing, of, in the case of Seller, the conditions set forth in clauses (c), (d) and (e) below, and, in the case of Buyer, each of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by the parties hereto in writing):

(a) Seller shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement and the Ancillary Agreements to be complied with and performed by Seller with respect to such Non-Principal Country Unit at or before such Non-Principal Country Unit Closing.

(b) Seller shall have delivered to Buyer a certificate dated such Non-Principal Closing Date and executed by an authorized executive officer of Seller to the effect that the condition specified above in Section 5.03(a) is satisfied in all respects.

(c) No Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement with respect to such Non-Principal Country Unit shall be in effect.

(d) All Anti-Trust Approvals with respect to such Non-Principal Country Unit shall have been obtained.

(e) The Principal Closing shall have occurred, or shall occur concurrently with such Non-Principal Country Unit Closing.

ARTICLE VI

Certain Covenants

Seller covenants and agrees with Buyer and Buyer covenants and agrees with Seller that:

SECTION 6.01. Conduct of Business. (a) From the date of this Agreement to the Applicable Closing Date, except as otherwise expressly contemplated by this Agreement or consented to by Buyer in writing, Seller agrees to use, and agrees to cause the Selling Affiliates to use, with respect to each Country Unit, commercially reasonable efforts (or, in the case of clause (v) below, reasonable best efforts) to run the Business in the ordinary course consistent with past practice and to:

(i) preserve the business relationships of the Business;

(ii) maintain in effect all Patent rights and applications and registrations for Trademarks included in the Transferred IP that are controlled by Seller or any Selling Affiliate (other than abandonments, expirations, cancellations and the like occurring in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Business);

(iii) maintain all structures, material equipment and other material tangible property of the Business in their present repair, order and condition, except for depletion and ordinary wear and tear;

(iv) perform its obligations in all material respects under material agreements, contracts and other documents relating to or affecting the Transferred Assets, Assumed Liabilities or the Business; and

(v) hold separate the Transferred Assets from the assets of Synthes and its subsidiaries.

(b) From the date of this Agreement to the Applicable Closing Date, Seller shall not, and shall cause the Selling Affiliates not to, take any of the following actions (to the extent related to the Business), with respect to any Country Unit, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) adopt, grant, extend, amend, vary, terminate or materially increase the rate or terms of any employment, incentive, bonus, retention, change in control, severance, termination, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any Employee of the Business, except (A) as required by any applicable Law or any Collective Bargaining Agreement, (B) as contemplated in Section 8.01 of this Agreement, (C) as may be initiated by Seller or one or more of Seller’s Affiliates with respect to their employees generally and (D) arrangements that will not result in any liability under this Agreement or otherwise to Buyer or its Affiliates (including any retention or similar arrangements that Seller intends to implement that will be paid by Seller);

(ii) pledge, sell, lease, transfer, license, assign or otherwise make subject to a Lien (other than any Permitted Liens) any Transferred Asset, other than the sale of Inventory or obsolete, worn-out or excess equipment or assets in the ordinary course of business consistent with past practice;

(iii) waive, release or assign any material claims or rights of material value that relate primarily to the Business, other than in the ordinary course of business consistent with past practice;

(iv) transfer, assign or grant any license or sublicense of, or covenant not to sue under, any material rights under or with respect to any material Transferred IP;

(v) enter into any contract that would constitute a Material Contract if it existed as of the date hereof, or amend or otherwise modify any material term of, or terminate, any Material Contract, other than in the ordinary course of business consistent with past practice;

(vi) enter into, amend or otherwise modify any material term of, or terminate, any Collective Bargaining Agreement, except (A) in the ordinary course of business consistent with past practice, (B) as required by applicable Law or the terms of such Collective Bargaining Agreement and (C) where such amendment, modification or termination of such Collective Bargaining Agreement applies similarly to employees of Seller or one or more of Seller’s Affiliates other than Employees of the Business;

(vii) terminate the employment of any Employee of the Business (other than terminations for cause, as reasonably determined by Seller or any Selling Affiliate, or terminations in the ordinary course of business consistent with past practice) or hire any employee of the Business other than in the ordinary course of business consistent with past practice;

(viii) issue any invoice or otherwise request or bill for payment in respect of any purchase order for Products that have not yet been shipped; or

(ix) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding the foregoing, nothing herein will prevent Seller or any of its Affiliates from taking actions, including (i) contributions, transfers, assignments and acceptances of assets and liabilities, (ii) the repayment of indebtedness and the extinguishment of Liens and (iii) the cancellation of any intercompany contracts and other agreements that will not constitute Transferred Contracts, in each case in order to facilitate the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 6.02. Publicity. No party to this Agreement nor any of its Affiliates shall originate any publicity, news release or other similar public announcement, written or oral, whether relating to this Agreement or any Ancillary Agreement or the existence of any arrangement between the parties hereto, without the prior written consent of the other party hereto, whether named in such publicity, news release or other similar public announcement or not, except (i) either party may issue a press release or make any other disclosure required by applicable Law in connection with Buyer’s delivery to Seller of the Final Binding Offer Letter, Seller’s acceptance of the Final Binding Offer Letter and the execution and delivery of this Agreement or the occurrence of the Principal Closing, (ii) Seller or any of its Affiliates may issue a press release following any press release issued by the FTC, the EC or any other Governmental

Entity describing the remedies that J&J has agreed to in order to address the competitive concerns of the FTC, the EC or such other Governmental Entity, as the case may be, relating to the J&J/Synthes Merger and (iii) either party may originate any such publicity, news release or other similar public announcement or other filing with a Governmental Entity as may be required by Law or any listing or trading agreement concerning its publicly traded securities; provided that in such event under clauses (i), (ii) and (iii), the party hereto issuing same shall consult with the other party hereto, whether named in such publicity, news release or other similar public announcement or not, a reasonable time prior to its release to allow the other party hereto to comment thereon and, after its release, shall provide the other party hereto with a copy thereof.

SECTION 6.03. Reasonable Best Efforts; Regulatory Approvals; Access.

(a) Subject to the terms and conditions set forth in this Agreement, each of Seller and Buyer shall use its reasonable best efforts to (i) make the Anti-Trust Filings and any other filings with Governmental Entities, (ii) provide notice to and obtain consents, approvals (including Anti-Trust Approvals), authorizations, qualifications and orders of Governmental Entities and other third parties and (iii) take other actions, in the case of each of clauses (i), (ii) and (iii) above, as are necessary to consummate the transactions contemplated by this Agreement as soon as reasonably practical following the date of this Agreement; provided that neither Seller nor Buyer shall have any obligation to pay money or make any concessions to obtain any consents, approvals, authorizations, qualifications or orders of third parties (other than Governmental Entities). In addition to the foregoing, Buyer agrees to provide such evidence as to financial and business capabilities, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Subject to appropriate confidentiality protections, each of Buyer and Seller will cooperate with and furnish to the other such necessary information and reasonable assistance as it may reasonably request in connection with the foregoing. The parties acknowledge and agree that any action that would have been a breach of clause (ii) or (iii) of paragraph 5 of the Final Binding Offer Letter, assuming that it remained in effect after the Offer Acceptance (as defined in the Final Binding Offer Letter), shall constitute a material breach of this Section 6.03(a).

(b) As soon as reasonably practicable after the date hereof, Seller and Buyer shall file the Anti-Trust Filings (in each case, in accordance with the following timing requirements: United States of America (not later than April 10, 2012), Portugal (not later than the seventh business day following the date of this Agreement) and Brazil (not later than the fifteenth business day following the date of this Agreement). As soon as reasonably practicable after the date hereof, Seller and Buyer shall file any other filings required under any applicable Laws and shall provide to any Governmental Entity whose consent, authorization, order or approval is required in connection with the transactions contemplated hereby any additional information required under any applicable Laws or otherwise properly requested. The parties hereto shall use their reasonable best efforts to obtain early termination of any applicable waiting period, to the extent required, from the applicable Governmental Entities. Each party hereto also shall use its reasonable best efforts to cooperate by providing information reasonably requested by the other party hereto in order to fulfill the foregoing obligations.

(c) Subject to applicable Law relating to the exchange of information, Buyer and Seller and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication received from, or given to, any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) furnish each other with copies of all correspondence, filings and other written communications between them or their Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. Buyer and Seller shall, to the extent practicable, provide each other and their respective counsel with advance notice of and the opportunity to participate in any substantive discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Each party also agrees to keep the other party fully informed about any anti-trust issues raised by any Governmental Entity in connection with the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities.

(d) For purposes of this Section 6.03, to the extent necessary to obtain the waiver or consent from any Governmental Entity required to satisfy the conditions set forth in Sections 5.01(f), 5.02(f) or 5.03(d), as applicable, or to avoid the entry of or have lifted, vacated or terminated any Principal Closing Legal Impediment or Non-Principal Closing Legal Impediment, in each case with respect to any anti-trust or competition Law, Buyer shall: (i) propose, negotiate, offer to commit to and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the sale, divestiture or disposition (including by licensing any intellectual property rights) of any assets of the Business and/or the orthopaedic trauma business, or assets primarily used in the orthopaedic trauma business, of Buyer or any of its Affiliates; (ii) terminate any existing relationships and contractual rights and obligations of the Business and/or the orthopaedic trauma business of Buyer or any of its Affiliates; (iii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the assets of the Business and/or the orthopaedic trauma business, or assets primarily used in the orthopaedic trauma business, of Buyer or any of its Affiliates; and (iv) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement and the Ancillary Agreements unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i) and (ii) of this subsection (d)) necessary to vacate, modify or suspend such injunction or order. For the avoidance of doubt, Buyer’s obligations under this Section 6.03(d) shall be absolute and shall not be qualified or limited by what may be considered reasonable. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6.03(d) shall not be applicable to the obtaining of a determination from the FTC or the EC that Buyer is an “acceptable purchaser” (or other equivalent applicable term) of the Business, and neither Buyer nor any of its Affiliates shall be required to undertake any of the obligations set forth in this Section 6.03(d) solely in connection with obtaining any such determination.

(e) To assist Buyer in complying with its obligations set forth in this Section 6.03), Seller shall, and shall cause its Affiliates to, enter into one or more agreements reasonably requested by Buyer to be entered into by any of them prior to the Applicable Closing with respect to any of the matters contemplated by clauses (i) and (ii) of subsection (d) above, provided, however, that (i) such agreement shall relate exclusively to the Transferred Assets, (ii) the effectiveness of such agreement shall be conditioned on the occurrence of the Applicable Closing, (iii) all rights and obligations of Seller and its Affiliates pursuant thereto shall be assumed by Buyer effective at the Applicable Closing and (iv) Buyer shall indemnify and hold harmless Seller and its Affiliates for and from all Damages arising from or relating to any such agreement, it being the intent of the parties hereto that Seller and its Affiliates and Buyer and its Affiliates shall be treated as if any such transaction was effected for the account of Buyer and its Affiliates.

(f) To the extent permissible under applicable Law, Seller shall give Buyer and its accountants, legal counsel, financing sources and other representatives reasonable access during normal business hours and without undue interference with the Business throughout the period prior to the Applicable Closing, to all of the properties, books and records (other than records relating to income Taxes and attorney-client privileged communications) relating to the Business, and will furnish, at Buyer’s expense, Buyer, its accountants, legal counsel, financing sources and other representatives during such period all such information concerning the affairs of the Business as Buyer may reasonably request. Buyer will hold in confidence, and ensure that its accountants, legal counsel, financing sources and other representatives hold in confidence, all information so obtained. Subject to the last sentence of Section 10.04, no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder or in any Ancillary Agreement.

SECTION 6.04. Monitor; Reporting Cooperation. (a) Buyer acknowledges that the transactions contemplated by this Agreement are or may be subject to supervision and monitoring by one or more Monitors. The parties agree to provide, and to cause their respective Affiliates to provide, such reasonable cooperation, assistance and information to each Monitor as may be required by it in the performance of its obligations. In furtherance of the foregoing, Buyer agrees to enter into one or more agreements with any Monitor governing the facilitation of its duties under the FTC Order or the EC Commitments, as the case may be, and the exchange of information between Buyer and it. Each party hereto shall bear its own costs and expenses associated with the matters set forth in this Section 6.04; provided that Seller shall reimburse Buyer for its reasonable out-of-pocket costs and expenses associated with the matters set forth in this Section 6.04.

(b) Buyer agrees to provide to Seller such information regarding Buyer and its Affiliates, and such other cooperation and assistance as may be reasonably requested by Seller in connection with compliance by Seller with its reporting obligations to the FTC and the EC.

SECTION 6.05. Notices of Certain Events. Seller shall promptly notify Buyer of:

(a) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the failure to obtain such consent would reasonably be expected to be material to the Business, taken as a whole;

(b) any written notice communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations, arbitrations, or proceedings commenced or, to the knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller, any Selling Affiliate or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relate to the consummation of the transactions contemplated by this Agreement;

(d) the damage or destruction by fire or other casualty of any material Transferred Asset or part thereof; and

(e) any third party action, lawsuit, claim, proceeding, or, to the knowledge of Seller, investigation, in each case relating to the Products, including with respect to the design, manufacture, testing, advertising, marketing, distribution or sale thereof, that would reasonably be expected to be material to the Business, taken as a whole;

provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to Buyer.

SECTION 6.06. Accounts Transfer Process. From the date of this Agreement to the Applicable Closing Date, with respect to each Country Unit, to the extent permitted under applicable Law, each of Buyer and Seller shall, or shall cause its respective Affiliates to, form a team of its personnel (an “Accounts Transfer Team”) to cooperate with the Accounts Transfer Team of the other party to implement the Accounts Transfer with respect to such Country Unit. In furtherance of the foregoing, from the date of this Agreement to the Applicable Closing Date, with respect to each Country Unit, to the extent permitted under applicable Law, the respective Accounts Transfer Teams of Buyer and Seller for such Country Unit shall jointly plan and implement a process for the Accounts Transfer with respect to such Country Unit, which process shall be tailored to the particular circumstances and requirements of such Country Unit, including as set forth in the form of Transition Services Agreement. Such process may consist of, to the extent applicable in any Country Unit and permitted under applicable Law, (a)(i) the identification by Seller and its Affiliates of sales and customer accounts and data, including Contracts, to Buyer and its Affiliates, (ii) the provision by Seller and its Affiliates of training with respect to the Products to personnel designated by Buyer and its Affiliates as set forth in the form of Transition Services Agreement, (iii) the confirmation and location by Seller and its Affiliates of Transferred Assets relating to such Country Unit and (b) the identification by Buyer and its Affiliates of sales representatives that will manage the sales and customer accounts identified by Seller and its Affiliates. With respect to each Country Unit, Seller and its Affiliates and Buyer and its Affiliates shall, and, to the extent applicable in such Country Unit, shall use commercially reasonable efforts to cause their respective distributors to, discuss and coordinate the Accounts Transfer with respect to such Country Unit, including the transfer of Inventory and Field Instrument Inventory held by distributors, the transfer of future cases, briefings on the status of sales and customer accounts, introductions to new sales and customer accounts and joint communication to sales and customer accounts with respect to the Accounts Transfer. Buyer and its Affiliates and Seller and its Affiliates shall use commercially reasonable efforts to cause each Person participating in the Accounts Transfer with respect to any Country Unit on its behalf (including representatives and distributors) to execute and deliver confidentiality, non-solicitation and other agreements in form and substance reasonably satisfactory to Buyer and Seller, as are reasonably necessary to protect the confidential information, trade secrets and business relationships of Buyer, Seller and their respective Affiliates.

SECTION 6.07. U.S. Field Instrument Inventory. (a) For purposes of this Section 6.07, the following terms shall have the respective meanings assigned to them below:

(i) “Minimum U.S. Field Instrument Amount” means $33,690,000, which represents 80% of the U.S. dollar value of the U.S. Field Instrument Inventory as of March 29, 2012, based on the books and records and instrument tracking procedures of Seller (including information with respect to recent shipments and returns) and calculated using replacement cost as determined in accordance with Seller’s accounting policies as of the date hereof.

(ii) “Closing U.S. Field Instrument Amount” means the U.S. dollar value of the U.S. Field Instrument Inventory Delivered to Buyer or its designees as Transferred Assets, in each case as of the Principal Closing Date and calculated using replacement cost as determined in accordance with Seller’s accounting policies as of the date hereof.

(iii) “Post-Closing U.S. Field Instrument Amount” means, if any, the U.S. dollar value of the U.S. Field Instrument Inventory Delivered to Buyer or its designees as Transferred Assets, in each case during the 30 days after the Principal Closing Date and calculated using replacement cost as determined in accordance with Seller’s accounting policies as of the date hereof.

(iv) “U.S. Field Instrument Inventory” means all instruments used in implanting the Products, owned by the owner of the Business in the United States of America and in the custody or control of (a) any U.S. distributor of such owner, (b) any hospital or other surgical facility or other customer of the Business located in the United States of America or (c) any other third party (other than any Affiliate of such owner) located in the United States of America.

(v) “U.S. Field Instrument Shortfall Amount” means the amount, if any, by which (a) the sum of (i) the Closing U.S. Field Instrument Amount and (ii) the Post-Closing U.S. Field Instrument Amount, if any, is less than (b) the Minimum U.S. Field Instrument Amount.

(vi) “Deliver(ed)” means, (a) in the case of U.S. Field Instrument Inventory described in clauses (a) and (c) of the definition thereof, Seller delivering, or causing such U.S. Distributor or such other third party to deliver, such U.S. Field Instrument Inventory (in a reasonably orderly and organized fashion) to Buyer or its designee on the Principal Closing Date (which could include such product remaining at a U.S. Distributor if Buyer elects to enter into a transitional arrangement with such U.S. Distributor in accordance with Section 7.12) or (b) in the case of U.S. Field Instrument Inventory described in clause (b) of the definition thereof, Seller confirming in writing to Buyer on the Principal Closing Date the existence of the U.S. Field Instrument Inventory at such hospital, surgical facility or other customer, providing to Buyer the amount and name and location of any such customer-located inventory, with such confirmation being deemed sufficient for Seller to have delivered such assets as Transferred Assets to Buyer on the Principal Closing Date for all purposes of this Agreement.

(b) Seller shall, and shall cause each Selling Affiliate to, (i) use its commercially reasonable efforts to, in a manner consistent with past practice, locate and identify all U.S. Field Instrument Inventory prior to the Principal Closing Date, (ii) cause such U.S. Field Instrument Inventory to be Delivered to Buyer or its designee; provided that Buyer shall use its commercially reasonable efforts to identify in writing to Seller its proposed designee for each such U.S. Distributor or such third party at least 30 days prior to the Principal Closing Date, and (iii) within 2 days after the Principal Closing Date, Seller shall deliver to Buyer a certificate, signed by an officer of Seller, setting forth the U.S. Field Instrument Inventory so Delivered to Buyer or its designees as of the Principal Closing Date, and the corresponding Closing U.S. Field Instrument Amount.

(c) To the extent that the Closing U.S. Field Instrument Amount is less than the Minimum U.S. Field Instrument Amount, then (i) Seller shall, and shall cause the Selling Affiliates to, use commercially reasonable efforts, until the 30th day following the Principal Closing Date, to identify all U.S. Field Instrument Inventory not yet Delivered in accordance with Section 6.07(b) as of the Principal Closing Date and to cause any such undelivered U.S. Field Instrument Inventory to be Delivered to Buyer or its applicable designee during such 30-day period and (ii) by the 32nd day following the Principal Closing Date, deliver to Buyer a certificate, signed by an officer of Seller, setting forth all additional U.S. Field Instrument Inventory so Delivered to Buyer or its designees during such 30-day period, and the corresponding Post-Closing U.S. Field Instrument Amount.

(d) To the extent that the U.S. Field Instrument Shortfall Amount is greater than zero, then Seller shall reimburse Buyer for all out-of-pocket costs and expenses incurred by Buyer or any of its Affiliates to purchase replacement U.S. Field Instrument Inventory from third parties, up to an aggregate amount not to exceed the amount of the U.S. Field Instrument Shortfall Amount.

(e) If Buyer gives written notice to Seller of any disagreement with either certificate delivered pursuant to clause (b)(iii) or (c)(ii) of this Section 6.07 within 10 days after receipt of such certificate, Seller and Buyer shall seek in good faith to resolve during the next 30 days any differences they may have with respect thereto; otherwise such certificates shall be deemed final and the U.S. Field Shortfall Amount, if any, shall be considered final. If, at the end of such 30-day period, any matters remain in dispute, Seller and Buyer shall submit for review and resolution by the arbitrator described in Section 2.04(d), who shall make a final determination of the matters in dispute, including the calculation of the U.S. Field Instrument Shortfall Amount, which determination shall be binding on the parties hereto.

(f) For the avoidance of doubt, nothing in this Section 6.07 shall be construed to limit Seller’s obligations pursuant to Article II or Section 7.06.

SECTION 6.08. Girardet Plant. (a) Reference is made to clause (viii) of Schedule 2.02(a), pursuant to which the portion of the Girardet Leases relating to the operation and conduct of the Business constitutes a Transferred Contract, and shall be treated as such for all purposes of this Agreement. Buyer acknowledges that, as of the date of this Agreement, a portion of the Girardet Plant (as defined below) is currently used in connection with a business (other than the Business) of Seller and its Affiliates (the “Seller Non-Trauma Business”) and, from and after the Principal Closing, such portion of the Girardet Plant shall continue to be used in connection with the Seller Non-Trauma Business. To facilitate the orderly functioning of the Girardet Plant from and after the Principal Closing in respect of the Business and the Seller Non-Trauma Business, Buyer and Seller shall cause and implement the separation of the Girardet Plant as of or prior to the Principal Closing in a manner consistent with the proposed floorplans for the Girardet Plant set forth on Section 6.08(a) of the Disclosure Letter (the “Floorplans”), with (i) certain space in the Girardet Plant to continue to be used in the Business by Buyer or any of its Affiliates (such space, “Business Space”), (ii) certain space to continue to be used in the Seller Non-Trauma Business by Seller or any of its Affiliates (such space, “Seller Non-Trauma Business Space”) and (iii) certain space to continue to be used in both the Business and the Non-Trauma Seller Business (such space, “Shared Space”), all as set forth in the Floorplan. For purposes of this Section 6.08, the “Girardet Plant” means the Girardet Facility and the remainder of such facility covered by the Girardet Leases and located at Rue de Girardet 29, 2400 Le Locle, Switzerland.

(b) In implementing the separation of the Girardet Plant as of the Principal Closing, the parties agree to adhere to the following principles:

(i) (A) Business Space shall remain physically separated from Seller Non-Trauma Business Space and (B) access to Business Space and Seller Non-Trauma Business Space shall be secured and controlled by partition, key card access or other similar measures, at Seller’s cost; and

(ii) all Shared Space (including (A) visitor’s entrance and reception, security, cafeteria, common hallways, common stairways and restrooms, and waste collection and removal space and (B) shipping and loading docks) shall be managed by an independent third party (the “Third Party Manager”).

(c) As soon as practicable after the date of this Agreement:

(i) Buyer and Seller shall work in good faith to establish prior to the Principal Closing Date an equitable allocation of cost for utilities and other similar common services (in each case until such time as the applicable infrastructure of the Girardet Plant can be modified (e.g., installation of separate utility meters) to measure the specific utilization for such service by each of the Business and the Seller Non-Trauma Business or the Girardet Leases are modified prior to the Principal Closing Date to otherwise equitably allocate such costs on some other mutually acceptable basis);

(ii) Buyer and Seller shall use their commercially reasonable efforts to (i) either obtain the consent of the landlord of the Girardet Leases to a Partial Assignment or to enter into a new agreement and an amendment in accordance with Section 2.02(h) and (ii) otherwise obtain any necessary consents of such landlord, in each case prior to the Principal Closing Date and relating to the separation of the Girardet Plant as contemplated by this Section 6.08;

(iii) Buyer and Seller shall mutually agree upon a Third Party Manager prior to the Principal Closing Date, and shall negotiate in good faith with such Third Party Manager to enter into an agreement, effective as of the Principal Closing Date, among the Business, the Seller Non-Trauma Business and the Third Party Manager with respect to the management of the Shared Space, and the terms and conditions of such agreement shall be reasonably satisfactory to Buyer and Seller; and

(iv) Buyer and Seller shall use their commercially reasonable efforts to take all other necessary actions to implement the separation of the Girardet Plant described in this Section 6.08 prior to the Principal Closing Date, including obtaining any consent, approval, authorization or permit required to be obtained or making any filing or notification required to be made in connection therewith.

(d) Buyer and Seller shall enter into the Transition Access Agreement as of the Principal Closing Date with respect to use of the Girardet Facility.

ARTICLE VII

Post-Closing Covenants

Seller covenants and agrees with Buyer and Buyer covenants and agrees with Seller that from and after the Principal Closing:

SECTION 7.01. Transfer of Trademarks; Use of Excluded Trademarks by Buyer. (a) Buyer acknowledges and agrees that, except as hereinafter set forth in paragraph (b) below, neither Buyer nor any of its Affiliates shall have the right, by virtue of this Agreement or the consummation of the transactions contemplated hereunder, to use in any manner any Trademark of Seller or any of its Affiliates (other than the Trademarks included in the Transferred IP), including the names JOHNSON & JOHNSON, J&J, DEPUY, DEPUY ORTHOPAEDICS and DEPUY TRAUMA (the “Seller Marks”).

(b) As of the Principal Closing, Seller hereby grants, and shall cause its Affiliates to grant, to Buyer a worldwide, non-exclusive, royalty-free, fully paid-up license to use the Seller Marks solely to the extent that such Seller Marks appear on any Transferred Asset conveyed pursuant to this Agreement or the transactions contemplated hereunder (collectively, the “Seller Trademarked Items”) until the earlier of (i) the depletion of such Seller Trademarked Items or (ii) 12 months from the Closing Date with respect to the Country Unit in which such Seller Trademarked Items are sold (the “Expiration Period”). When the Expiration Period expires, Buyer shall (A) delete, strike over, sticker over or otherwise remove or cover all references to the Seller Marks on all of the remaining Seller Trademarked Items (the “Labeled Items”) (it being understood that Buyer may take all actions with respect to the Labeled Items following the expiration of the Expiration Period until the depletion of such Labeled Items as Buyer was permitted to take with respect to the Seller Trademarked Items during the Expiration Period) and (B) destroy and dispose of any remaining Seller Trademarked Items (other than Labeled Items) then in Buyer’s possession or returned to Buyer after the Expiration Period. Buyer and its Affiliates hereby agree to indemnify Seller and the other Seller Indemnitees from and against any and all Damages incurred or suffered in connection with or resulting from, such permitted use of Seller Trademarked Items in this Section 7.01(b).

(c) In addition, for a period of up to 18 months after the Principal Closing Date, (i) Seller shall provide to Buyer all necessary information to permit Buyer at its expense to effect and perfect the transfer of the registrations of the IP Rights included in the Transferred IP in accordance with Section 2.02(a) and (ii) Seller will reasonably cooperate with Buyer in filing appropriate documents to cancel all “registered user” filings worldwide that are in favor of Seller or any Selling Affiliate.

(d) Notwithstanding anything in this Section 7.01 to the contrary, nothing in this Section 7.01 shall be construed as preventing or restricting in any way Buyer or any of its Affiliates from using the Trademarks included in the Transferred IP in any manner on any orthopaedic product.

SECTION 7.02. Use of Transferred IP and Product Registrations by Seller During Transition Period. (a) Seller covenants that, except as hereinafter set forth in paragraphs (b) and (c) below and as set forth on Section 7.02(a) of the Disclosure Letter, neither Seller nor any of its Affiliates shall use in any manner any Trademark transferred to Buyer pursuant to this Agreement in connection with an orthopaedic business.

(b) As of the Principal Closing, Buyer hereby grants to Seller and its Affiliates permission to use the Transferred IP (i) during the respective terms of the Transition Services Agreement and the Transition Manufacturing Agreements (including, to the extent applicable with respect to any Non-Principal Country Unit, in connection with the provision by Seller to Buyer of any Distribution Services with respect to such Non-Principal Country Unit pursuant to the Transition Services Agreement) to the extent required by Seller and its Affiliates to provide the services described therein to Buyer or its Affiliates and (ii) with respect to any Non-Principal Country Unit, in connection with the conduct of the Business in such Non-Principal Country Unit until the Closing with respect to such Non-Principal Country Unit.

(c) As of the Principal Closing, Buyer hereby grants, and shall cause its Affiliates to grant, to Seller and its Affiliates a worldwide, non-exclusive, royalty-free, fully paid-up license under the Transferred IP, for a period of two years following the date of this Agreement, to make, have made, use, sell, offer for sale, and import the PolyAx® polyaxial locking screws solely for use by Seller and its Affiliates in connection with hip revision procedures. From and after the Principal Closing, Seller and its Affiliates shall have the right, but not the obligation, to maintain any Product Registration relating to the PolyAx® polyaxial locking screws.

(d) As of the Principal Closing, Buyer hereby grants, and shall cause its Affiliates to grant, to Seller and its Affiliates, for a period of 18 months following the Principal Closing Date, (i) the right to use or refer to the Product Registrations and part numbers of the Business, in each case, relating to the Generic Devices and (ii) the right to refer to any Registration Information relating to the Product Registrations or part numbers described in clause (i).

SECTION 7.03. Access. Buyer will permit Seller and its duly authorized representatives access during normal business hours (upon reasonable advance written notice to Buyer) to all contracts, books, records and other data relating to the Transferred Assets and Assumed Liabilities to the extent that such materials were delivered to Buyer and to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or relating to any period ending on or prior to any Applicable Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. Seller will hold in confidence, and ensure that its representatives hold in confidence, all information obtained solely as a result of any such access. Seller will permit Buyer and its duly authorized representatives access during normal business hours (upon reasonable advance written notice to Seller) to all contracts, books and records and other data (or, in each case, extracts thereof) relating to the Business to the extent necessary to permit Buyer to determine any matter relating to its rights and obligations hereunder; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.

SECTION 7.04. Insurance. The coverage under all insurance policies related to the Business and arranged or maintained by Seller or its Affiliates is only for the benefit of Seller and its Affiliates, and not for the benefit of Buyer, its Affiliates or the Business. As of the Applicable Closing Date and consistent with Sections 2.02(a) and 2.02(b), Buyer agrees to arrange for its own insurance policies with respect to the Business and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business.

SECTION 7.05. Payments from Third Parties. In the event that, from and after the Applicable Closing, either party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any of the Ancillary Agreements, then the party receiving such funds shall promptly forward such funds to the proper party. The parties hereto acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements.

SECTION 7.06. Assurances. For a period of up to 18 months after the Applicable Closing Date with respect to any Country Unit, if either Buyer or Seller becomes aware that any of the Transferred Assets relating to such Country Unit has not been transferred to Buyer or that any of the Excluded Assets relating to such Country Unit has been transferred to Buyer, it shall promptly notify the other and the parties hereto shall, as soon as reasonably practicable, at Seller’s expense and subject to any necessary prior third-party consent or approval:

(a) ensure that such property is transferred to Buyer, in the case of any Transferred Asset which was not transferred at the Applicable Closing Date; or

(b) ensure that such property is transferred to Seller, in the case of any Excluded Asset which was transferred at the Applicable Closing Date.

SECTION 7.07. Returned Goods. For a period of 180 days after the Applicable Closing Date, Buyer agrees to adhere in all material respects to the returned goods policy set forth on Section 7.07 of the Disclosure Letter with respect to all Products of the Business received from customers, whether sold by Buyer or Seller, to the extent any such returned Product has the name or trademark of Seller or any of its Affiliates on it.

SECTION 7.08. Preparation and Filing of Tax Returns; Payment of Taxes. (a) In the case of a Tax Return for a Straddle Period required to be filed after the Applicable Closing Date, Buyer shall prepare such Tax Return on a basis consistent with past practice to the extent consistent with applicable Law.

(b) All Taxes due and payable with respect to such Tax Returns will be paid by filer, subject to reimbursement by the other party pursuant to Sections 10.02 and 10.03.

(c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Transferred Assets (including access to books and records to the extent related to the Business or the Transferred Assets) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets or the Business.

SECTION 7.09. Covenant Not to Sue. (a) Buyer covenants not to, and covenants to cause its Affiliates not to, sue Seller, its Affiliates (including, after the consummation of the J&J/Synthes Merger, Synthes and its subsidiaries) or its suppliers, distributors, agents or customers claiming that the manufacture, use, sale, offer for sale or importation of any Immune Synthes Trauma Product infringes any IP Rights included in the Transferred IP. Buyer shall require any third party to which Buyer assigns or transfers any of the Transferred Patents, and any third party to which Buyer grants an exclusive license that provides such party with the right to enforce any such Patents, to agree in writing to be bound by this Section 7.09(a) in connection with such assignment, transfer or license.

(b) Seller covenants not to, and covenants to cause its Affiliates not to, sue Buyer, its Affiliates or its suppliers, distributors, agents or customers claiming that the manufacture, use, sale, offer for sale or importation of any Immune Trauma Product infringes any IP Rights (i) owned or licensed by Synthes and its subsidiaries at the time of the consummation of the J&J/Synthes Merger or (ii) owned or licensed by J&J or Seller as of immediately prior to the Principal Closing. Seller shall, and shall cause J&J to, require any third party to which Seller or J&J assigns or transfers any of the Patents included in clause (i) or (ii) above that are used in the Business as of the Principal Closing, and any third party to which Seller or J&J grants an exclusive license that provides such party with the right to enforce any such Patents, to agree in writing to be bound by this Section 7.09(b) as a condition of any such assignment, transfer or license.

(c) The covenants granted under this Section 7.09 may not be assigned in whole or in part, except that Seller shall have the right to assign its rights under Section 7.09(a), in whole or in part, without the consent of Buyer (in which case the covenant by Buyer, to the extent assigned, shall be for the benefit of the applicable assignee) and Buyer shall have the right to assign its rights under Section 7.09(b), in whole or in part, without the consent of Seller (in which case the covenant by Seller, to the extent assigned, shall be for the benefit of the applicable assignee), in connection with: (i) a change of control of itself by merger, the sale of equity or the sale of all or substantially all of its assets, (ii) in the case of Seller, a sale of all or a material portion of the Synthes Trauma Business or (iii) in the case of Buyer, a sale of all or a material portion of the

Business; provided that, in each case, (A) prior to such assignment, the assigning party shall provide to the other party hereto written notice of the assignment, the identity of the assignee and, in the case of an assignment in part, the scope of assignment, and (B) once a party has assigned its rights under this Section 7.09, such assigning party shall not retain the assigned rights (for example, if a party sells a material portion of a business and assigns its rights under this Section 7.09 in part with respect to such material portion of such business, then such party shall not retain the benefit of the covenant under this Section 7.09 with respect to such material portion of such business, other than in respect of any portion of such business that is retained by such party or its Affiliates).

SECTION 7.10. Ancillary Agreements. At the Principal Closing, Buyer and Seller shall enter into, execute and deliver (a) a transition services agreement substantially in the form attached as Exhibit F (the “Transition Services Agreement”), (b) a transition manufacturing agreement substantially in the form attached as Exhibit G (the “Raynham Transition Manufacturing Agreement”), (c) a transition manufacturing agreement substantially in the form attached as Exhibit G (the “Suzhou Transition Manufacturing Agreement”) and (d) a transition access agreement substantially in the form attached as Exhibit H (the “Transition Access Agreement”).

SECTION 7.11. Bulk Transfer Laws. Buyer acknowledges that Seller and the Selling Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws of any jurisdiction. Buyer hereby waives compliance by Seller and the Selling Affiliates with the provisions of any bulk sale or bulk transfer Laws or similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

SECTION 7.12. U.S. Distribution Network. (a) For a period of up to 90 days after the Principal Closing Date, (i) Seller shall, and shall cause its Affiliates to, (A) consent to the engagement by Buyer or any of its Affiliates of a U.S. Distributor during such period of up to 90 days for specific tasks related to the Accounts Transfer in the United States of America and (B) take reasonable measures (to the extent permitted by any contracts with its U.S. Distributors) to encourage and cause its or their current independent distributors of the Products in the United States of America (each, a “U.S. Distributor”) to support and participate in the Accounts Transfer in the United States of America during such period of up to 90 days and (ii) Buyer and Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to expedite the Accounts Transfer with respect to the United States of America.

(b) For a period of up to 180 days after the Principal Closing Date, Seller shall, and shall cause its Affiliates to, (i) not offer any incentives to any of its or their U.S. Distributors to convert current customers of the Business to customers of the orthopaedic trauma business of Synthes, (ii) not consent to any U.S. Distributor involved in the Accounts Transfer in the United States of America to be the distributor of record for the orthopaedic trauma business of Synthes, (iii) not allow any current U.S. Distributor to sell any products identified as orthopaedic trauma products approved for use by professional health care providers to treat bone fractures or deformities in the upper or lower extremities of the human body, other than the Products, (iv) allow Buyer to access the Business’s current U.S. Distributor network, on terms that are the same as those contracted by Seller or its applicable Affiliate and that are otherwise consistent with Section 7.12(b)(iv) of the Disclosure Letter, to sell the Products solely during such period of up to 180 days (provided that, prior to entering into any Contract with a U.S. Distributor pursuant to this clause (iv), Buyer shall provide Seller with a final draft of such proposed Contract and such Contract shall be subject to the review and reasonable approval of Seller), and Seller shall waive any exclusivity, non-compete or other similar provisions in any agreement with a U.S. Distributor solely to the extent necessary to permit the access contemplated by this clause (iv), and (v) not prevent Buyer from negotiating to hire as an employee any representative of a current U.S. Distributor that has been identified to Seller by such U.S. Distributor as being made available to Buyer, as set forth on Section 7.12(b)(v) of the Disclosure Letter (each, a “Trauma Representative”) (provided that Buyer shall not employ any Trauma Representative unless such Trauma Representative shall have entered into an agreement containing a covenant not to compete with the applicable U.S. Distributor that (A) is reasonable in both scope and duration (which shall be up to 18 months following termination of employment with the applicable U.S. Distributor, to the extent permitted by applicable Law), (B) during such restricted period, prohibits such Trauma Representative from selling products of the type sold by the applicable U.S. Distributor other than the Products and (C) reasonably protects the confidential and proprietary information of such applicable U.S. Distributor), it being understood that Buyer may, promptly following the date of this Agreement, in consultation with Seller to allow for prior communication by Seller to its U.S. Distributors, commence negotiating to hire as an employee any Trauma Representative.

(c) Until the 180th day following the end of the period set forth in clause (b) above, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly solicit any representatives of a current U.S. Distributor, other than any Trauma Representative.

(d) For purposes of this Section 7.12, the U.S. Distributors shall not be deemed to include any independent distributor of Synthes or any of its subsidiaries as of the Principal Closing Date.

SECTION 7.13. Non-U.S. Distribution Network. Reference is made to clause (viii) of Schedule 2.02(a), pursuant to which the portion of any contract between Seller or any of its Affiliates, on the one hand, and any distributor, on the other, relating to the distribution of the Products in the European Economic Area constitutes a Transferred Contract, and shall be treated as such for all purposes of this Agreement. In addition, for a period of up to 90 days after the Applicable Closing Date, (a) Seller shall, and shall cause its Affiliates to, (i) consent to the engagement by Buyer or any of its Affiliates of Seller’s local Affiliates in any Country Unit located outside of the United States of America to service sales of the Business in such Country Unit and to cooperate with the Accounts Transfer with respect to such Country Unit and (ii) support and participate in the Accounts Transfer with respect to such Country Unit and (b) Buyer and Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to expedite the Accounts Transfer with respect to such Country Unit. For purposes of this Section 7.13, following the consummation of the J&J/Synthes Merger, Synthes and its subsidiaries shall not be considered Affiliates of Seller.

SECTION 7.14. Employee Nonsolicitation. From the Principal Closing Date and until the 12 month anniversary thereof, Seller agrees that it shall not, and that it shall cause Synthes and its and Synthes’s respective subsidiaries not to, directly or indirectly, solicit for employment (including in any consulting capacity) in an orthopaedic trauma business any Transferred Employee. The non-solicitation restrictions of this paragraph shall not (a) apply to any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by Buyer or any of its Affiliates or (b) prohibit Seller, Synthes or any of its or Synthes’s respective subsidiaries from soliciting for employment or employing persons whose employment with Buyer or any of its Affiliates is terminated by Buyer or such Affiliate prior to the solicitation for employment of such persons by Seller, Synthes or any of its or Synthes’s respective subsidiaries.

SECTION 7.15. Confidentiality. For a period of two years after the Principal Closing Date, Seller shall keep confidential, and shall cause its Affiliates to keep confidential, the Confidential Information, except (a) as permitted by this Agreement, (b) as required by Law or (c) as necessary to defend or prosecute any indemnification claim or any litigation or dispute. Notwithstanding the foregoing, nothing in this Agreement shall restrict the parties hereto from sharing Confidential Information with a Monitor or any anti-trust or competition authority in the United States of America, the European Union (or any member state thereof) or any other jurisdiction.

ARTICLE VIII

Employees

SECTION 8.01. Employee Benefits Matters. (a) From and after the date of this Agreement until the Applicable Closing Date, Buyer shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any Employee of the Business whether relating to employee benefits, post-Closing terms of employment or otherwise.

(b) Seller shall update Section 3.11(c) of the Disclosure Letter periodically and in no event less than 10 days prior to the Applicable Closing Date to reflect new hires, leaves of absence and employment terminations and any other material changes thereto and provide copies of such updated lists and information to Buyer. As soon as practicable, and in no event more than 10 days, following the date of this Agreement, to the extent permitted by applicable Law, Seller shall update Section 3.11(c) of the Disclosure Letter to include the names of each individual set forth on Section 3.11(c) of the Disclosure Letter. As soon as practicable, and in no event more than 10 days, following the date of this Agreement, Seller shall provide Buyer with reasonable access to each of the individuals set forth on Section 8.01(b) of the Disclosure Letter (the

“Additional Employees”) for purposes of interviews for potential employment with Buyer or one of its Affiliates. Seller has offered to Buyer, and Buyer has declined to accept, four additional employees in the Baltics, Czech Republic, Slovakia and Slovenia (the “Declined Employees”). The parties will comply with the provisions set forth under the caption “Contingent Payroll/Benefits Support” in Exhibit A of Section 7.10(a)(1) of the Disclosure Letter that by their terms relate to performance during the period prior to the Principal Closing Date.

(c) In the event the employment of an Employee of the Business does not automatically transfer to Buyer or its Affiliates upon the occurrence of the Applicable Closing by operation of Law, not less than 10 business days prior to the Applicable Closing, Buyer or one of its Affiliates will offer employment, effective at 11:59 P.M., local time, on the Applicable Closing Date (the “Transfer Time”), to such Employee of the Business in accordance with this Agreement and applicable Law. Not less than 10 business days prior to the Applicable Closing, Buyer or one of its Affiliates shall be entitled, but not obligated, to offer employment, effective at the Transfer Time, to each Additional Employee in accordance with this Agreement and applicable Law; provided, that if Buyer or one of its Affiliates makes an offer of employment to any Additional Employee, such Additional Employee shall be considered an Employee of the Business for all purposes of this Agreement. Offers pursuant to this Section 8.01(c) shall be sufficient to avoid statutory, contractual, common Law or other severance obligations and shall otherwise comply in all respects with such applicable Law (including with respect to compensation and benefits). With respect to any Employee of the Business who, as of the Closing Date, is on approved leave of absence from work with Seller or its Affiliates, Buyer shall offer employment to such individual on the earliest practicable date following the return of such individual to work with Seller and its Affiliates and otherwise on terms and conditions consistent with this Section 8.01, provided that such employee returns to work within 180 days of the Applicable Closing Date or such later time as required by applicable Law. Seller shall promptly notify Buyer of the occurrence and end of any such leave of absence. In the event the employment of an Employee of the Business transfers automatically to Buyer and its Affiliates upon the occurrence of the Closing by operation of Law, Buyer and Seller agree to take, or cause their respective Affiliates to take, all actions required under applicable Law and all other actions as are necessary or appropriate such that the employment of such Employee of the Business will transfer to Buyer or its Affiliates automatically as of the Transfer Time.

(d) Seller and Buyer intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee of the Business prior to or upon the occurrence of the Transfer Time, including for purposes of any Business Employee Benefit Plan that provides for separation, termination or severance benefits, and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time, and Seller and Buyer shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same. Buyer or its Affiliates shall bear all of the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and the Selling Affiliates from and against, (i) any claims made by any Employee of the Business for any statutory, common law, contractual (to the extent made pursuant to a Business Employee Benefit Plan or other arrangement permitted by Section 6.01(b)(i)) or other severance or other separation benefits, and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a Judgment of a court having jurisdiction over the parties hereto but specifically excluding any pension benefits under Business Employee Benefit Plans with respect to pre-Closing service with Seller and its Affiliates) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with (A) the failure of Buyer or its Affiliates to make an offer of employment to or continue the employment of any Employee of the Business or any other individual that is entitled to automatically transfer to Buyer or its Affiliates upon the occurrence of the Closing by operation of Law, in each case, in accordance with this Agreement or applicable Law or (B) the Employee of the Business’ refusal to accept an offer of employment from (or to commence employment with), or objection to the automatic transfer of employment to, Buyer or its Affiliates (for the avoidance of doubt, with respect to any Additional Employees, this Section 8.01(d) shall apply only to the extent Buyer makes an offer of employment to such Additional Employee), and (ii) any claims relating to the employment of any Transferred Employee on or after the Transfer Time, including in respect of any act or omission relating to the employment of any Transferred Employee occurring on or after the Transfer Time.

(e) With respect to each U.S. Transferred Employee, for the two-year period immediately following the Applicable Closing Date, Buyer or its Affiliates: (i) shall provide to each Transferred Employee (A) no less favorable base salary, bonus opportunity and wage rates, as applicable, than as set forth on Section 3.11(c) of the Disclosure Letter and (B) employee benefits under plans, programs and arrangements which will provide benefits to such Transferred Employee that are no less favorable, in the aggregate, than the benefits provided by Buyer and its Affiliates to similarly situated employees of Buyer, and are substantially comparable, in the aggregate, to the benefits provided by Seller and its Affiliates, in each case, immediately prior to the Applicable Closing Date (excluding any equity-based compensation, defined benefit pensions or retiree medical benefits); and (ii) shall not (without such employee’s consent) require that such Transferred Employee relocate to an office that would result in a commute of more than 50 miles from his or her office as of immediately prior to the Applicable Closing. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Buyer or any of its Affiliates to be obligated to continue the employment of any U.S. Transferred Employee for any period after the Applicable Closing Date.

(f) With respect to each U.S. Transferred Employee, for the two-year period immediately following the Applicable Closing Date, Buyer or its Affiliates shall provide severance benefits to each Transferred Employee that are no less favorable than the better of (i) those severance or termination benefits applicable to such Transferred Employee as of immediately prior to the Applicable Closing Date and (ii) those provided under Buyer’s severance plan, program, policy or practice (whether contractual or otherwise) on the date of such Transferred Employee’s termination. For the avoidance of doubt, if during such two-year period a U.S. Transferred Employee’s employment should terminate as a result of his or her desire not to accept a relocation as described in clause (ii) of Section 8.01(e), then Buyer will be obligated to pay such U.S. Transferred Employee severance at least equal to the amount that such employee would have received if Seller’s severance plan, program, policy or practice (based on the terms and conditions set forth on the Applicable Closing Date) were still in effect on the date of such U.S. Transferred Employee’s termination.

(g) With respect to each U.S. Transferred Employee, effective from and after the Transfer Time, Buyer or its Affiliates shall (i) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan or retiree medical plan) under all plans, programs and arrangements established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, service with Seller and the Selling Affiliates prior to the Applicable Closing Date to the extent such service was recognized under the corresponding Business Employee Benefit Plan covering such Transferred Employees, including for purposes of eligibility, vesting and benefit levels and accruals, (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Business Employee Benefit Plan and (iii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Applicable Closing Date for the plan year in which the Applicable Closing occurs.

(h) Seller shall be, or shall cause its Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (iii) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, prior to the Transfer Time. Buyer shall be, or shall cause its Affiliates to be, responsible for all (A) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (B) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (C) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, on or after the Transfer Time. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (1) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (2) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. Seller and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred prior to the Transfer Time by any Transferred Employee. Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Transfer Time by any Transferred Employee. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs over a period both preceding and following the Applicable Closing, the claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Seller and Buyer based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Applicable Closing.

(i) Notwithstanding any other provision of this Section 8.01 to the contrary, (i) with respect to Non-U.S. Transferred Employees, (A) effective from and after the Transfer Time, Buyer or its Affiliates shall provide to such employees each term and condition of employment (including seniority and other service credit) and each type and amount of compensation and benefits required by applicable Law in the applicable non-U.S. jurisdiction (whether as an absolute requirement or as a condition to avoiding any penalty, liability, obligation or expense) and (B) for the two-year period immediately following the Applicable Closing Date, Buyer or its Affiliates shall provide to such employees other terms and conditions of employment (including seniority and other service credit) and types and amounts of compensation and benefits (excluding those items subject to clause (A), above) that are no less favorable, in the aggregate, to those provided by Buyer and its Affiliates to similarly situated employees of Buyer, and are substantially comparable, in the aggregate, to those provided by Seller and its Affiliates, in each case, immediately prior to the Transfer Time (provided that base salaries, bonus opportunities and wage rates shall be no less favorable than as set forth in Section 3.11(c) of the Disclosure Letter), and (ii) with respect to Transferred Employees covered by Collective Bargaining Agreements, effective from and after the Transfer Time, Buyer or one of its Affiliates shall comply with applicable Law concerning Collective Bargaining Agreements in the context of this Agreement.

(j) If any Employee of the Business requires a work permit or employment pass or other legal or regulatory approval for his or her employment with Buyer or its Affiliates, Buyer shall, and shall cause its Affiliates to, use their commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Transfer Time, and Seller shall, and shall cause its Affiliates to, take all reasonably necessary or appropriate action at Buyer’s expense, as reasonably requested by Buyer, to assist in obtaining any such permits, pass, or other approval prior to the Transfer Time.

(k) As of the Transfer Time, Seller shall provide to Buyer and its Affiliates all employment records for each Transferred Employee required to be provided to Buyer and its Affiliates under applicable Law. Buyer and its Affiliates shall ensure that all such records are used only in connection with the employment of such Transferred Employee and shall keep such employment records confidential; provided that Buyer and its Affiliates shall indemnify and hold harmless Seller and its Affiliates from and against any statutory, common Law or other claims that arise from the use of such employment records other than for employment, compensation or termination-related purposes.

(l) To the extent applicable, the parties hereto acknowledge the application of the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing the Directive and any other similar Law. The parties hereto acknowledge and agree that they shall, and shall cause their respective Affiliates to, comply with the Directive and any other similar Law to the extent applicable.

(m) The provisions contained in this Agreement with respect to any Employee of the Business are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any Employee of the Business (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment of any plan providing benefits to any Employee of the Business.

ARTICLE IX

Termination

SECTION 9.01. Buyer Termination. This Agreement may be terminated by Buyer by written notice delivered to Seller: (a) at any time prior to the Principal Closing, if (i) Seller shall have failed to comply with any of Seller’s covenants or agreements contained in this Agreement or (ii) any one or more of the representations or warranties of Seller contained in this Agreement shall prove to have been inaccurate when made and, in the case of clauses (i) and (ii), such failure or inaccuracy shall have resulted in a failure of a condition set forth in Section 5.01(a) or 5.01(b), and Buyer shall have given Seller a reasonable opportunity to cure any such failure or inaccuracy before the Principal Closing; (b) if the Principal Closing shall not have occurred on or before the Outside Date; (c) if the J&J/Synthes Merger Agreement shall have been terminated pursuant to the terms thereof; or (d) if the FTC or the EC (or, in either case, the staff thereof) shall have determined that (i) Buyer is not an acceptable purchaser or (ii) this Agreement is otherwise not an adequate anti-trust remedy with respect to the transactions contemplated by the J&J/Synthes Merger Agreement; provided, however, that Buyer may only terminate this Agreement if at the time of termination Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 9.02. Seller Termination. This Agreement may be terminated by Seller by written notice delivered to Buyer: (a) at any time prior to the Principal Closing, if (i) Buyer shall have failed to comply with any of Buyer’s covenants or agreements contained in this Agreement or (ii) any one or more of the representations or warranties of Buyer contained in this Agreement shall prove to have been inaccurate when made and, in the case of clauses (i) and (ii), such failure or inaccuracy shall have resulted in a failure of a condition set forth in Section 5.02(a) or 5.02(b) and Seller shall have given Buyer a reasonable opportunity to cure any such failure or inaccuracy before the Principal Closing; (b) if the Principal Closing shall not have occurred on or before the Outside Date; (c) if the J&J/Synthes Merger Agreement shall have been terminated pursuant to the terms thereof; (d) if the FTC or the EC (or, in either case, the staff thereof) shall have determined that (i) Buyer is not an acceptable purchaser or (ii) this

Agreement is otherwise not an adequate anti-trust remedy with respect to the transactions contemplated by the J&J/Synthes Merger Agreement; or (e) if the FTC or the EC requests that the parties hereto execute an amendment to a material provision of this Agreement or any Ancillary Agreement (i) that is materially adverse to Seller or (ii) that is materially adverse to Buyer and to which Buyer has not consented in writing (such consent not to be unreasonably delayed), in the case of each of clauses (i) and (ii), in order to satisfy the conditions to Closing set forth in Section 5.01(h) or 5.02(g); provided, however, that Seller may only terminate this Agreement pursuant to clause (a) or (b) above if at the time of termination Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 9.03. Effect of Termination. If this Agreement is terminated pursuant to this Article IX, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement or any of its Affiliates (or any of its or their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees or agents), except that the provisions of this Section 9.03, Section 9.03 of the Disclosure Letter and Article XI will survive any termination of this Agreement and be binding on Buyer and Seller; provided, however, that nothing herein shall relieve any party from liability for any breach of any covenant contained in this Agreement prior to such termination.

ARTICLE X

Indemnification

SECTION 10.01. Survival. All representations and warranties contained in this Agreement shall survive the Principal Closing until the date that is 18 months from the Principal Closing Date, and shall then expire and be of no force or effect; provided that the representations and warranties in Sections 3.01, 3.02, 3.03 and 3.15 (collectively, the “Seller Fundamental Representations”) and Sections 4.01 and 4.05 (collectively, the “Buyer Fundamental Representations”), in each case, shall survive indefinitely or until the latest date permitted by Law. The covenants and agreements contained in this Agreement shall survive indefinitely or for such shorter period of time specified therein, except that any breaches thereof shall survive indefinitely or until the latest date permitted by Law. Notwithstanding the preceding sentences, any breach of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

SECTION 10.02. Indemnification by Seller. Effective as of the Principal Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and its and their respective directors, officers, employees, agents and representatives (collectively, the “Buyer Indemnitees”) against and from any and all Damages which any Buyer Indemnitee may incur or suffer to the extent such Damages arise out of or result from (a)

the breach of any representation or warranty made by Seller in this Agreement (provided that, for the sole purpose of determining Damages under this Article X (and not, for the avoidance of doubt, for the purpose of determining whether or not any breaches of representations or warranties have occurred), the representations and warranties made by Seller in this Agreement shall not be deemed to be qualified as to materiality or Material Adverse Effect), (b) the breach of any covenant or agreement made by Seller in this Agreement or (c) any of the Excluded Liabilities. Notwithstanding that a claim for Damages may fall into multiple categories of this Section 10.02, a Buyer Indemnitee may recover such Damages one time only. Buyer shall take, and shall cause the other Buyer Indemnitees to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

SECTION 10.03. Indemnification by Buyer. In addition to the indemnification set forth in Sections 2.02(g)(ii), 6.03(e), 7.01(b), 8.01(d) and 8.01(k), effective as of the Principal Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and its and their respective directors, officers, employees, agents and representatives (collectively, the “Seller Indemnitees”) against and from any and all Damages which any Seller Indemnitee may incur or suffer to the extent such Damages arise out of or result from (a) the breach of any representation or warranty made by Buyer in this Agreement (provided that, for the sole purpose of determining Damages under this Article X (and not, for the avoidance of doubt, for the purpose of determining whether or not any breaches of representations or warranties have occurred), the representations and warranties made by Buyer in this Agreement shall not be deemed to be qualified as to materiality), (b) the breach of any covenant or agreement made by Buyer in this Agreement or (c) any of the Assumed Liabilities. Notwithstanding that a claim for Damages may fall into multiple categories of this Section 10.03, a Seller Indemnitee may recover such Damages one time only. Seller shall take, and shall cause the other Seller Indemnitees to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

SECTION 10.04. Scope of Seller’s Liability. Indemnification shall be available to the Buyer Indemnitees under clause (a) of the first sentence of Section 10.02 only to the extent that the aggregate amount of Damages otherwise due to the Buyer Indemnitees under all claims for such indemnification exceeds one percent (1%) of the Purchase Price and then indemnification shall be available to the Buyer Indemnitees for the amount of Damages in excess of such amount, but only for all such Damages up to fifteen percent (15%) of the Purchase Price; provided that the foregoing limitations shall not apply to any claim under clause (a) of the first sentence of Section 10.02 for breach of any Seller Fundamental Representations. Seller shall not have any liability under clause (a) of the first sentence of Section 10.02 for any individual item where the Damages relating thereto are less than $250,000; provided that all items based on substantially the same or similar acts, omissions or circumstances shall be considered part of a single item for purposes of calculating the amount of Damages relating thereto; provided, further that the foregoing limitations shall not apply to any claim under clause (a) of the first sentence of Section 10.02 for breach of any Seller Fundamental Representations. Seller shall have no liability or obligation to indemnify any Buyer Indemnitee with respect to the breach of any representation, warranty, covenant or agreement based on the information provided in the Confidential Information Memorandum, the Management Presentations or Seller’s written responses to Buyer’s due diligence inquiries.

SECTION 10.05. Scope of Buyer’s Liability. Indemnification shall be available to the Seller Indemnitees under clause (a) of the first sentence of Section 10.03 only to the extent that the aggregate amount of Damages otherwise due to the Seller Indemnitees under all claims for such indemnification exceeds one percent (1%) of the Purchase Price and then indemnification shall be available to the Seller Indemnitees for the amount of Damages in excess of such amount, but only for all such Damages up to fifteen percent (15%) of the Purchase Price; provided that the foregoing limitations shall not apply to any claim under clause (a) of the first sentence of Section 10.03 for breach of any Buyer Fundamental Representations. Buyer shall not have any liability under clause (a) of the first sentence of Section 10.03 for any individual item where the Damages relating thereto are less than $250,000; provided that all items based on substantially the same or similar acts, omissions or circumstances shall be considered part of a single item for purposes of calculating the amount of Damages relating thereto; provided, further that the foregoing limitations shall not apply to any claim under clause (a) of the first sentence of Section 10.03 for breach of any Buyer Fundamental Representations.

SECTION 10.06. Claims. Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article X (the “Indemnified Party”) shall give prompt written notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) hereunder may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, including the estimated amount of Damages and the specific basis for indemnification hereunder. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is prejudiced by such failure.

SECTION 10.07. Defense of Actions. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim based on any action, suit, proceeding, claim, demand or assessment by any third party (a “Third-Party Claim”) with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense at the Indemnified Party’s cost and expense; provided the Indemnifying Party will not, in defense of any Third-Party Claim, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any Judgment or enter into any settlement (a) which provides for any relief other than the payment of monetary damages and/or (b) which does not include as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all liability in respect thereof; provided, further the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (iii) the Third Party Claim seeks monetary damages and the sum of the amount of the monetary damages is greater than twice the maximum amount from which the Indemnifying Party is required to indemnify the Indemnified Party. As to those Third-Party Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense. Notwithstanding anything to the contrary herein, with respect to any Claim asserted by a Governmental Entity relating to Taxes, the Indemnifying Party shall be entitled to participate in the defense thereof, but the Indemnified Party shall control such defense. The Indemnified Party will not settle any Claim without the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 10.08. Limitation, Exclusivity. No Claim shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party prior to the date set forth in Section 10.01, if applicable, for such Claim. Except as otherwise provided in an Ancillary Agreement or with respect to claims for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements, each party hereto acknowledges and agrees that from and after the Principal Closing, the sole and exclusive remedy of such party with respect to any and all claims under this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article X, and, in furtherance of the foregoing, each party hereto hereby waives and releases, and agrees to cause its Affiliates to waive and release, from and after the Principal Closing, any and all rights, claims and causes of action they may have against the other party hereto or any of its Affiliates arising under or based upon any statutory or common law or otherwise to the extent relating to this Agreement or the transactions contemplated hereby, except that nothing herein shall limit the liability of any party hereto for fraud or intentional misrepresentation or the right of any party hereto to enforce any arbitration decision rendered pursuant to Section 11.12. With respect to any Damages arising under this Agreement, Seller and Buyer agree that they shall only seek such Damages from Buyer or Seller, as applicable, and each party hereto hereby waives the right to seek Damages from or equitable remedies, such as injunctive relief, against any Affiliate of the other party hereto or any director, officer or employee of such other party (or any of its Affiliates).

SECTION 10.09. Calculation of Damages. Except as otherwise provided in this Article X, in any case where the Indemnified Party actually recovers from any third party any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

SECTION 10.10. Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax Law.

SECTION 10.11. No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY HERETO OR ANY AFFILIATE OF THE OTHER PARTY HERETO FOR CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE INDEMNITY HEREUNDER FOR ANY CLAIMS PAYABLE TO ANY THIRD PARTY.

ARTICLE XI

Miscellaneous

SECTION 11.01. No Reliance by Buyer; Own Due Diligence. Buyer is relying on its own investigation, examination and valuation of the Business, including the Transferred Assets, in effecting the transactions covered by this Agreement and the Ancillary Agreements. Buyer has made all inspections and investigations of the Business and the Transferred Assets deemed necessary or desirable by Buyer. Buyer is purchasing the Transferred Assets based on the results of its inspections and investigations, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement or any Ancillary Agreement. In light of these inspections and investigations and the representations and warranties made to Buyer by Seller herein, Buyer is relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement or any Ancillary Agreement; provided that nothing herein shall limit the liability of Seller for fraud or intentional misrepresentation.

SECTION 11.02. Financial Statements and Projections. (a) In connection with Buyer’s investigation of the Business, Buyer has received from Seller various forward-looking statements regarding the Business (including the estimates, assumptions, projections, forecasts and plans furnished to it) (the “Forward-Looking Statements”). Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make the Forward-Looking Statements; (ii) Buyer is familiar with such uncertainties; (iii) Buyer is taking full responsibility for making its own investigation, examination and valuation of the Business; (iv) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (v) Buyer is not relying on any Forward-Looking Statement in any manner whatsoever and (vi) with respect to the foregoing, Buyer shall have no claim against Seller or any of its Affiliates.

(b) Seller makes no representation or warranty with respect to the reasonableness of the assumptions underlying any Forward-Looking Statement.

(c) Seller makes no representation or warranty with respect to any Forward-Looking Statement made (i) in the Confidential Information Memorandum, (ii) in the Data Room, (iii) in the Management Presentations, (iv) in any supplemental due diligence information provided or made available to Buyer, (v) in connection with Buyer’s discussions with management of the Business, (vi) in negotiations leading to this Agreement or (vii) in any other circumstance.

SECTION 11.03. To the knowledge. “To the knowledge of Seller” or other references to the knowledge or awareness of Seller or its Affiliates means the actual knowledge of those individuals set forth on Section 11.03 of the Disclosure Letter.

SECTION 11.04. Waivers. At any time and from time to time prior to the Applicable Closing, the parties hereto may by written agreement signed by both parties hereto, (a) extend the time for, or waive in whole or in part, the performance of any obligation of any party hereto under this Agreement, (b) waive any inaccuracy in any representation, warranty or statement of any party hereto or (c) waive any condition or compliance with any covenant contained in this Agreement.

SECTION 11.05. Modifications and Amendments. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto. Each party hereto agrees that, in order to satisfy the conditions to Closing set forth in Section 5.01(h) or 5.02(g), it shall execute such amendments to this Agreement and the Ancillary Agreements as the FTC or the EC may request that are not materially adverse to such party.

SECTION 11.06. Assignability, Beneficiaries, Governing Law and Enforcement. This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the parties hereto, their respective successors and permitted assigns, but, except as provided in Section 2.02(f), this Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto, which consent will not be unreasonably withheld. Other than as explicitly set forth herein, including in Sections 10.02 and 10.03, nothing contained herein is intended to confer upon any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (not subject to any requirement for the securing or posting of any bond in connection therewith) the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any New York State court sitting in the New York City, which remedy shall be in addition to any other remedy to which any party is entitled at law or in equity, including money damages.

SECTION 11.07. Notices. Any notice, consent, request, instruction or other communication to be given hereunder by either party to the other party shall be made in writing and delivered personally, or sent by registered or certified mail, or by fax:

if to Seller, addressed to:

DePuy Orthopaedics, Inc.

700 Orthopaedic Drive

Warsaw, Indiana 46581

Attn: President

Fax:  (574 269-7938

with a copy to:

Johnson & Johnson

Office of General Counsel

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

Attn: General Counsel MD&D

Fax:  (732) 524-5304

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Robert I. Townsend III, Esq.

     Damien R. Zoubek, Esq.

Fax:  (212) 474-3700

and if to Buyer, to:

Biomet, Inc.

56 E. Bell Drive

P.O. Box 587

Warsaw, Indiana 46581

Attn: General Counsel

     Jody Gale, Vice President and Associate General Counsel

Fax:  (574) 372-1960

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Robert P. Davis, Esq.

     David Leinwand, Esq.

Fax:  (212) 225-3999

or to such other address for either party as such party shall hereafter designate by like notice.

SECTION 11.08. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

SECTION 11.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

SECTION 11.10. Entire Agreement. This Agreement (including the Disclosure Letter and the Exhibits and Schedules attached hereto), together with the other agreements and certificates delivered in connection herewith, including the Confidentiality Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior agreements or understandings between the parties hereto with respect to such subject matter. Other than the Confidentiality Agreement, this Agreement, the Ancillary Agreements and the agreements, certificates and instruments executed and delivered in connection with the transactions contemplated by this Agreement are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in such agreements is intended by either party to be legally binding. Each of the parties hereto acknowledges that in deciding to enter into this Agreement and the other Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein.

SECTION 11.11. Payment of Expenses. Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses.

SECTION 11.12. Arbitration. (a) Any dispute, claim or controversy arising from or related in any way to this Agreement or any of the Ancillary Agreements, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud, intentional misrepresentation or otherwise, and further including any such controversy or claim involving the Affiliates of any Party (a “Dispute”), will be submitted for resolution to arbitration pursuant to the Non-Administered Arbitration Rules then in effect of the International Institute for Conflict Prevention and Resolution or its successor (“CPR”) (available at http://www.cpradr.org), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, New York.

(b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5,000,000, and the aggregate damages sought by the counterclaimant are stated to be less than $5,000,000, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, disinterested, impartial and independent and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at http://www.adr.org/EthicsandStandards).

(c) The parties hereto agree to cooperate (i) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (ii) to meet with the arbitrator(s) within 45 days of selection and (iii) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.

(d) In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within 25 days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then jointly interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and one peremptory challenge each.

(e) In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph (c) above, then the arbitrator(s) shall set dates for the hearing, any post hearing briefing, and the issuance of the award in accord with the paragraph (c) schedule. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph (c) schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of 10 days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts. There shall be no requests for admission or interrogatories. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

(f) The arbitrator(s) must decide the issues presented in accordance with the substantive law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, and the arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be provided or made available to either party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

(g) In the event the panel’s award exceeds $5,000,000 in monetary damages or grants any form of equitable relief, or rejects a claim in excess of that amount or for equitable relief, then the losing party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within ten working days, pursuant to the selection procedures specified in paragraph (d) above. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she commits to adhering to the time limits in paragraph (h). Any such review must be initiated by written notice to the other party or parties within 30 days following the rendering of the award referenced in paragraph (f) above.

(h) The Appeal Arbitrator will review the arbitration panel’s award applying the same standards of review that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would apply to a judgment rendered by a district court after a bench trial. The Appeal Arbitrator may modify, vacate or affirm the arbitration panel’s award or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel’s award, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties hereto, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief and any reply brief within 75 and 130 days, respectively, following the date of the award under review, whereas the opposing party must submit its responsive brief within 110 days of that date. Oral argument shall take place within five months after the date of the award under review, and the Appeal Arbitrator shall render a decision within 45 days following oral argument. That decision will be considered the final award in the arbitration and will not be subject to further review, except pursuant to the Federal Arbitration Act.

(i) The parties hereto consent to the jurisdiction of the U.S. District Court for the Southern District of New York for the enforcement of this Section 11.12 and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

(j) Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(k) The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing, including but not limited to motions to dismiss and motions for summary judgment, and shall endeavor to decide such motions as would a Federal District Judge sitting in the jurisdiction whose substantive law governs as set forth in subsection (f) above.

(l) IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(m) IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ANY CLAIM TO SPECIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER, EXCEPT THAT THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD ANY RELIEF PROVIDED BY GOVERNING STATUTE (IT BEING UNDERSTOOD THAT THIS WAIVER DOES NOT COVER ANY RIGHT TO INDEMNITY FOR SPECIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES PAYABLE TO THIRD PARTIES THAT MAY BE IMPOSED OR OTHERWISE INCURRED).

(n) IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER (IT BEING UNDERSTOOD THAT THIS WAIVER DOES NOT COVER ANY RIGHT TO INDEMNITY FOR CONSEQUENTIAL DAMAGES PAYABLE TO THIRD PARTIES THAT MAY BE IMPOSED OR OTHERWISE INCURRED).

(o) IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

SECTION 11.13. Mediation. (a) Any Dispute that would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with The CPR Mediation Procedure then in effect of CPR available at www.cpradr.org, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in New York, New York and shall be attended by a senior executive with authority to resolve the Dispute from each of the operating companies that are parties.

(b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as JAMS or CPR.

(c) The parties hereto shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties hereto with a list of at least 15 names from the CPR Panels of Distinguished Neutrals. Each party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 working days of receiving the CPR list. The parties hereto may together interview the three top ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

(d) The mediator shall confer with the parties hereto to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances may the commencement of arbitration under Section 11.12 be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the parties hereto.

(e) Each party agrees not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until 20 days after the conclusion of the mediation.

(f) Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

SECTION 11.14. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

SECTION 11.15. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is or will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof and only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

SECTION 11.16. Rescission. (a) In the event the FTC shall not have approved on or prior to the Principal Closing Date the final Decision and Order issued by it in disposition of its proceeding relating to the transactions contemplated by the J&J/Synthes Merger Agreement (the “FTC Order”), and following the Principal Closing Date the FTC shall have notified (such notification, the “Regulatory Nonsatisfaction Notice”) Seller that, for purposes thereof, Buyer would not be an acceptable purchaser of the Business, then Seller shall give prompt notice thereof to Buyer and the parties hereto shall promptly take all actions as may be necessary or desirable to rescind the consummation of the transactions contemplated hereby and to restore to each party its rights, powers and obligations as in existence immediately prior to the Principal Closing, including (i) refund by Seller to Buyer of all funds received by Seller from Buyer as payment of the Purchase Price, (ii) execution by Buyer and its Affiliates of such assignments, transfers and other documents and instruments as may be necessary or desirable to convey, assign and transfer to Seller and the Selling Affiliates, as applicable, all of Buyer’s and each of its Affiliates’ right, title and interest in, to or under the Transferred Assets and (iii) execution by Seller and the Selling Affiliates, as applicable, of such assumptions and other documents and instruments as may be necessary or desirable to relieve Buyer and its Affiliates of all liability for any Assumed Liabilities existing on the Principal Closing Date. Seller shall reimburse Buyer for (A) all out-of-pocket costs and expenses for the hiring of consultants and independent contractors for the purpose of effecting a transition of the Business to Buyer and all attorneys’ and financial advisors’ fees incurred in connection with the negotiation and consummation of the transactions contemplated hereby, in each case, incurred by Buyer (including, for the avoidance of doubt, such costs and expenses incurred prior to the date of this Agreement), and (B) all out-of-pocket costs and expenses incurred by Buyer in connection with the foregoing rescission and in connection with owning and operating the Business from the Principal Closing up to and including the date of rescission, including any costs of equipment purchased for the manufacture of the Products, reimbursement of the value of inventory, work in process and raw material ordered and on hand, severance costs for employees of the Business, reimbursement of costs for committed and prepaid advertising, costs associated with any breakage fees for contracts in place and costs associated with attorneys’ fees, auditors fees and other experts hired to accomplish the foregoing rescission. Upon receipt of the Regulatory Nonsatisfaction Notice, this Agreement shall thereafter become void and of no further force and effect, with no liability on the part of any party to this Agreement or any of its Affiliates (or any of its or their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees or agents), except for the provisions of Article XI; provided, however, that nothing herein shall (i) relieve any party from liability for any breach of any covenant contained in this Agreement prior to such termination or (ii) limit the liability of any party hereto for fraud or intentional misrepresentation.

(b) The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that the obligations of the parties set forth in Section 11.16(a) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent such breaches and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) the terms and provisions of Section 11.16(a) in the United States District Court for the Southern District of New York or any New York State court sitting in the New York City, this being in addition to any other remedy to which they are entitled at law or in equity, including money damages.

SECTION 11.17. No Recourse. This Agreement may only be enforced against, and any actions, claims, suits, investigations or proceedings based upon, arising out of, or related to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby may only be brought against, the Persons that are expressly named as parties hereto and thereto and then only with respect to the specific obligations set forth herein and therein, respectively, with respect to any such party. No Related Party shall have any liability relating to or arising out of this Agreement or the Ancillary Agreements or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer has duly executed this Agreement as of the date first above written.

BIOMET, INC.

By	/s/ Jeffrey R. Binder
Name: Jeffrey R. Binder
Title: President and Chief Executive Officer

Accepted and agreed to by Seller as of the day of , 2012

DEPUY ORTHOPAEDICS, INC.,

By
Name:
Title:

Schedule 2.02(a)

Transferred Assets

The Transferred Assets consist of all of the assets primarily used in the Business (unless expressly stated otherwise below), including the following assets to the extent primarily used in the Business (unless expressly stated otherwise below), with respect to each Country Unit, as they exist at the time of the Applicable Closing, in each case excluding the Excluded Assets:

(i) Inventory and Field Instrument Inventory. All Inventory and Field Instrument Inventory owned or held by Seller or any of its Affiliates, irrespective of its location as of the Applicable Closing;

(ii) Personal Property. All personal property owned by Seller or any of its Affiliates (including machinery, equipment, tools, furniture, office equipment, computer hardware and spare and replacement parts, but excluding vehicles and the Inventory and Field Instrument Inventory which is identified separately in clause (i) of this Schedule 2.02(a)) that is (A) located at the Miami Facility and primarily used in the Business or (B) located at the Girardet Facility and set forth on Section 2.02(a)(ii) of the Disclosure Letter, together with the interests of Seller or any of its Affiliates in respect of warranties relating thereto (collectively, the “Transferred Personal Property”);

(iii) Permits. To the extent transferable under applicable Law, all permits, licenses and authorizations (but excluding the Product Registrations which are identified separately on this Schedule 2.02(a)) granted to Seller or any of its Affiliates by a Governmental Entity exclusively in connection with the operation of the Business (collectively, the “Transferred Permits”), but in each case specifically excluding the Excluded Permits;

(iv) Business Records. All records and files relating to the Business and in the possession or control of Seller or any of its Affiliates, including: (A) a list of the vendors of the Business, (B) a list of the customers for the Products, (C) a list of the distributors for the Products in the United States of America and the European Economic Area, (D) pricing lists for the Products, (E) customer credit and other customer records, (F) training materials, (G) subject to Section 7.01, advertising, marketing, sales and promotional materials, (H) testing and clinical data, market research reports, marketing plans and other marketing-related information and materials, (I) all records relating to the Transferred Employees pursuant to Section 8.01(k) other than such records that Seller reasonably concludes cannot be transferred to Buyer in compliance with applicable Law, (J) all quality system and regulatory records and (K) books, ledgers and other business records (collectively, the “Transferred Records”); provided that to the extent any portion of any of the foregoing records and files does not relate to the Business, such portion (and only such portion) may be redacted therefrom and only the portion thereof that relates to the Business shall constitute a Transferred Record;

(v) Product Registrations and Registration Information. To the extent transferable under applicable Law, (A) the Product Registrations and (B) the Registration Information

(including in relation to pending applications and applications that are in the process of being prepared by Seller or any of its Affiliates for Product Registrations), provided that to the extent any portion of the Registration Information does not relate to the Business, such portion (and only such portion) may be redacted therefrom and only the portion thereof that relates to the Business shall constitute a Transferred Asset;

(vi) Intellectual Property. (A) All IP Rights owned by or licensed to Seller or any of its Affiliates and used primarily in connection with the Business (excluding the Domain Names which are identified separately on this Schedule 2.02(a)), including (1) the Trademarks set forth on Section 2.02(a)(vi)(A)(1) of the Disclosure Letter and (2) the Patents set forth on Section 2.02(a)(vi)(A)(2) of the Disclosure Letter, but in each case specifically excluding any IP Rights included in the Excluded Assets (collectively, the “Transferred IP”), and (B) all agreements relating to IP Rights included in the Transferred IP, including the agreements set forth on Section 2.02(a)(vi)(B) of the Disclosure Letter (collectively, the “Transferred IP Agreements”);

(vii) Domain Names. The Domain Names set forth on Section 2.02(a)(vii) of the Disclosure Letter.

(viii) Contracts. (A) All Contracts (other than Transferred IP Agreements which are identified separately on this Schedule 2.02(a)) exclusively relating to the operation and conduct of the Business or any of the Transferred Assets and (B) in each case to the extent, and only to the extent, relating to the operation and conduct of the Business, (1) the leases relating to the Transferred Equipment, (2) the Miami Lease, (3) the Girardet Leases, (4) Contracts between Seller or any of its Affiliates, on the one hand, and any distributor, on the other, to the extent relating to the distribution of the Products in the European Economic Area, and (5) the Commingled Contracts, but in the case of each of clauses (A) and (B), specifically excluding the Excluded Contracts (collectively, the “Transferred Contracts”);

(ix) Receivables and Transferred Prepayments. All accounts receivable, notes receivable or other similar rights to receive payments for Products that have not yet been shipped as of any Applicable Closing Date (collectively, the “Transferred Receivables”), and any payment made prior to any Applicable Closing to Seller or any of its Affiliates for Products that have not yet been shipped as of any Applicable Closing (the “Transferred Prepayments”);

(x) Software. All Software Rights owned by or licensed to Seller or any of its Affiliates and (A) set forth on Section 2.02(a)(x) of the Disclosure Letter or (B) that constitutes commercially available software installed on any Transferred Personal Property and necessary to use such Transferred Personal Property as it is currently used by the Business and permissible for transfer by Seller to Buyer (after cleansing by Seller of all of Seller’s proprietary network and security protocols and related confidential information, with the cost of such cleansing being split equally between Buyer and Seller; it being understood that Seller shall use commercially reasonable efforts to transfer applicable rights under any related software licenses and, in the event that such transfer cannot be effected, Buyer shall be responsible for obtaining any necessary new or replacement licenses) (the “Transferred Software”);

(xi) Goodwill. The goodwill generated by or associated with the Business; and

(xii) Other Assets. All rights, claims, credits and causes of action of Seller or any of its Affiliates and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent relating to any Transferred Asset or any Assumed Liability.

Notwithstanding the foregoing, it is understood and agreed that the Transferred Girardet Equipment, the Transferred IP, the Transferred IP Agreements, the Domain Names and the Transferred Software specifically set forth or identified on any of the Sections of the Disclosure Letter referred to in clauses (ii), (vi), (vii) and (x) above may be subject to change as a result of transactions occurring after the date of this Agreement not inconsistent with any of Seller’s representations, warranties, covenants and agreements set forth herein.

Schedule 2.02(b)

Excluded Assets

The Excluded Assets consist of the following assets of Seller or any of its Affiliates with respect to each Country Unit, and any other assets with respect to any Country Unit in, to or under which Seller or any of its Affiliates has any right, title or interest that do not constitute Transferred Assets:

(i) Accounts Receivable. All accounts receivable, notes receivable and similar rights to receive payments of Seller or any of its Affiliates existing on the Applicable Closing Date and arising out of the operation or conduct of the Business on or prior to the Applicable Closing Date, in each case other than Transferred Receivables;

(ii) Cash and Cash Equivalents. (A) All cash and cash equivalents (including marketable securities and other investment assets and all monies received in respect of the sale of warranty programs) and (B) all VAT deposits, in each case held by Seller or any of its Affiliates on the Applicable Closing Date, in each case other than Transferred Prepayments;

(iii) Personal Property. All personal property owned or leased by Seller or any of its Affiliates, including all interests of Seller or any of its Affiliates in respect of warranties relating thereto, other than the Transferred Personal Property.

(iv) Permits. All permits, licenses and authorizations granted to Seller or any of its Affiliates by a Governmental Entity set forth on Section 2.02(b)(iv) of the Disclosure Letter (the “Excluded Permits”);

(v) Benefit Plans. Except as required by applicable Law, all of the assets of and all of the assets relating to and all rights under any employee benefit or welfare plan or any related contract between any Person and Seller or any of its Affiliates;

(vi) Certain Records. (A) All records and files not identified as Transferred Records or Registration Information and (B)(1) the personnel records maintained by Seller or any of its Affiliates not identified as Transferred Records, (2) Tax Returns, (3) records (including accounting records) relating to Taxes paid or payable by Seller or any of its Affiliates and all financial and Tax records relating to the Business that form part of Seller’s or any of its Affiliates’ general ledger or otherwise constitute accounting records, (4) records prepared in connection with the transactions contemplated by this Agreement, including bids received from other Persons and analyses relating to the Business and (5) file copies of the Transferred Records retained by Seller, in each case whether generated before or after the Applicable Closing;

(vii) Certain Contracts and Contract Rights. All rights of Seller and its Affiliates under (A) this Agreement and the Ancillary Agreements, (B) any Commingled Contracts (other than to the extent relating to the operation and conduct of the Business), (C) any Contracts related to the Corporate Level Services or the services provided pursuant to the Ancillary Agreements, (D) any Commingled Contracts that are sales, customer, distribution or agency agreements relating to the Business conducted outside of the United States of America pursuant to which no Products have been ordered or sold since January 2, 2011, (E) any Contracts between Seller and any of its Affiliates or between Affiliates of Seller (other than any Transferred IP Agreements), (F) any Contracts between Seller or any of its Affiliates, on the one hand, and any Governmental Entity, on the other, relating to Taxes, (G) any Contracts between Seller or any of its Affiliates, on the one hand, and any distributor, on the other, relating to the distribution of the Products (other than any such contracts to the extent relating to the Business conducted in the European Economic Area) and (H) the other Contracts set forth on Section 2.02(b)(vii) of the Disclosure Letter, whether arising before or after the Applicable Closing Date (collectively, the “Excluded Contracts”);

(viii) Real Property. Each of the following: (A) any real property and any buildings, improvements and fixtures thereon; and (B) any leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Seller or any of its Affiliates;

(ix) Prepaid Expenses. All prepaid expenses of Seller or any of its Affiliates;

(x) Insurance. All current and prior insurance policies arranged or maintained by Seller or any of its Affiliates and all rights of any nature with respect thereto, including all rights to insurance recoveries thereunder and to assert claims with respect to any such insurance recoveries, whether arising before or after the Applicable Closing;

(xi) Corporate Organizational Records. The organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence as a corporation or other business entity of Seller and each of its Affiliates;

(xii) Capital Stock. All shares of capital stock of or other equity interests in Seller and its Affiliates;

(xiii) Tax Claims. Refunds and credits, claims for refunds or credits and rights to receive refunds or credits from any Taxing Authority with respect to Taxes paid or to be paid by Seller or any of its Affiliates relating to any Pre-Closing Tax Period;

(xiv) Intellectual Property. Except for Transferred IP and rights under the Transferred IP Agreements, all other IP Rights, including (A) the Excluded Patents, (B) the Seller Marks and (C) all Know-How in respect of the manufacturing of resorbable material used to manufacture products under the OrthoSorb® brand;

(xv) Domain Names. All Domain Names other than those set forth on Section 2.02(a)(vii) of the Disclosure Letter;

(xvi) IT Systems. All property in the nature of databases, software programs, computer hardware, source code and object code owned or licensed by Seller or any of its Affiliates, in each case that is not otherwise included in the Transferred Personal Property or the Transferred Software; and

(xvii) Synthes Assets. All assets in, to or under which Synthes or any of its subsidiaries has any right, title or interest on the Applicable Closing Date.

(xviii) Other Assets. All rights, claims, credits and causes of action of Seller or any of its Affiliates and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates (A) to the extent relating to any Excluded Asset or any Excluded Liability or (B) to the extent arising prior to the Applicable Closing, other than relating to any Assumed Liability.

Schedule 2.02(c)

Assumed Liabilities

The Assumed Liabilities consist solely of the following liabilities and obligations of Seller or any of its Affiliates with respect to each Country Unit, in each case other than the Excluded Liabilities:

(i) Accounts Payable. All accrued receipts and accounts payable arising out of the operation or conduct of the Business from and after the Applicable Closing;

(ii) Transferred Contract Liabilities. All liabilities and obligations under the Transferred Contracts, whether arising before or after the Applicable Closing Date, but excluding (A) those in respect of the Retained Accounts Payable and (B) those to the extent arising from a breach by Seller or a Selling Affiliate that occurred on or prior to the Applicable Closing Date (such liabilities and obligations in clauses (A) and (B), the “Retained Contract Liabilities”);

(iii) Taxes and Transfer Taxes. (A) All Taxes arising out of, relating to or in respect of the Business or the Transferred Assets for all Post-Closing Tax Periods, (B) VAT that is not Non-Recoverable VAT arising from the transactions contemplated by this Agreement and (C) Transfer Taxes borne by Buyer pursuant to Section 2.06(a);

(iv) Asset Ownership. All liabilities and obligations that relate to, or that arise out of, any Transferred Asset, or that arise out of the ownership by Buyer and its Affiliates of any Transferred Asset or associated with the realization of the benefits of any Transferred Asset, in each case to the extent arising from and after the Applicable Closing;

(v) Product Claims. Liabilities and obligations arising from or relating to lawsuits or other claims, irrespective of the legal theory asserted, to the extent arising from or relating to the design, manufacture, testing, advertising, marketing, distribution or sale of any Product sold after the Principal Closing, including all such liabilities and obligations arising from or relating to (A) warranty obligations, (B) infringement, dilution, misappropriation or other violation of IP Rights, (C) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged or actual breach of express or implied warranty or representation or (D) the return of any Product sold after the Principal Closing;

(vi) Employment Matters. All employment, labor, compensation, pension and employee benefits related liabilities, obligations, commitments, claims and losses relating to one or more Transferred Employees (or any dependent or beneficiary of any Transferred Employee) (A) to the extent arising out of or incurred after the Transfer Time, (B) that Buyer or its Affiliates have specifically agreed to assume pursuant to this Agreement, (C) that transfer automatically to Buyer or its Affiliates under applicable Law or (D) arising out of or related to the failure of Buyer to comply with Section 258 of the U.K. Pensions Act 2004;

(vii) Liabilities to Suppliers. Liabilities and obligations to suppliers or other third parties for materials and services, to the extent relating to the Business and to the extent the applicable materials and services will be received or performed for the benefit of Buyer after the Applicable Closing, ordered in the ordinary course of business consistent with past practice on or prior to the Applicable Closing;

(viii) Liabilities to Customers. Liabilities and obligations to customers under purchase orders for Products that have not yet been shipped at the Applicable Closing Date;

(ix) Environmental Liabilities. Liabilities and obligations arising from or relating to any Environmental Claim to the extent related to the conduct of the Business from and after the Applicable Closing.

(x) Other Liabilities. Except to the extent specified in clauses (i) through (vii) of Schedule 2.02(d), all other liabilities and obligations arising out of or relating to the Products, the Business or the Transferred Assets to the extent attributable to any action, omission, performance, non-performance, event, condition or circumstance arising from and after the Applicable Closing.

Schedule 2.02(d)

Excluded Liabilities

The Excluded Liabilities consist of the following liabilities and obligations of Seller or any of its Affiliates with respect to each Country Unit:

(i) Accounts Payable. All accrued receipts and accounts payable arising out of the operation or conduct of the Business prior to the Applicable Closing, except as set forth in clauses (vii) and (viii) of Schedule 2.02(c) (the “Retained Accounts Payable”);

(ii) Contract Liabilities. The Retained Contract Liabilities;

(iii) Taxes. (A) All Taxes arising out of, relating to or in respect of the Business or the Transferred Assets for any Pre-Closing Tax Period other than VAT that is not Non-Recoverable VAT, Transfer Taxes borne by Buyer pursuant to Section 2.06(a) or withholding Taxes arising as a result of entering into this Agreement, and (B) Transfer Taxes borne by Seller pursuant to Section 2.06(a);

(iv) Excluded Asset Liabilities. All liabilities and obligations, whether arising before or after the Principal Closing, to the extent relating to, or arising out of, any Excluded Asset;

(v) Employment Matters. (A) All employment, labor, compensation, pension and employee benefits related liabilities, obligations, commitments and claims relating to one or more employees of Seller and its Affiliates, including all former Employees of the Business, Declined Employees and Additional Employees who do not become Employees of the Business (or any dependent or beneficiary of any such employee), other than the Transferred Employees and their dependents and beneficiaries, that arise out of events or circumstances that occur at any time, and (B) all employment, labor, compensation, pension and employee benefits related liabilities, obligations, commitments and claims relating to one or more Transferred Employees (or any dependent or beneficiary of any Transferred Employee) (1) to the extent arising out of or incurred prior to the Transfer Time (including all pension-related liabilities of Employees of the Business other than those that transfer to Buyer or its Affiliates under applicable Law except liabilities of a kind that would or may transfer to Buyer or its Affiliates in accordance with the principles in Beckmann v. Dynamco Whichelow MacFarlane Ltd [2002] IRLR 578 and Martin v. South Bank University [2004] IRLR 74), (2) that Seller or its Affiliates have specifically agreed to retain pursuant to this Agreement or (3) that are retained by Seller or its Affiliates under applicable Law;

(vi) Product Claims. Liabilities and obligations arising from or relating to lawsuits or other claims, irrespective of the legal theory asserted, to the extent arising from or relating to the design, manufacture, testing, advertising, marketing, distribution or sale of any Product sold prior to the Principal Closing, including all such liabilities and obligations arising from or relating to (A) warranty obligations, (B) infringement, dilution, misappropriation or other violation of IP Rights, (C) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged or actual breach of express or implied warranty or representation or (D) the return of any Product sold prior to the Principal Closing;

(vii) Environmental Liabilities. Liabilities and obligations arising from or relating to any Environmental Claim to the extent related to any condition existing with respect to the real property on which the Miami Facility or the Girardet Facility is located, in each case prior to the Applicable Closing.

(viii) Other Liabilities. Except to the extent specified in clauses (i) through (ix) of Schedule 2.02(c), all other liabilities and obligations arising out of or relating to the Products, the Business or the Transferred Assets to the extent attributable to any action, omission, performance, non-performance, event, condition or circumstance arising on or prior to the Applicable Closing Date.

Exhibit A-1

Products

Plates & Screws

Brand	Description	Family
A.L.P.S. Distal Tibia Plating System	Anatomic Locked Plating System	A.L.P.S. Plating System
A.L.P.S. Elbow System	Anatomic Locked Plating System	A.L.P.S. Plating System
A.L.P.S. Fibula Plating System	Anatomic Locked Plating System	A.L.P.S. Plating System
A.L.P.S. Hand Fracture System	Anatomic Locked Plating System	A.L.P.S. Plating System
A.L.P.S. Large Fragment Plating System	Anatomic Locked Plating System	A.L.P.S. Plating System
A.L.P.S. Proximal Tibia Plating System	Anatomic Locked Plating System	A.L.P.S. Plating System
A.L.P.S. Small Fragment Plating System	Anatomic Locked Plating System	A.L.P.S. Plating System
A.L.P.S. Total Foot System	Anatomic Locked Plating System	A.L.P.S. Plating System
DNP ANATOMIC Dorsal Plating System	Anatomic Dorsal Distal Radius Plating System
DVR ANATOMIC (Distal Volar Radius)	Anatomic Volar Distal Radius Plating System
F3 FRAGMENT PLATING SYSTEM	“Mini-Fragment” Locked Plating System
Pe.R.I. (Periarticular Reduction Implants) Lower Extremity System Plates	Lower Extremity Plating System
POLYAX Locked Plating System	Polyaxial Locked Plating System
S3 PROXIMAL HUMERUS PLATING SYSTEM	Proximal Humerus Locked Plating System
SNP HUMERAL PLATING SYSTEM	Proximal Humerus Locked Plating System
TiMAX LARGE FRAGMENT PLATING SYSTEM	Large Fragment Plating System	TiMAX Plating System
TiMAX MINI FRAGMENT PLATING SYSTEM	Mini Fragment Plating System	TiMAX Plating System
TiMAX SMALL FRAGMENT PLATING SYSTEM	Small Fragment Plating System	TiMAX Plating System

Cannulated Screws

Brand	Description	Family
TiMAX 3.5mm/4.0mm CANNULATED SCREW SYSTEM	Cannulated Screws	Cannulated Screw System
TiMAX 4.5mm/5.0mm CANNULATED SCREW SYSTEM	Cannulated Screws	Cannulated Screw System
TiMAX 6.5mm/8.0mm CANNULATED SCREW SYSTEM	Cannulated Screws	Cannulated Screw System

Compression Hip Screws

Brand	Description	Family
CHS (Captured Hip Screw)	Conventional Hip Screw
Compression Hip Screw (EMEA Only)	Conventional Hip Screw
TK2 Compression Hip Screw System	Conventional Hip Screw

IM Nails and IM Hip Screws (Cepahalomedullary Nails)

Brand	Description	Family
VERSANAIL Femoral Trochanteric Entry Nail System	IM Nail System	VersaNail IM Nail System
VERSANAIL Femoral Universal Nail System	IM Nail System	VersaNail IM Nail System
VERSANAIL Humeral Proximal & Universal Nail System	IM Nail System	VersaNail IM Nail System
VERSANAIL Tibial Nail System	IM Nail System	VersaNail IM Nail System
VERSANAIL TTC (Tibio-Talar-Calcaneal) Fusion System	IM Nail System	VersaNail IM Nail System
VERSANAIL Flexible Reamers	Instruments	VersaNail IM Nail System
AFFIXUS HIP FRACTURE NAIL	IM Hip Fracture Nail
ATN TROCHANTERIC NAIL (ACE Trochanteric Nail)	IM Hip Fracture Nail

External Fixation

Brand	Description	Family
ACE-FISCHER EXTERNAL FIXATION SYSTEM	External Fixation	ACE-Fischer External Fixation System
ACE ADTRA Composite Rings	External Fixation	ACE-Fischer External Fixation System
HOFFMANN CLASSIC STERILE WRIST KIT	External Fixation
TEMPFIX Spanning Ankle Frame	External Fixation	TempFix
TEMPFIX Spanning Knee Frame	External Fixation	TempFix
PERCYFX	External Fixation

Ancillary Trauma Devices

Brand	Description	Family
BAROUK SCREW	Screw
FRS SCREW	Cannulated Screws	FRS (Fusion and Reconstruction System)
S.O.C. PIN(Snap-Off Compression Pin)	Pin	FRS (Fusion and Reconstruction System)
Standard Staple	Staple	FRS (Fusion and Reconstruction System)
TWIST-OFF Screw	Screw	FRS (Fusion and Reconstruction System)
MEMORY STAPLE	Staple
ORTHOSORB RESORBABLE PIN	Pins
Pins & Wires	Pins and Wires
Rockwood Clavicle Pin	Pins
SBFS SMALL BONE FIXATION SYSTEM	Pins
Screw Removal Instrument System	Instruments
Varisation Staple	Staple

Other Trauma Products

Brand	Description	Family
A.R.T. RETROGRADE FEMORAL NAIL SYSTEM	IM Nails
AIM Femoral Nail System	IM Nails	AIM Nails
AIM Humeral Nail System	IM Nails	AIM Nails
AIM Supracondylar Nail System	IM Nails	AIM Nails
Dynamic Tibial Nail System	IM Nails
NANCY NAIL SYSTEM	IM Nails
P.e.R.I. Upper Extremity System Plates	Plates & Screws	P.e.R.I. Plating System
S.C.F.E. Cannulated Screw System	Cannulated Screws
Stainless Steel Large Fragment Plating Set	Plates & Screws
Stainless Steel Mini Fragment System	Plates & Screws
Stainless Steel Small Fragment System	Plates & Screws
TiFlex	Ancillary Trauma Devices
Ecmes	IM Nails

Exhibit A-2

Pipeline Products

VersaNail Upgrade

Stainless Steel CHS Upgrade

PeriPro (Peri-prosthetic Fracture System)

Affixus – Japan (Affixus 1.5m)

DVRNX (Next Gen DVR)

DVRXP (ePak)

FRS Solid Driver & Trephine Reamer

Exhibit B

FORM OF GENERAL ASSIGNMENT

This General Assignment (this “Agreement”) is made and entered into as of [—], 2012, between [Seller or Selling Affiliate], a [JURISDICTION] [ORGANIZATIONAL FORM] (“Assignor”) and [Buyer or Affiliate of Buyer], a [JURISDICTION] [ORGANIZATIONAL FORM] (“Assignee”).

WHEREAS, pursuant to, and upon the terms of, that certain Asset Purchase Agreement, dated as of April 2, 2012 (the “Asset Purchase Agreement”), between DePuy Orthopaedics, Inc. and Biomet, Inc., Biomet, Inc. agreed to purchase certain assets related to the Business and assume certain liabilities related to the Business (in each case, either directly or through one or more of its Affiliates), in each case as more fully described in the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Asset Purchase Agreement, the parties hereto hereby agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Asset Purchase Agreement.

SECTION 2. Conveyance, Assignment and Transfer. Upon the terms and subject to the conditions of the Asset Purchase Agreement, Assignor hereby sells, conveys, assigns and transfers to Assignee, and Assignee hereby purchases, acquires and accepts from such Assignor, all of the right, title and interest of such Assignor in, to and under the Transferred Assets in the Country Units set forth on Schedule A annexed hereto, free and clear of all Liens (other than Permitted Liens).

SECTION 3. No Modification of Asset Purchase Agreement. Nothing in this Agreement, and neither the making nor the acceptance of this sale, conveyance, assignment, transfer and assumption shall enlarge, restrict or otherwise modify the terms or conditions of the Asset Purchase Agreement or constitute a waiver or release by any party to the Asset Purchase Agreement of any liabilities, duties or obligations imposed thereby.

SECTION 4. General. (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, it being understood that the parties need not sign the same counterpart. The parties further agree that counterparts to this Agreement may be delivered by facsimile.

(b) This Agreement, the Asset Purchase Agreement, the Disclosure Letter, the Confidentiality Agreement and the other Ancillary Agreements, along with any Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties hereto shall be liable or bound to any other party hereto in any manner by any representations, warranties or covenants, oral or written, relating to such subject matter except as specifically set forth in the Asset Purchase Agreement, the Confidentiality Agreement or the other Ancillary Agreements. In the event of a conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

(c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(d) This Agreement shall be governed in accordance with the laws of the State of New York without regard to the choice of law provisions thereof. Any dispute directly related to the breach of this Agreement shall be resolved in accordance with Section 11.12 (Arbitration) and Section 11.13 (Mediation) of the Asset Purchase Agreement.

(e) Each party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Asset Purchase Agreement, the Confidentiality Agreement or any other Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement, the Asset Purchase Agreement and the other Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 4(e).

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

ASSIGNOR:

[—]

By:
Name:
Title:

ASSIGNEE:

[—]

By:
Name:
Title:

Schedule A

[Country Unit(s)]

Exhibit C

FORM OF PATENT ASSIGNMENT

This PATENT ASSIGNMENT (this “Patent Assignment”) is made and entered into as of [—], 2012, between [—], a [JURISDICTION] [ORGANIZATIONAL FORM] (“Assignor”) and [Buyer], a [JURISDICTION] [ORGANIZATIONAL FORM] (“Assignee”).

RECITALS

WHEREAS, pursuant to, and upon the terms of, that certain Asset Purchase Agreement, dated as of April 2, 2012 (the “Asset Purchase Agreement”), between DePuy Orthopaedics, Inc. and Biomet, Inc., Assignor has agreed to sell, convey, assign and transfer to Assignee, and Assignee has agreed to accept, Assignor’s right, title and interest in, to and under certain patents and patent applications, utility models, and industrial designs, and all applications and registrations therefor, as set forth on Schedule A, which Schedule A is attached hereto and hereby made a part hereof, together with all provisionals and non-provisionals, reissuances, continuations, continuations-in-part, divisions, renewals, revisions, extensions and reexaminations with respect thereto, and any other applications and patents sharing a claim of priority therewith and all inventions disclosed therein (hereafter collectively referred to as “Patents”).

WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of all of Assignor’s right, title and interest in, to and under such Patents.

NOW, THEREFORE, Assignor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, convey, transfer and assign to Assignee, and Assignee hereby accepts the sale, conveyance, transfer and assignment of all of Assignor’s right, title and interest throughout the world in, to and under the Patents, together with (i) the right to claim priority based on the filing dates of any of the Patents in accordance with international treaties and conventions, (ii) any and all rights corresponding to said Patents, (iii) the right to all income, royalties, damages and payments now or hereafter due or payable with respect to the Patents and (iv) the right to prosecute, maintain and defend the Patents before any public or private agency, office or registrar and (v) all of Assignor’s rights to sue for past, present or future infringement of said Patents together with all claims for damages by reason of past, present or future infringement of said Patents, and the right to sue for and collect the same for Assignee’s own use and enjoyment; all to be held and enjoyed by said Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had this Patent Assignment not been made. The assignments contemplated herein are meant to be absolute assignments and not by way of security. Assignor agrees to execute and deliver such other documents and to take all such other actions which the Assignee, its successors and assigns may reasonably request to effect the terms of this Patent Assignment.

Assignor hereby authorizes the Commissioner of Patents and Trademarks in the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign countries or multinational authorities, to record Assignee as the assignee of all of

Assignor’s right, title and interest in, to and under the Patents and to deliver to Assignee, and to Assignee’s attorneys, agents, successors or assigns, all official documents and communications.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Assignor and Assignee have caused their respective duly authorized officers to execute this Patent Assignment as of the date first above written.

ASSIGNOR:

[—]

By:
Name:
Title:

Date:

United States of America	)
State of	) SS.:
County of	)

On this                     day of                 ,                , before me personally came                 , to me known to be the individual described in and who executed the foregoing instrument, and acknowledged execution of the same.

Notary Public

ASSIGNEE:

[—]

By:
Name:
Title:

Date:

United States of America	)
State of	) SS.:
County of	)

On this                     day of                 ,                , before me personally came                 , to me known to be the individual described in and who executed the foregoing instrument, and acknowledged execution of the same.

Notary Public

Schedule A – Patents and Patent Applications

Exhibit D

FORM OF TRADEMARK ASSIGNMENT

This TRADEMARK ASSIGNMENT (this “Trademark Assignment”) is made and entered into as of [—], 2012, between [—], a [JURISDICTION] [ORGANIZATIONAL FORM] (“Assignor”) and [Buyer], a [JURISDICTION] [ORGANIZATIONAL FORM] (“Assignee”).

RECITALS

WHEREAS, pursuant to, and upon the terms of, that certain Asset Purchase Agreement, dated as of April 2, 2012 (the “Asset Purchase Agreement”), between DePuy Orthopaedics, Inc. and Biomet, Inc., Assignor has agreed to sell, convey, assign and transfer to Assignee, and Assignee has agreed to accept, Assignor’s right, title and interest in, to and under certain trademarks, servicemarks, trade dress, logos, as set forth on Schedule A annexed hereto, together with the goodwill associated with any of the foregoing and all applications, registrations and renewals therefor (hereafter, collectively referred to as the “Trademarks”). Each capitalized term used and not defined in this Trademark Assignment shall have the meaning assigned to it in the Asset Purchase Agreement;

WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of all of Assignor’s right, title and interest in, to and under such Trademarks.

NOW, THEREFORE, Assignor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, convey, transfer and assign to Assignee, and Assignee hereby accepts the sale, conveyance, transfer and assignment of all of Assignor’s right, title and interest in, to and under the Trademarks, together with (i) all past and present goodwill associated therewith or symbolized thereby, (ii) all common law rights thereto, (iii) the right to claim priority in accordance with international treaties and conventions, (iv) any and all rights corresponding to said Trademarks, (v) the right to all income, royalties, damages and payments now or hereafter due or payable with respect to the Trademarks, (vi) the right to prosecute, maintain and defend the Trademarks before any public or private agency, office or registrar and (vii) all of Assignor’s rights to sue for past, present or future infringement of said Trademarks together with all claims for damages by reason of past, present or future infringement of said Trademarks, and the right to sue for and collect the same for Assignee’s own use and enjoyment; all to be held and enjoyed by said Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had this Trademark Assignment not been made. The assignments contemplated herein are meant to be absolute assignments and not by way of security. Assignor agrees to execute and deliver such other documents and to take all such other actions which the Assignee, its successors and assigns may reasonably request to effect the terms of this Trademark Assignment.

Assignor hereby authorizes the Commissioner of Patents and Trademarks in the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign countries or multinational authorities, to record Assignee as the assignee of all of Assignor’s right, title and interest in, to and under the Trademark and to deliver to Assignee, and to Assignee’s attorneys, agents, successors or assigns, all official documents and communications.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, Assignor and Assignee have caused their respective duly authorized officers to execute this Trademark Assignment as of the date first above written.

ASSIGNOR:

[—]

By:
Name:
Title:

Date:

United States of America	)
State of	) SS.:
County of	)

On this                     day of                 ,                , before me personally came                 , to me known to be the individual described in and who executed the foregoing instrument, and acknowledged execution of the same.

Notary Public

3

ASSIGNEE:

[—]

By:
Name:
Title:

Date:

United States of America )
State of ) ss.:
County of )

On this                     day of                     ,                         , before me personally came                                         , to me known to be the individual described in and who executed the foregoing instrument, and acknowledged execution of the same.

Notary Public

4

Schedule A

Trademark	Country	Application No.	Application Date	Registration No.	Registration Date

5

Exhibit E

FORM OF ASSUMPTION AGREEMENT

This Assumption Agreement (this “Agreement”) is made and entered into as of [—], 2012, between [Seller or Selling Affiliate], a [JURISDICTION] [ORGANIZATIONAL FORM] (“Assignor”) and [Buyer or Affiliate of Buyer], a [JURISDICTION] [ORGANIZATIONAL FORM] (“Assignee”).

WHEREAS, pursuant to, and upon the terms of, that certain Asset Purchase Agreement, dated as of April 2, 2012 (the “Asset Purchase Agreement”), between DePuy Orthopaedics, Inc. and Biomet, Inc., Biomet, Inc. agreed to purchase certain assets related to the Business and assume certain liabilities related to the Business (in each case, either directly or through one or more of its Affiliates), in each case as more fully described in the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Asset Purchase Agreement, the parties hereto hereby agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Asset Purchase Agreement.

SECTION 2. Assumption. Upon the terms and subject to the conditions of the Asset Purchase Agreement, Assignor hereby assigns and transfers to Assignee, and Assignee hereby assumes and shall hereafter be solely liable for the payment, satisfaction and performance as and when due of any and all of the liabilities and obligations of Assignor pursuant to any and all of the Assumed Liabilities to the extent relating to the Business in the Country Units set forth on Schedule A annexed hereto (the “Territories”). Assignee assumes and shall hereafter be liable for the payment, satisfaction and performance as and when due of only the liabilities and obligations of Assignor pursuant to the Assumed Liabilities to the extent relating to the Business in the Territories and does not assume or become liable for the payment, satisfaction or performance of any other liability of Assignor, and the parties hereto hereby agree that all liabilities other than Assignor’s liabilities and obligations pursuant to the Assumed Liabilities relating to the Business in the Territories shall remain the sole responsibility of Assignor.

SECTION 3. No Modification of Asset Purchase Agreement. Nothing in this Agreement, and neither the making nor the acceptance of this conveyance, assignment, transfer and assumption shall enlarge, restrict or otherwise modify the terms or conditions of the Asset Purchase Agreement or constitute a waiver or release by any party to the Asset Purchase Agreement of any liabilities, duties or obligations imposed thereby.

SECTION 4. General. (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, it being understood that the parties need not sign the same counterpart. The parties further agree that counterparts to this Agreement may be delivered by facsimile.

(b) This Agreement, the Asset Purchase Agreement, the Disclosure Letter, the Confidentiality Agreement and the other Ancillary Agreements, along with any Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties hereto shall be liable or bound to any other party hereto in any manner by any representations, warranties or covenants, oral or written, relating to such subject matter except as specifically set forth in the Asset Purchase Agreement, the Confidentiality Agreement or the other Ancillary Agreements. In the event of a conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

(c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(d) This Agreement shall be governed in accordance with the laws of the State of New York without regard to the choice of law provisions thereof. Any dispute directly related to the breach of this Agreement shall be resolved in accordance with Section 11.12 (Arbitration) and Section 11.13 (Mediation) of the Asset Purchase Agreement.

(e) Each party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Asset Purchase Agreement, the Confidentiality Agreement or any other Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement, the Asset Purchase Agreement and the other Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 4(e).

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

ASSIGNOR:
[—]

By:
Name:
Title:

ASSIGNEE:

[—]

By:
Name:
Title:

[Signature Page to Assumption Agreement]

Schedule A

[Country Unit(s)]

EXHIBIT F

TRANSITION SERVICES AGREEMENT

Between

DEPUY ORTHOPAEDICS, INC.,

and

BIOMET, INC.

Dated as of [•], 2012

TABLE OF CONTENTS

ARTICLE I

Definitions

i

SECTION 5.03. Additional Facilities Required by Law	9

ARTICLE VI

Buyer’s Operations

SECTION 6.01. General	10
SECTION 6.02. Manufacturing Compliance	10

ARTICLE VII

Additional Agreements

SECTION 7.01. Confidential Information	10
SECTION 7.02. Compliance with Applicable Law	11

ARTICLE VIII

Documentation of Authority; Assistance

SECTION 8.01. Buyer Assistance	11
SECTION 8.02. Documents and Forms	11
SECTION 8.03. Misdirected Receipts	11

ARTICLE IX

Limitation of Liability and Indemnification

SECTION 9.01. Limitation on Liability	11
SECTION 9.02. Third Party Claims	12

ARTICLE X

Force Majeure

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices	13
SECTION 11.02. Assignment; Beneficiaries	13
SECTION 11.03. Amendments and Waivers	13
SECTION 11.04. Books and Records	13
SECTION 11.05. Law; Dispute Resolution	13
SECTION 11.06. Independent Contractors	14
SECTION 11.07. Severability	14
SECTION 11.08. Counterparts	14
SECTION 11.09. Interpretation	14
SECTION 11.10. Asset Purchase Agreement	14

ii

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of [•], 2012, is between DEPUY ORTHOPAEDICS, INC., an Indiana corporation (“Seller”) and BIOMET, INC., an Indiana corporation (“Buyer”).

WHEREAS, pursuant to the Asset Purchase Agreement dated as of April 2, 2012, between Seller and Buyer (the “Asset Purchase Agreement”), Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Transferred Assets (as defined in the Asset Purchase Agreement);

WHEREAS, Buyer desires to purchase from Seller, and Seller is willing to provide to Buyer, the transition services set forth in Exhibit A hereto, in order (i) to facilitate Buyer’s operation of the Transferred Assets after the date of this Agreement and (ii) to provide Buyer the opportunity to obtain alternate sources of such services within a reasonable time after the date of this Agreement; and

WHEREAS, Buyer understands and agrees that Seller may arrange to have certain of its Affiliates or third parties provide certain of the transition services (each such Affiliate of Seller and third party, a “Service Provider”, and collectively, the “Service Providers”).

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. (a) Each capitalized term used and not defined in this Agreement shall have the meaning assigned to it in the Asset Purchase Agreement. The following terms used in this Agreement shall have the respective meanings assigned to them below:

“Additional Service” means any support or service not expressly set forth in Exhibit A (including any increase in the scope of any Service).

“Distribution Period” means, with respect to any Non-Principal Country Unit, the period commencing on the Principal Closing Date and ending on the date that is the number of months after the Principal Closing Date set forth opposite such Non-Principal Country Unit in Exhibit C.

(b) The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections set forth below:

Term	Location
Administrative Services	§2.01(a)
Agreement	Recitals
Agreement Coordinator	§2.04
Asset Purchase Agreement	Recitals

Term	Location
Buyer	Recitals
Buyer Indemnified Parties	§9.02(b)
Confidential Information	§7.01
Country Administrative Services Agreement	§2.02(a)
Country Distribution Services Agreement	§2.03(a)
Distribution Services	§2.01(b)
force majeure event	Article X
Sales Price	§2.03(b)
Seller	Recitals
Seller Indemnified Parties	§9.02(a)
Service Fee	§3.05
Service Period	§3.01(a)
Service Provider	Recitals
Service Providers	Recitals
Service Suspensions	§5.01
Services	§2.01(b)
Transfer Price	§3.05(a)
Ultimate Service Period End Date	§3.01(a)
VAT	§4.03(a)

ARTICLE II

Services to be Provided

SECTION 2.01. Provision of Services. (a) Subject to the terms and conditions of this Agreement (including the Exhibits hereto), Seller shall provide, directly or through one or more Service Providers, and Buyer shall purchase, the “Administrative Services” set forth in Exhibit A and detailed in the schedules attached thereto (the “Administrative Services”). Seller shall provide the Administrative Services only with respect to the Country Units designated in Exhibit A as receiving Administrative Services.

(b) Subject to the terms and conditions of this Agreement (including the Exhibits hereto), with respect to any Non-Principal Country Unit for which the Closing Date has not occurred as of the date hereof, to the extent permitted by applicable Law, Seller shall provide, directly or through one or more Service Providers, and Buyer shall sell (at the Transfer Price) to Seller or such Service Provider or Service Providers, as the case may be, certain Products to enable the provision of, the “Distribution Services” set forth in Exhibit A (the “Distribution Services”, and together with the Administrative Services, the “Services”). Seller shall provide the Distribution Services only with respect to the Non-Principal Country Units designated in Exhibit C as receiving Distribution Services.

(c) During the period commencing on the date of this Agreement and ending on the three-month anniversary of this Agreement, Buyer may reasonably request that Seller provide Additional Services that are (i) necessary to facilitate Buyer’s operation of the Transferred Assets after the date of this Agreement, (ii) services that Seller is capable of

2

providing without undue cost or expense and based upon its existing capabilities, (iii) not related to payroll, employee benefits or other human resources services and (iv) not related to any other category of services already set forth in Exhibit A. Seller agrees to consider each such timely and reasonable request in good faith, and, to the extent Seller determines to provide such requested Additional Service, to negotiate in good faith with Buyer the terms on which such requested Additional Service would be provided (but in no event shall any Service Period extend beyond the Ultimate Service Period End Date (as defined below)).

(d) If Buyer reasonably requests that the level or volume of any Service be increased beyond that provided to the Business immediately prior to the date of the Asset Purchase Agreement, Seller will in no circumstance be obligated to provide such increased level or volume, but agrees to discuss any such increase in good faith with Buyer and to use commercially reasonable efforts to increase the level or volume of such Service. If Buyer reasonably requests that the manner in which any Service is to be provided be different from the manner in which such Service was provided to the Business immediately prior to the Asset Purchase Agreement, any change in the manner in which such Service is provided shall be subject to Seller’s consent (not to be unreasonably withheld). Seller and Buyer shall negotiate and agree upon any and all fees associated with such increase or change, and any such fees shall be paid by Buyer to Seller.

(e) Prior to entering into a Country Administrative Services Agreement or a Country Distribution Services Agreement (each as defined below) with respect to any Country Unit, Buyer may designate, with the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), one or more Affiliates to (i) in the case of a Country Administrative Services Agreement, purchase Administrative Services or (ii) in the case of a Country Distribution Services Agreement, receive Distribution Services and sell to Seller or the applicable Service Provider or Service Providers the Products in connection therewith, in each case with respect to such Country Unit, in which case all references herein to Buyer will be deemed to refer to such Affiliate or Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of Buyer under this Agreement to the extent not performed by such Affiliate or Affiliates.

(f) Subject to the terms and conditions of the Asset Purchase Agreement, Buyer and Seller shall reasonably cooperate with each other to facilitate the orderly transition of the Business and the responsibility for performing the Services from Seller to Buyer, and to minimize any disruption to the other businesses of the parties and their respective Affiliates that might result from the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements (including this Agreement). Without limiting the generality of the foregoing, the parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to transfer the Product Registrations to the extent permitted under applicable Law to Buyer or an Affiliate or third party distributor thereof (in each case as designated by Buyer) as soon as reasonably practicable following the Applicable Closing.

SECTION 2.02. Additional Terms of Administrative Services. The provision of Administrative Services with respect to each applicable Country Unit will be subject to the terms and conditions of this Agreement. To the extent required by applicable Law or as deemed necessary by the parties hereto, the provision of the Administrative Services with respect to any

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applicable Country Unit other than the United States of America will be effected pursuant to an agreement substantially in the form of Exhibit B-1, with such changes as are necessitated by local law (each, a “Country Administrative Services Agreement”). Subject to the foregoing sentence, the parties hereto shall enter into each Country Administrative Services Agreement as soon as reasonably practicable after the date of this Agreement.

SECTION 2.03. Additional Terms of Distribution Services; Product Pricing and Sales; Inventory. (a) The provision of Distribution Services in each applicable Non-Principal Country Unit will be subject to the terms and conditions of this Agreement. To the extent required by applicable Law or as deemed necessary by the parties hereto, the provision of the Distribution Services in any applicable Non-Principal Country Unit will be effected pursuant to an agreement substantially in the form of Exhibit B-2, with such changes as are necessitated by local law (each, a “Country Distribution Services Agreement”). Subject to the foregoing sentence, the parties hereto shall enter into each Country Distribution Services Agreement as soon as reasonably practicable after the date of this Agreement.

(b) To the extent permitted by applicable Law, Buyer shall have sole discretion and responsibility for setting the sales prices of Products (with respect to each Product, the “Sales Price”) to be sold pursuant to the Distribution Services to be provided until the Applicable Closing (including all related discounts, rebates, incentive payments, allowances and similar terms) and shall designate a representative for each Country Unit to be responsible for setting the Sales Prices of such Products. Seller shall be financially responsible for bad debts and delinquent account collections related to Products sold pursuant to the Distribution Services, and the proceeds of sales of Products made by Seller in acting as distributor pursuant to the Distribution Services will be for the account of Seller. To the extent that Seller provides invoicing and collection Services (which need not be provided in any Country Unit other than the United States), Seller shall, on a timeline generally based upon the average days outstanding for accounts receivable of the Business in the United States (in addition to any time reasonably needed by Seller to take into account any related discounts, rebates, incentive payments, allowances and similar terms), pay or cause to be paid to an account designated by Buyer any proceeds of sales of such Products received by Seller. Notwithstanding anything herein to the contrary, (i) neither Seller nor any of its Affiliates shall be required to pay to Buyer any payment received by Seller or any of its Affiliates in respect of any accounts receivable, notes receivable or similar rights to receive payments described in clause (i) of Schedule 2.02(b) to the Asset Purchase Agreement, and (ii) neither Buyer nor any of its Affiliates shall be required to pay to Seller any payment received by Buyer or any of its Affiliates in respect of any accounts receivable, notes receivable or similar rights to receive payments described in clause (ix) of Schedule 2.02(a) to the Asset Purchase Agreement.

(c) From the date of this Agreement, Buyer shall maintain self-insurance or obtain insurance at Buyer’s cost but for Seller’s benefit, with respect to any Inventory in the possession of Seller or any of its Affiliates. Risk of loss of any such Inventory will be for the account of Buyer and Buyer shall be financially responsible for the processing and disposition of damaged or unsaleable Inventory.

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SECTION 2.04. Agreement Coordinators. Each party hereto shall designate in writing a representative to act as the primary contact person with respect to all issues relating to the provision of Services pursuant to this Agreement (each, an “Agreement Coordinator”). Additional functional experts for each of Buyer and Seller will be identified to facilitate the transfer of knowledge with respect to the operation or conduct of the Business. The Agreement Coordinators shall hold review meetings with each other by telephone or in person, as mutually agreed upon, approximately once per month to discuss (i) issues relating to the provision of the Services, (ii) any problems identified with the provision of the Services and (iii) to the extent changes in the provision of the Services have been agreed upon by the parties hereto, the implementation of such changes. The names and contact information of each party’s initial Agreement Coordinators are set forth in Exhibit A-2. Each party hereto may replace its Agreement Coordinator at any time upon written notice to the other party hereto.

SECTION 2.05. Performance Standard. Seller shall perform, or shall cause one or more of the Service Providers to perform, the Services at a quality level and in a manner consistent with that provided to the Business in the six-month period prior to the date of the Asset Purchase Agreement.

SECTION 2.06. Warranty Disclaimer. EXCEPT AS SET FORTH IN SECTION 2.05, SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE SERVICES, INCLUDING ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES.

SECTION 2.07. Consents. Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate and use commercially reasonable efforts to obtain all consents, approvals or authorizations required for the provision of the Services. Buyer shall pay any reasonable out-of-pocket fee, cost or expense incurred by Seller in connection with Seller’s obtaining any consent, approval or authorization required for the provision of any Service. If any such consent, approval or authorization is not obtained promptly after the date of this Agreement, Seller shall notify Buyer and the parties hereto shall cooperate in good faith to devise an alternative arrangement for the provision of each affected Service. Seller shall perform such mutually satisfactory alternative arrangement and Buyer shall bear any additional out-of-pocket costs and expenses incurred in the performance of such alternative arrangement.

SECTION 2.08. Use of Intellectual Property. With respect to each Service, Buyer, on behalf of itself and its Affiliates, hereby grants to Seller and the Service Providers a non-exclusive, non-transferable, non-sublicensable, royalty-free license for the term of the Service Period applicable to such Service to use the Transferred IP pertaining to the Products for the sole purpose of providing Buyer and its Affiliates such Service.

ARTICLE III

Term; Fees; Reports

SECTION 3.01. Service Term. (a) The term of the provision of each Service is as set forth in Exhibit A (the “Service Period”); provided, however, that in no event will any Service be provided after the 24-month anniversary of the Principal Closing (the “Ultimate Service Period End Date”).

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(b) If Buyer reasonably determines that certain Administrative Services will continue to be necessary to facilitate Buyer’s operation of the Transferred Assets following the end of the relevant Service Period, Buyer and Seller shall negotiate in good faith an arrangement consistent with the applicable terms of this Agreement to continue provision of such Administrative Services for a single additional period not exceeding six months following the end of the relevant Service Period (but no such extension shall require the provision of any Administrative Service beyond the Ultimate Service Period End Date), in which case the Service Fee (as defined below) for such Administrative Service shall be increased by 25% during such period of extension; provided, however, that in the event that (i) such extension is required by Buyer solely as a result of Seller’s breach of its obligations under this Agreement (after taking into account any actions to cure such breach) and (ii) Buyer provided Seller with written notice of such breach at the time such breach occurred, then the Service Fee for such Administrative Service shall not be increased by a premium. Buyer acknowledges and agrees that this Section 3.01(b) may not be applied to extend the Service Period of any the Services described under the caption “Contingent Payroll/Benefits Support”.

SECTION 3.02. Early Termination. Either party hereto may terminate this Agreement upon the material breach of this Agreement by the other party hereto if such material breach has not been cured within 30 days after written notice thereof to the party in material breach (provided that Seller may not terminate this Agreement as a result of Buyer’s breach of its payment obligation in respect of any invoiced amounts hereunder to the extent such non-payment is due to a bona fide, good faith dispute by Buyer of such invoiced amounts and such non-payment does not extend beyond the pendency of such dispute). Except as otherwise agreed to by the parties hereto, Buyer may terminate (a) all Services with respect to any Country Unit or (b) any Service with respect to all Country Units (it being understood that the termination of any Service in all Country Units will also result in the termination of each Service that is included in the same group as such terminated Service on Exhibit A), in each case, at any time after the Applicable Closing, so long as Buyer shall have provided Seller written notice of such termination with respect to such Service within the time period set forth in Exhibit A.

SECTION 3.03. Effects of Termination/Expiration. The expiration or termination of this Agreement for any reason will not (i) affect any outstanding obligations or payments due hereunder for services provided prior to such expiration or termination (provided that, for the avoidance of doubt, if this Agreement expires or is terminated in part with respect to certain but not all Services, the Service Fee for any expired or terminated Service shall terminate as of the date of such expiration or termination), (ii) release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, or (iii) affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated in this Agreement to survive. The termination or expiration of this Agreement will not affect the survival and continuing validity of this Section 3.03 and Articles VII, IX and XI, or of any other provision that is expressly or by implication intended to continue in force after such termination or expiration.

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SECTION 3.04. Suspension of Services by Buyer. In the event Buyer elects to suspend its receipt of any Service, it shall promptly provide written notice to Seller of such suspension (which shall become effective upon Seller’s receipt of such notice); provided that the suspension of such Service shall not be deemed to be a termination of such Service and Buyer shall continue to be responsible for payment of the entire Service Fee for such Service until the earliest of (a) the expiration of the Service Period for such Service, and (b) the termination by Buyer of such Service in accordance with Section 3.02.

SECTION 3.05. Fees and Costs. (a) The fee for providing each Administrative Service shall be as set forth in Exhibit A (each such fee, a “Service Fee”). The transfer price at which Buyer shall sell Products to Seller in connection with each Distribution Service shall be as set forth in Exhibit A (each such transfer price, a “Transfer Price”). All Service Fees and Transfer Prices shall be exclusive of shipping costs and any other costs and expenses associated with removing, moving or transferring the Transferred Assets to Buyer (or any location designated by Buyer) or transferring or obtaining marketing authorizations for the Products conveyed to Buyer, which costs and expenses shall be borne by Buyer as set forth in the Asset Purchase Agreement. In addition, Buyer shall reimburse Seller for the cost, without duplication of any costs or expenses included in the Service Fees, to the extent evidenced by documentation provided to Buyer in advance of reimbursement, of any items, materials or supplies ordered, purchased or otherwise acquired by Seller from third parties in connection with the Business and related to the Services (including shipping costs and any other expenses associated with obtaining such items, materials or supplies) and risk of loss of any such items, materials or supplies will be for the account of Buyer. Seller shall submit one or more invoices to Buyer for the reimbursements described above on a monthly basis and Buyer shall remit payment in U.S. dollars (unless otherwise mutually agreed by Seller and Buyer) to an account designated by Seller within 30 days of receiving any such invoice.

(b) Nothing in this Agreement shall require either party hereto to compromise in any way the integrity of its information technology systems during the provision of Services. If, to provide any Services hereunder, Seller in its reasonable discretion determines that it is reasonably necessary to take any steps to implement special information technology connections or firewalls, the costs of taking such steps shall be borne by Buyer.

ARTICLE IV

Invoices; Taxes; Payment

SECTION 4.01. Invoices. On a monthly basis, Seller shall, or shall cause the applicable Service Provider or Service Providers to, issue and send an invoice to Buyer (or the applicable Affiliate or Affiliates of Buyer) relating to the Services, which shall be payable within 30 days of receipt.

SECTION 4.02. Offsetting. Neither party hereto may offset any amount due to it or any of its Affiliates against any payment due under this Agreement.

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SECTION 4.03. Taxes. (a) Value added tax or its equivalent in each relevant jurisdiction (“VAT”) shall be added to the amounts invoiced pursuant to this Agreement as required by applicable law. In the event that, due to any amendment to VAT legislation or for any other reason, the sums invoiced without VAT in accordance with this Agreement, any Country Administrative Services Agreement or any Country Distribution Services Agreement become subject to VAT, then the applicable invoices shall be deemed to be exclusive of VAT (if any) and the party receiving such invoices shall, in addition to the sums payable, pay the invoicing party, on receipt of a valid VAT invoice, the full amount of VAT chargeable thereon. (b) Subject to Section 4.03(d) below, Buyer shall be responsible for all goods and services, value added, sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than a tax on or measured by the income, net or gross revenues, business activity, or capital of Seller) imposed by applicable taxing authorities attributable to the supply of Services to Buyer or any payment hereunder, whether or not such taxes, levies or charges are shown on any invoices. If Seller is required to pay any part of such taxes, levies or charges, Buyer shall reimburse Seller for such taxes, levies and charges.

(c) In the event that applicable Law requires that an amount in respect of any taxes, levies or charges be withheld from any payment by Buyer to Seller under this Agreement, any Country Administrative Services Agreement or any Country Distribution Services Agreement, the amount payable to Seller shall be increased as necessary so that, after Buyer has withheld amounts required by applicable Law, Seller receives an amount equal to the amount it would have received had no such withholding been required, and Buyer shall withhold such taxes, levies or charges and pay such withheld amounts over to the applicable taxing authority in accordance with the requirements of the applicable Law.

(d) Cross-border Services to be performed hereunder may fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision, which means that Seller does not need to charge VAT on the invoices for such Services. In such case, Buyer hereby agrees that with respect to each Country Unit, Buyer will itself account for VAT in its own jurisdiction on the performance of such cross-border Services made to it hereunder. In order for Seller to be able to issue invoices without local VAT, Buyer agrees that with respect to each Country Unit, Buyer will provide on request to Seller or the invoicing Service Provider a valid VAT registration number and certificate (or equivalent documentation) in the jurisdiction with respect to the Country Unit of receipt of such cross-border Services.

(e) For the avoidance of doubt, except as is otherwise expressly set forth in the Asset Purchase Agreement, Seller assumes full responsibility for the payment of payroll, withholding taxes, severance obligations and termination costs for its employees engaged in the performance of Services hereunder, and any fees or costs of any third party Service Provider engaged to perform any Services hereunder.

(f) Buyer and Seller agree to furnish each other such information and assistance as is commercially reasonably necessary to comply with the parties’ obligations under this Section 4.03 and shall cooperate to obtain any refunds of taxes covered by this Section 4.03 to which the payer may be legally entitled.

SECTION 4.04. Seller Designation of Affiliate. Seller shall have the right to designate upon not less than 10 days’ prior notice to Buyer one or more Service Providers to pay the Transfer Prices to Buyer or receive certain of the Service Fees and other amounts that are payable to Seller hereunder; provided, however, that no such designation will in any event limit or affect the obligations of Seller under this Agreement to the extent not performed by such Service Providers.

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ARTICLE V

Suspensions; Operation and Use of Seller Facilities

SECTION 5.01. Seller Suspensions. Buyer acknowledges that Services may, from time to time, in the reasonable discretion of Seller, be interrupted, suspended, allocated, reduced, altered or changed in whole or in part, in each case for modifications and ordinary maintenance to the assets needed to provide Services and any other matters of a short-term nature (the “Service Suspensions”). Except in emergency situations, Seller shall notify Buyer as promptly as practicable and as far in advance as reasonably practicable before any Service Suspension, and the parties hereto shall work in good faith to minimize any disruption on Buyer’s business related to such Service Suspension. In the event that the Service Fee for any Service subject to a Service Suspension is based on the duration of time for which Seller provides such Service, Seller shall reduce the charges related to such Service on a pro rata basis based on the number of days such Service is subject to a Service Suspension; provided that no Service Fee shall be reduced in such manner if the applicable Service Suspension lasts for less than five (5) consecutive days. Seller shall not reduce the charges related to any other Service Suspensions.

SECTION 5.02. Governmental Suspension. If any applicable Law or Judgment shall prevent or limit Seller in providing (or arranging for the provision of) any Service, Seller shall not be required to provide (or arrange for the provision of), and Buyer shall not be required to pay for, such Service to the extent so limited, restricted or regulated. Seller shall give Buyer prompt notice of any such occurrence, and the parties hereto shall cooperate in good faith to devise an alternative arrangement for the provision of such Service. Seller shall perform such mutually satisfactory alternative arrangement and Buyer shall bear any additional costs and expenses incurred in the performance of such alternative arrangement to which Buyer has agreed.

SECTION 5.03. Additional Facilities Required by Law. If any applicable Law or Judgment shall require Seller or any of its Affiliates to modify its facilities or equipment or to obtain additional facilities or equipment, Seller shall not be required to provide (or arrange for the provision of), and Buyer shall not be required to pay for, any Services to the extent such Services are affected by the matters described in this Section 5.03, unless (a) Seller is concurrently providing (or arranging for the provision of) such Services for its own operations, (b) the parties hereto agree on the allocation of the costs of such required modifications or (c) otherwise mutually agreed by the parties hereto.

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ARTICLE VI

Buyer’s Operations

SECTION 6.01. General. If Buyer modifies the current operation or facilities of the Business or conducts any additional operations or activities or constructs any additional facilities during the term of this Agreement, and such modified or additional operations, facilities or activities would materially affect or materially interfere with any Services, then unless the parties hereto otherwise agree, Seller shall not be required to provide (or arrange for the provision of), and Buyer shall not be required to pay for, such Services to the extent affected by such modifications. If the parties hereto agree that Seller shall provide such Services to such modified or additional operations of the Business, Buyer shall reimburse Seller for any and all additional costs and expenses of providing such Services as a result thereof and shall pay Seller any and all agreed upon fees associated therewith.

SECTION 6.02. Manufacturing Compliance. During the period from the Principal Closing to the last Applicable Closing, Buyer will (or will cause its Affiliates to) develop, manufacture and test Products to be sold by Seller pursuant to the Distribution Services or which otherwise constitute Seller Trademarked Items in accordance with all quality, manufacturing and testing procedures and specifications as in effect immediately prior to the Principal Closing Date (as may be modified from time to time as required by applicable Regulatory Laws).

ARTICLE VII

Additional Agreements

SECTION 7.01. Confidential Information. As used herein, “Confidential Information” means all confidential or proprietary information given to one party hereto by the other party hereto, or otherwise acquired by such party, in each case in connection with this Agreement, relating to such other party or any of its Affiliates, including information regarding any of the products of such other party or any of its Affiliates, information regarding its sales, advertising, distribution, marketing or strategic plans or information regarding its costs, productivity, manufacturing processes or technological advances and the terms of this Agreement. Neither party hereto will use or disclose to third parties any Confidential Information (except to comply with its obligations under this Agreement) and each party hereto will ensure that its and its Affiliates’ respective directors, officers, employees, Affiliates, agents and representatives will not use or disclose to third parties any Confidential Information (except to comply with its obligations under this Agreement) and upon the termination of this Agreement will return to the other party or destroy all Confidential Information in written form. Confidential Information will not include information that (i) was already known to the receiving party at the time of its receipt thereof or is independently developed by the receiving party, as evidenced by its written records, (ii) is disclosed to the receiving party after its receipt thereof by a third party who, the receiving party in good faith believes, has a right to make such disclosure without violating any obligation of confidentiality to the disclosing party with respect to such information or (iii) is or becomes part of the public domain through no fault of the receiving party in violation of this Agreement or the Asset Purchase Agreement. Notwithstanding the foregoing, nothing in this Agreement shall restrict the parties hereto from sharing Confidential Information with a Monitor or any anti-trust or competition authority in the United States of America, the European Union (or any member state thereof) or any other jurisdiction.

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SECTION 7.02. Compliance with Applicable Law. Each party shall, and shall cause its Affiliates or Service Providers to, at all times comply with all applicable Laws in connection with the receipt or provision of Services hereunder, as applicable.

ARTICLE VIII

Documentation of Authority; Assistance

SECTION 8.01. Buyer Assistance. The timely completion of the Services by Seller may depend upon the provision of certain materials and information and/or the taking of certain actions by Buyer, and Seller shall not be responsible for the failure to provide any Services to the extent that such failure results from the failure of Buyer to provide such materials or information or take such actions. Buyer shall provide to Seller (a) subject to Article VII, information reasonably necessary for the performance of the Services, (b) any necessary written authorizations or consents of Buyer and (c) reasonable access to Buyer’s books and records as Seller shall deem reasonably necessary for the performance of the Services. Notwithstanding the provisions of Section 11.06, Buyer will execute any documents evidencing the limited scope of authority of Seller and the Service Providers to represent Buyer and its Affiliates as Seller shall reasonably deem necessary for the performance of the Services.

SECTION 8.02. Documents and Forms. Buyer acknowledges that during the period of this Agreement, documents prepared by Seller will continue to be printed on Seller forms.

SECTION 8.03. Misdirected Receipts. In the event that, on or after the date of this Agreement, either party hereto shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the party receiving such funds shall promptly forward such funds to the proper party. The parties hereto acknowledge that there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.

ARTICLE IX

Limitation of Liability and Indemnification

SECTION 9.01. Limitation on Liability. (a) Except for gross negligence, fraud or intentional misconduct by Seller, any of its Affiliates or any Service Provider, Seller’s maximum liability (including any liability for the acts and omissions of its Affiliates or the Service Providers or its or their respective directors, officers, employees, Affiliates, agents or representatives) to, and the sole remedy of, Buyer for matters arising out of this Agreement, any Country Administrative Services Agreement or any Country Distribution Services Agreement shall be limited to the aggregate amount of the Service Fees received by Seller, its Affiliates and

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the Service Providers under this Agreement, the Country Administrative Services Agreements and the Country Distribution Services Agreements. With respect to any Damages arising under this Agreement, each party agrees that it shall only seek Damages from the other party, and each party hereby waives the right to seek Damages from or equitable remedies against any Affiliate of the other party, (in the case of Seller) any Service Provider or any director, officer or employee of the other party, any of its Affiliates or (in the case of Seller) any Service Provider.

(b) Notwithstanding anything to the contrary contained herein, none of Seller, any of its Affiliates or any Service Provider shall have any liability relating to the implementation, execution or use by Buyer or any of its Affiliates of the Services provided under the terms of this Agreement, except in the case of any fraud, intentional misconduct or gross negligence by Seller, any of its Affiliates or any Service Provider.

SECTION 9.02. Third Party Claims. (a) Buyer shall indemnify and hold harmless Seller, its Affiliates and the Service Providers and its and their respective directors, officers, employees, Affiliates, agents and representatives (collectively, the “Seller Indemnified Parties”) against and from any and all Damages which any Seller Indemnified Party may incur or suffer from any action, claim or proceeding instituted by a third party in connection with the provision of Services hereunder or under any Country Administrative Services Agreement or any Country Distribution Services Agreement (other than any and all Damages to the extent resulting from fraud, intentional misconduct or gross negligence by Seller, any of its Affiliates or any Service Provider).

(b) Seller shall indemnify and hold harmless Buyer and its Affiliates and its and their respective directors, officers, employees, Affiliates, agents and representatives (collectively, the “Buyer Indemnified Parties”) against and from any and all Damages which any Buyer Indemnified Party may incur or suffer from any action, claim or proceeding to the extent directly arising or resulting from (i) any breach of any representation, warranty or material obligation of Seller contained in this Agreement, or violation by Seller of applicable Law or (ii) gross negligence, fraud or intentional misconduct of Seller in connection with any activities under or related to this Agreement.

(c) All claims for indemnification under clauses (a) or (b) above shall be asserted and resolved pursuant to procedures equivalent to the indemnity procedures set forth in Sections 10.06 and 10.07 of the Asset Purchase Agreement.

ARTICLE X

Force Majeure

The parties hereto shall be relieved of their obligations hereunder (including any payment obligation related to the affected period), if and to the extent that an event beyond the reasonable control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, hinders, limits or makes impracticable the performance by any party hereto of any of its obligations hereunder including the following events: war, terrorist act, riot, fire, explosion, accident, flood, sabotage, compliance with Law, orders or actions, national defense requirements, labor strike, lockout or injunction, or any other

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event beyond the reasonable control and without the fault or negligence of such party (each a “force majeure event”). The party thus hindered or whose performance is otherwise affected shall promptly give the other party notice thereof and shall use commercially reasonable efforts to remove or otherwise address the impediment to action as soon as practicable; provided that neither party shall be required to settle a labor dispute other than as it may determine in its sole judgment. If a force majeure event prevents Seller or any Service Provider from providing any Service, Buyer’s payment obligations with respect to such Service shall be suspended so long as, and to the extent that Buyer is not receiving such Service.

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices. Any notice, request, instruction or other communication to be given hereunder by either party hereto to the other party hereto shall be in writing and delivered in the manner and to the address of the applicable party as set forth in Section 11.07 of the Asset Purchase Agreement.

SECTION 11.02. Assignment; Beneficiaries. This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the parties hereto, their respective successors and permitted assigns, but, except as provided in Sections 2.01(d) and 4.04, this Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto, which consent will not be unreasonably withheld. Other than as explicitly set forth herein, including in Article IX, nothing contained herein is intended to confer upon any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. The parties hereto agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any party is entitled at law or in equity.

SECTION 11.03. Amendments and Waivers. Neither this Agreement nor any provision hereof shall be waived, altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

SECTION 11.04. Books and Records. Upon the expiration of the Agreement or upon the termination of any Service with respect to which Seller holds books, records, files or any other documents of Buyer, Seller will return such books, records, files and any other documents of Buyer that Seller has in its possession as soon as reasonably practicable.

SECTION 11.05. Law; Dispute Resolution. This Agreement shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state. THE PARTIES HERETO EXPRESSLY AGREE THAT THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS (1980) IS SPECIFICALLY EXCLUDED AND WILL NOT APPLY TO

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THIS AGREEMENT. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, will be submitted to arbitration and before submission to arbitration will be first mediated through non-binding mediation, in each case in accordance with the arbitration and mediation procedures set forth in Sections 11.12 and 11.13 of the Asset Purchase Agreement. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

SECTION 11.06. Independent Contractors. The relationship of Buyer and Seller established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) subject to the last sentence of Section 8.01, give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co owners or otherwise as participants in a joint or common undertaking.

SECTION 11.07. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is or will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof and only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

SECTION 11.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

SECTION 11.09. Interpretation. The rules of interpretation and construction specified in Section 1.02 of the Asset Purchase Agreement shall also apply to this Agreement, mutatis mutandis.

SECTION 11.10. Asset Purchase Agreement. Nothing contained in the Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Asset Purchase Agreement.

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IN WITNESS WHEREOF, the parties have each duly executed this Agreement as of the date first above written.

Seller: DEPUY ORTHOPAEDICS, INC.

By:
Name:
Title:

Buyer: BIOMET, INC.

By:
Name:
Title:

Exhibit A—Services

Administrative Services

[Attach schedule set forth in Section 7.10(a)(1) of the Disclosure Letter]

Distribution Services

[Attach schedule set forth in Section 7.10(a)(2) of the Disclosure Letter]

Exhibit A-2 — Agreement Coordinators
Buyer’s Agreement Coordinator: [NAME] [ADDRESS] [TELEPHONE NUMBER] [E-MAIL ADDRESS]	Seller’s Agreement Coordinator: [NAME] [ADDRESS] [TELEPHONE NUMBER] [E-MAIL ADDRESS]

Exhibit B-1

FORM OF COUNTRY ADMINISTRATIVE SERVICES AGREEMENT

T H I S     A G R E E M E N T is made the                     day of                     2012

B E T W E E N :-

1.         [INSERT NAME OF BUYER OR BUYER AFFILIATE] (Company registration number [            ]) whose registered office is at [                     ] and whose business office is at [                     ] (“Recipient”); and

2.         [INSERT NAME OF SELLER OR SELLER AFFILIATE] (Company registration number [            ]) whose registered office is at [                     ] and whose business office is at [                     ] (“Servicer”).

WHEREAS, pursuant to the Asset Purchase Agreement dated as of April 2, 2012 (the “Asset Purchase Agreement”), between DEPUY ORTHOPAEDICS, INC., an Indiana corporation (“Seller”), and BIOMET, INC., an Indiana corporation (“Buyer”), Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Transferred Assets (as defined in the Asset Purchase Agreement). Each capitalized term used and not defined in this Agreement shall have the meaning assigned to it in the Asset Purchase Agreement.

WHEREAS, pursuant to the Transition Services Agreement dated as of the date of this Agreement (the “Transition Services Agreement”), between Seller and Buyer, Seller has agreed to provide, or to cause to be provided, the services contemplated by this Agreement for the benefit of Recipient.

NOW THEREFORE in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

1.	APPOINTMENT

(a)	Appointment. Subject to the terms and conditions of this Agreement and the Transition Services Agreement, Recipient hereby appoints Servicer to perform the services specified in Schedule 1 (the “Services”) in the territory specified in Schedule 2 (the “Territory”), and Servicer accepts such appointment and agrees to so act. Servicer shall perform the Services on behalf of and for the account of Recipient.

(b)	Nature of Services. The Services to be provided by Servicer to Recipient pursuant to such appointment shall be limited to those specified in Schedule 1. For the avoidance of doubt, Servicer shall not be obliged to carry out any services not specified in Schedule 1 unless otherwise agreed to by the parties hereto.

(c)

Fees & Fee Invoices. In consideration for the Services provided by Servicer to Recipient pursuant to this Agreement, Recipient will pay Servicer the fee (the “Fee”) specified in Schedule 1 for each month during the term of this Agreement. The amount of the Fee for each Service is as specified in Schedule 1. On a monthly basis, Servicer shall issue and send an invoice to Recipient relating to the Services, which shall be payable in U.S. dollars within 30 days of receipt, as described in the Transition Services Agreement. In accordance with the Transition Services Agreement, the Fee shall be exclusive of shipping costs and any other costs and expenses associated with removing, moving or transferring the Transferred Assets to Recipient (or any location designated by Recipient) or transferring or obtaining marketing authorizations for the Products conveyed to Recipient, which costs and expenses shall be borne by Recipient. In addition, Recipient shall reimburse Servicer for the cost, without duplication of any costs or expenses included in the Fee, to the extent evidenced by documentation provided to Recipient in advance of reimbursement, of any items, materials or supplies ordered, purchased or otherwise acquired by Servicer from third parties in connection with the Business and related to the Services (including shipping costs and any other expenses associated with obtaining such items, materials or supplies) and risk of loss of any such items, materials or supplies will be for the account of Recipient.

2.	PERFORMANCE STANDARD AND INTELLECTUAL PROPERTY

(a)	Performance Standard. Servicer shall perform the Services at a quality level and in a manner consistent with that provided to the Business in the six-month period prior to the date of the Asset Purchase Agreement.

(b)	Use of Intellectual Property. With respect to each Service, Recipient hereby grants to Servicer a non-exclusive, non-transferable, non-sublicensable, royalty-free license for the term of the Service Period applicable to such Service to use the Transferred IP pertaining to the Products for the sole purpose of providing Recipient such Service.

3.             RECIPIENT’S OBLIGATIONS. Recipient shall provide to Servicer (a) subject to Article VII of the Transition Services Agreement, information reasonably necessary for the performance of the Services, (b) any necessary written authorizations or consents of Recipient and (c) reasonable access to Recipient’s books and records as Servicer shall deem reasonably necessary for the performance of the Services. Notwithstanding the provisions of Section 5, Recipient will execute any documents evidencing the limited scope of authority of Servicer to represent Recipient as Servicer shall deem reasonably necessary for the performance of the Services. Recipient acknowledges and agrees that the provisions of the Transition Services Agreement, including Article IX thereof, shall apply to the Services provided by Servicer pursuant to this Agreement to the extent any such provisions are applicable.

4.             TERM; TERMINATION. The term of the provision of each Service is as set forth in Schedule 1 (the “Service Period”); provided, however, that in no event will any Service be provided after the 24-month anniversary of the date of Principal Closing. This Agreement may be terminated by either party hereto in a manner consistent with the terms of the Transition Services Agreement.

5.             INDEPENDENT CONTRACTORS. [The relationship of Recipient and Servicer established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) subject to the last sentence of Section 3, give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co owners or otherwise as participants in a joint or common undertaking.]1

6.             NOTICES. Any notice, request, instruction or other communication to be given hereunder by either party hereto to the other party hereto shall be in writing and delivered (a) if to Recipient, to the attention of                     to either the business office address set forth above or fax number                     , and (ii) if to Servicer, to the attention of             to either the business office address set forth above or fax number                     . Either party hereto may change its address for receipt of communications by notice to the other party hereto.

7.             ASSIGNMENT; BENEFICIARIES. This Agreement and the rights and obligations hereunder shall be binding solely upon and inure solely to the benefit of the parties hereto, their respective successors and permitted assigns, but this Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto, which consent will not be unreasonably withheld. Other than as explicitly set forth herein or in the Transition Services Agreement, nothing contained herein is

[1]	This section to be modified to reflect the relationship under applicable local law in the Territory.

intended to confer upon any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. The parties hereto agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any party is entitled at law or in equity.

8.             FORCE MAJEURE. The parties hereto shall be relieved of their obligations hereunder (including any payment obligation related to the affected period), if and to the extent that an event beyond the reasonable control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, hinders, limits or makes impracticable the performance by any party hereto of any of its obligations hereunder including the following events: war, terrorist act, riot, fire, explosion, accident, flood, sabotage, compliance with Law, orders or actions, national defense requirements, labor strike, lockout or injunction, or any other event beyond the reasonable control and without the fault or negligence of such party (each a “force majeure event”). The party thus hindered or whose performance is otherwise affected shall promptly give the other party notice thereof and shall use commercially reasonable efforts to remove or otherwise address the impediment to action as soon as practicable; provided that neither party shall be required to settle a labor dispute other than as it may determine in its sole judgment. If a force majeure event prevents Servicer from providing any Service, Recipient’s payment obligations with respect to such Service shall be suspended so long as, and to the extent that Recipient is not receiving such Service.

9.             AMENDMENTS AND WAIVER; INVALIDITY. Neither this Agreement nor any provision hereof shall be waived, altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is or will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof and only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

10.             GOVERNING LAW; DISPUTES. Except for those matters that are mandatorily subject to [Territory] law, this Agreement shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state. THE PARTIES HERETO EXPRESSLY AGREE THAT THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS (1980) IS SPECIFICALLY EXCLUDED AND WILL NOT APPLY TO THIS AGREEMENT. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, will be submitted to arbitration and before submission to arbitration will be first mediated through non-binding mediation, in each case in accordance with the arbitration and mediation procedures set forth in Sections 11.12 and 11.13 of the Asset Purchase Agreement. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

11.             PUBLICITY. No party to this Agreement nor any of its Affiliates shall originate any publicity, news release or other similar public announcement, written or oral, whether relating to the Asset Purchase Agreement, this Agreement or any other Ancillary Agreement or the existence of any arrangement between the parties hereto, without the prior written consent of the other party hereto, whether named in such publicity, news release or other similar public announcement or not, except either party may originate any such publicity, news release or other similar public announcement as may be required by Law or any listing or trading agreement concerning its publicly traded securities; provided that in such event, the party hereto issuing same shall consult with the other party hereto, whether named in such publicity, news release or other similar public announcement or not, a reasonable time prior to its release to allow the other party hereto to comment thereon and, after its release, shall provide the other party hereto with a copy thereof.

IN WITNESS WHEREOF the parties have each duly executed this Agreement as of the date first above written.

SERVICER	RECIPIENT

[Name of Seller or Seller Affiliate]	[Name of Buyer or Buyer Affiliate]

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 1. SERVICES AND FEES

Service Description	Service Period	Fee
• [Insert appropriate Administrative Services listed in the TSA]	[Insert appropriate Service Period]	[Insert appropriate Fee]

SCHEDULE 2. TERRITORY

[Insert appropriate Country Unit(s)]

Exhibit B-2

FORM OF COUNTRY DISTRIBUTION AGREEMENT

T H I S     A G R E E M E N T is made the                     day of             2012

B E T W E E N :-

1. [INSERT NAME OF BUYER OR BUYER AFFILIATE] (Company registration number [            ]) whose registered office is at [         ] and whose business office is at [            ] (“Recipient”); and

2. [INSERT NAME OF SELLER OR SELLER AFFILIATE] (Company registration number [            ]) whose registered office is at [         ] and whose business office is at [            ] (“Distributor”).

WHEREAS, pursuant to the Asset Purchase Agreement dated as of April 2, 2012 (the “Asset Purchase Agreement”), between DEPUY ORTHOPAEDICS, INC., an Indiana corporation (“Seller”), and BIOMET, INC., an Indiana corporation (“Buyer”), Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Transferred Assets (as defined in the Asset Purchase Agreement). Each capitalized term used and not defined in this Agreement shall have the meaning assigned to it in the Asset Purchase Agreement.

WHEREAS, pursuant to the Transition Services Agreement dated as of the date of this Agreement (the “Transition Services Agreement”), between Seller and             , Seller has agreed to provide, or to cause to be provided, the distribution services contemplated by this Agreement.

NOW THEREFORE in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

1.	RIGHTS TO PRODUCT

(a) Appointment. Subject to the terms and conditions of this Agreement and the Transition Services Agreement, Recipient hereby appoints Distributor as a non-exclusive distributor to promote, market, distribute and sell the products listed on Schedule 1 (the “Products”) in the territory identified on Schedule 2 (the “Territory”), and Distributor accepts such appointment and agrees to so act.

(b) Nature of Appointment. To the extent permitted by applicable Law, Recipient shall have sole discretion and responsibility for setting the sales prices (with respect to each Product, the “Sales Price”) of Products (including all related discounts, rebates, incentive payments, allowances and similar terms) and shall designate a representative for the Territory to be responsible for setting the Sales Prices of such Products. Distributor shall be financially responsible for bad debts and delinquent account collections related to sales of such Products, and the proceeds of sales of such Products made by Distributor in acting as distributor will be for the account of Distributor. In addition, Recipient shall reimburse Distributor for the cost, without duplication of any costs or expenses included in the Fee, to the extent evidenced by documentation provided to Recipient in advance of reimbursement, of any items, materials or supplies ordered, purchased or otherwise acquired by Distributor from third parties in connection with the Business and related to the Services (including shipping costs and any other expenses associated with obtaining such items, materials or supplies) and risk of loss of any such items, materials or supplies will be for the account of Recipient.

(c) Other Products. Nothing herein shall be deemed to restrict any rights of Distributor to market or distribute any other products of Distributor, any Affiliate of Distributor or any other third party.

(d) Discontinued Products. Recipient shall give Distributor at least 60 days prior written notice of its desire to discontinue a Product and the parties hereto shall mutually agree on the process for determining the effective date of such discontinuation after considering any outstanding customer commitments.

2.	PERFORMANCE STANDARD; INTELLECTUAL PROPERTY; TITLE.

(a) Performance Standard. Distributor shall perform the Services at a quality level and in a manner consistent with that provided to the Business in the six-month period prior to the date of the Asset Purchase Agreement.

(b) Use of Intellectual Property. With respect to each Service, Recipient hereby grants to Distributor a non-exclusive, non-transferable, non-sublicensable, royalty-free license for the term of the Service Period applicable to such Service to use the Transferred IP pertaining to the Products for the sole purpose of providing Recipient such Service.

(c) Title. Title to inventory will remain with Distributor until the end of the Distribution Period, at which time, title will transfer to Recipient. Distributor will replenish the inventory as items are sold via purchases of Products from Recipient.

3. RECIPIENT’S OBLIGATIONS. Recipient shall provide to Distributor (a) subject to Article VII of the Transition Services Agreement, information reasonably necessary for the performance of the Services, (b) any necessary written authorizations or consents of Recipient and (c) reasonable access to Recipient’s books and records as Distributor shall deem reasonably necessary for the performance of the Services. Notwithstanding the provisions of Section 5, Recipient will execute any documents evidencing the limited scope of authority of Distributor to represent Recipient as Distributor shall deem reasonably necessary for the performance of the Services. Recipient acknowledges and agrees that the provisions of the Transition Services Agreement, including Article IX thereof, shall apply to the Services provided by Distributor pursuant to this Agreement to the extent any such provisions are applicable.

4. TRANSFER PRICES; PAYMENT TERMS. The transfer prices for the Products sold by Recipient to Distributor in connection with each Service shall be as set forth on Schedule 1 hereto (each such transfer price, a “Transfer Price”). In accordance with the Transition Services Agreement, the prices set forth on Schedule 1 shall be exclusive of shipping costs and any other costs and expenses associated with removing, moving or transferring the Transferred Assets to Recipient (or any location designated by Recipient) or transferring or obtaining marketing authorizations for the Products conveyed to Recipient, which costs and expenses shall be borne by Recipient. Recipient and Distributor shall agree in good faith to an adjustment of such Transfer Price if the Sales Price for such Product set by Recipient pursuant to Section 1(b) of this Agreement is less than the Transfer Price for such Product. Recipient shall submit one or more invoices to Distributor for the sale of Products by Recipient to Distributor described above every [            ] days and Distributor shall remit payment in [currency] (unless otherwise mutually agreed by Distributor and Recipient) to an account designated by Recipient within [            ] days2 of receiving any such invoice.

5. TERM; TERMINATION. The term of this Agreement shall commence on the date of this Agreement and shall end on the earlier of (a) the Non-Principal Unit Closing Date with respect to the Territory and (b) [            ]3; provided, however, that in no event will any Service be provided after the 24-month anniversary of the Principal Closing. This Agreement may be terminated by either party hereto in a manner consistent with the terms of the Transition Services Agreement. In the event of the termination of this Agreement, Distributor shall have the right to sell-off its inventory of Products.

[2]	Time period to be inserted based on historical payment cycles in the applicable Country Unit.
[3]	To be conformed to the Distribution Period for the applicable Non-Principal Country Unit.

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6. INDEPENDENT CONTRACTORS. [The relationship of Recipient and Distributor established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) subject to the last sentence of Section 3, give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co owners or otherwise as participants in a joint or common undertaking.]4

7. NOTICES. Any notice, request, instruction or other communication to be given hereunder by either party hereto to the other party hereto shall be in writing and delivered (a) if to Recipient, to the attention of             to either the business office address set forth above or fax number             , and (ii) if to Distributor, to the attention of             to either the business office address set forth above or fax number             . Either party hereto may change its address for receipt of communications by notice to the other party hereto.

8. ASSIGNMENT; BENEFICIARIES. This Agreement and the rights and obligations hereunder shall be binding solely upon and inure solely to the benefit of the parties hereto, their respective successors and permitted assigns, but this Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto, which consent will not be unreasonably withheld. Other than as explicitly set forth herein or in the Transition Services Agreement, nothing contained herein is intended to confer upon any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. The parties hereto agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any party is entitled at law or in equity.

9. FORCE MAJEURE. The parties hereto shall be relieved of their obligations hereunder (including any payment obligation related to the affected period), if and to the extent that an event beyond the reasonable control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, hinders, limits or makes impracticable the performance by any party hereto of any of its obligations hereunder including the following events: war, terrorist act, riot, fire, explosion, accident, flood, sabotage, compliance with Law, orders or actions, national defense requirements, labor strike, lockout or injunction, or any other event beyond the reasonable control and without the fault or negligence of such party (each a “force majeure event”). The party thus hindered or whose performance is otherwise affected shall promptly give the other party notice thereof and shall use commercially reasonable efforts to remove or otherwise address the impediment to action as soon as practicable; provided that neither party shall be required to settle a labor dispute other than as it may determine in its sole judgment. If a force majeure event prevents Distributor from providing any Service, Recipient’s payment obligations with respect to such Service shall be suspended so long as, and to the extent that Recipient is not receiving such Service.

10. AMENDMENTS AND WAIVER; INVALIDITY. Neither this Agreement nor any provision hereof shall be waived, altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is or will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof and only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

[4]	This section to be modified to reflect the relationship under applicable local law in the Territory.

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11. GOVERNING LAW; DISPUTES. Except for those matters that are mandatorily subject to [Territory] law, this Agreement shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state. THE PARTIES HERETO EXPRESSLY AGREE THAT THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS (1980) IS SPECIFICALLY EXCLUDED AND WILL NOT APPLY TO THIS AGREEMENT. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, will be submitted to arbitration and before submission to arbitration will be first mediated through non-binding mediation, in each case in accordance with the arbitration and mediation procedures set forth in Sections 11.12 and 11.13 of the Asset Purchase Agreement. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

12. PUBLICITY. No party to this Agreement nor any of its Affiliates shall originate any publicity, news release or other similar public announcement, written or oral, whether relating to the Asset Purchase Agreement, this Agreement or any other Ancillary Agreement or the existence of any arrangement between the parties hereto, without the prior written consent of the other party hereto, whether named in such publicity, news release or other similar public announcement or not, except either party may originate any such publicity, news release or other similar public announcement as may be required by Law or any listing or trading agreement concerning its publicly traded securities; provided that in such event, the party hereto issuing same shall consult with the other party hereto, whether named in such publicity, news release or other similar public announcement or not, a reasonable time prior to its release to allow the other party hereto to comment thereon and, after its release, shall provide the other party hereto with a copy thereof.

4

IN WITNESS WHEREOF the parties have each duly executed this Agreement as of the date first above written.

DISTRIBUTOR [Name of Seller or Seller Affiliate]	RECIPIENT [Name of Buyer or Buyer Affiliate]

By:	By:
Name:	Name:
Title:	Title:

1

SCHEDULE 1. PRODUCTS

Product Description	Code	Transfer Price
• [Insert appropriate Product description]	[Insert appropriate code]	[Insert appropriate Transfer Price]

SCHEDULE 2. TERRITORY

[Insert appropriate Non-Principal Country Unit(s)]

Exhibit C

DISTRIBUTION PERIODS

[Attach schedule set forth in Section 7.10(a)(3) of the Disclosure Letter]

EXHIBIT G

FORM OF TRANSITION MANUFACTURING AND SUPPLY AGREEMENT

TRANSITION MANUFACTURING AND SUPPLY AGREEMENT, dated as of [•], 2012 (this “Agreement”), by and between BIOMET, INC., an Indiana corporation (“Buyer”), and DEPUY ORTHOPAEDICS, INC., an Indiana corporation (“Seller”).

WHEREAS, pursuant to the Asset Purchase Agreement dated as of April 2, 2012, between Seller and Buyer (the “Asset Purchase Agreement”), Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Transferred Assets (as defined in the Asset Purchase Agreement);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to provide to Buyer, certain Products to be manufactured at and supplied from the [Suzhou Facility]1 [Raynham Facility]2 (as defined below), in accordance with the terms and conditions set forth below; and

WHEREAS, Buyer understands and agrees that Seller may arrange to have its Affiliates and third parties provide certain services hereunder.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Each capitalized term used and not defined in this Agreement shall have the meaning assigned to it in the Asset Purchase Agreement. The following terms used in this Agreement shall have the respective meanings assigned to them below:

1.01 “Inventory” means all Products held for sale, Raw Materials, work-in-process, finished goods, semi-finished goods, supplies and other inventories, in each case to the extent related to the Products or the Business and intended for the use therein.

1.02 “Products” means the [orthopaedic trauma products] 3 [semi-finished products]4 described on Schedule A.

1.03 “Raw Materials” means the raw materials, components, packaging materials and other materials required to manufacture and package the Products.

[1]	Applicable to Suzhou agreement.
[2]	Applicable to Raynham agreement.
[3]	Applicable to Raynham agreement.
[4]	Applicable to Suzhou agreement.

1.04 [“Raynham Facility” means the facility located at 325 Paramount Drive, Raynham, Massachusetts, consisting of manufacturing and production space for the Business, but excluding any portion thereof not primarily used in connection with the Business.]5

1.05 “Regulatory Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any national, federal, state, county, city or other political subdivision that performs a function for such political subdivision with regard to the approval, licensing, registration or authorization to test, manufacture, promote, market, distribute, use, store, import, export, transport or sell any Product.

1.06 “Specifications” means the [technical design drawings]6 [OrthoSorb Resorbable Pin (REF: CE00948) Design Dossier (as redacted with respect to IP Rights included in the Excluded Assets)]7 to be transferred pursuant to Section 2.02(a) of the Asset Purchase Agreement.

1.07 [“Suzhou Facility” means the facility located at 299 Changyang Street, Suzhou Industrial Park, Suzhou, Jingsu Province, 215126 People’s Republic of China, consisting of manufacturing and production space for the Business, but excluding any portion thereof not primarily used in connection with the Business.]8

ARTICLE 2

MANUFACTURE AND SUPPLY OF PRODUCT

During the Term, Seller shall, or shall cause its suppliers or Affiliates to, manufacture and supply to Buyer the Products, and Buyer shall purchase from Seller such Products, in each case, subject to the terms and conditions of this Agreement. Seller and its suppliers and Affiliates shall manufacture the Products supplied hereunder in the ordinary course of business and in a manner consistent with the past practice of the Business in the six-month period prior to the date of the Asset Purchase Agreement.

ARTICLE 3

PRICES FOR PRODUCT

3.01 Prices. The prices for the Products shall be as set forth on Schedule A.

3.02 Price Adjustments. The parties hereto will review the prices on the date that is the 12-month anniversary of the date of this Agreement. On such date, Seller may produce written,

[5]	Applicable to Raynham agreement.
[6]	Applicable to Suzhou agreement.
[7]	Applicable to Raynham agreement.
[8]	Applicable to Suzhou agreement.

2

independently verifiable documentation as to the change, if any, in the costs of materials, supplies, utilities, services or labor used by Seller to manufacture and supply the Products or in the cost of Seller’s manufacturing operations in connection with the Products. The prices for the Products will be increased or decreased accordingly to reflect such changes.

3.03	Payment Terms.

(a) Invoice & Payment. Seller shall invoice orders at prices in effect at the time of Seller’s receipt of such order. Invoiced prices with respect to the Products shall be in U.S. dollars. Buyer shall pay Seller in U.S. dollars within thirty (30) days from the date of the invoice.

(b) No Set-Off; Credits. Neither party hereto may offset any amount due to it or any of its Affiliates against any payment due under this Agreement.

3.04	Taxes.

(a) Value added tax or its equivalent in each relevant jurisdiction (“VAT”) shall be added to the amounts invoiced pursuant to this Agreement as required by applicable Law. In the event that, due to any amendment to VAT legislation or for any other reason, the sums invoiced without VAT in accordance with this Agreement become subject to VAT, then the applicable invoices shall be deemed to be exclusive of VAT (if any) and the party receiving such invoices shall, in addition to the sums payable, pay the invoicing party, on receipt of a valid VAT invoice, the full amount of VAT chargeable thereon.

(b) Subject to Section 3.04(d) below, Buyer shall be responsible for all goods and services, value added, sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than a tax on or measured by the income, net or gross revenues, business activity, or capital of Seller) imposed by applicable taxing authorities attributable to the supply of goods or services to Buyer or any payment hereunder, whether or not such taxes, levies or charges are shown on any invoices. If Seller is required to pay any part of such taxes, levies or charges, Buyer shall reimburse Seller for such taxes, levies and charges.

(c) In the event that applicable Law requires that an amount in respect of any taxes, levies or charges be withheld from any payment by Buyer to Seller under this Agreement, the amount payable to Seller shall be increased as necessary so that, after Buyer has withheld amounts required by applicable Law, Seller receives an amount equal to the amount it would have received had no such withholding been required, and Buyer shall withhold such taxes, levies or charges and pay such withheld amounts over to the applicable taxing authority in accordance with the requirements of the applicable Law.

(d) Cross-border services to be performed hereunder may fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision, which means that Seller does not need to charge VAT on the invoices for such

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services. In such case, Seller hereby agrees that Buyer will itself account for VAT in its own jurisdiction on the performance of such cross-border services made to it hereunder. In order for Seller to be able to issue invoices without local VAT, Buyer agrees that Buyer will provide on request to Seller a valid VAT registration number and certificate (or equivalent documentation) in the jurisdiction of receipt of such cross-border services.

(e) Buyer and Seller agree to furnish each other such information and assistance as is commercially reasonably necessary to comply with the parties’ obligations under this Section 3.04 and shall cooperate to obtain any refunds of taxes covered by this Section 3.04 to which the payer may be legally entitled.

ARTICLE 4

FORECASTS, ORDERS

4.01 Forecasts. By the first day of each calendar month during the Term, Buyer will submit to Seller a rolling forecast by Product of Buyer’s anticipated demand of Product for the next 12 consecutive months (showing demand on a monthly basis) commencing with the month in which such forecast is sent (each, a “Forecast”). With respect to any Forecast, the forecasted demand for each Product for the first three months of such Forecast will be binding (to the extent not already binding pursuant to a previous Forecast). The initial forecast is set forth as Schedule B.

4.02	Orders.

(a) Buyer will submit purchase orders for the binding portion of any Forecast. Seller shall only be bound to execute those orders for which Buyer has issued an individual purchase order in compliance with the conditions and the timeframe provided pursuant to this Agreement.

(b) Orders in excess of the forecasted quantity and orders in excess of the past practice of the Business in the ordinary course of business are subject to Seller’s approval and Seller will use its commercially reasonable efforts to execute such orders, having regard for the quantities of Product available to Seller at the time the order is placed, the requirements of Seller’s other customers and representatives and the production capacity of Seller’s plant.

(c) Each purchase order, whether printed, stamped, typed or written, shall be governed by the terms of this Agreement and none of the provisions of such purchase order shall be applicable, except those specifying quantity ordered and delivery dates. It is understood and agreed that purchase orders for the Products shall be sent to Seller a minimum of three (3) months before the required shipping date and that such purchase orders are not subject to any adjustment or modification by Buyer.

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4.03 Minimum Quantities. The parties hereto shall mutually agree on minimum quantities of the Products to be ordered with each order.

4.04 Conflicts. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

4.05	Changes.

(a) In the event that Seller is required to change the manner in which it manufactures, packages, sterilizes or supplies the Products pursuant to applicable Law or in response to the order of a Governmental Entity, Seller shall promptly (and in any event within ten (10) business days of becoming aware of such requirement) advise Buyer in writing of any such change.

(b) In the event that Seller desires to change the manner in which Seller manufactures, packages, sterilizes or supplies the Products, Seller shall promptly (and in any event within five (5) business days) advise Buyer in writing of any such proposed change. The parties hereto shall then meet and discuss such proposed changes in good faith. Seller, with the reasonable assistance of Buyer, will be responsible for making the regulatory filings and obtaining the regulatory authorizations necessitated by any such change.

(c) If a change is made pursuant to clause (a) or (b) above, Seller and Buyer shall cooperate in good faith to establish an appropriate and reasonable acceptance protocol.

(d) Buyer shall bear all reasonable costs related to any change required under clause (a), and Seller shall bear all costs related to any change proposed under clause (b) above.

ARTICLE 5

TERM

The initial term of this Agreement shall commence on the date hereof and shall end on the 24-month anniversary of the date hereof; provided that, if Buyer has used its commercially reasonable efforts to effect the transfer of the applicable Product Registrations from Seller to Buyer and Buyer is in compliance with Section 6.03 of the Asset Purchase Agreement, Buyer shall have the right to extend the initial term for up to one additional 12-month period by providing Seller with 90 days advance written notice prior to the end of the initial term (the initial term, as may be extended pursuant to this Article 5, the “Term”), unless sooner terminated as expressly provided under the terms of this Agreement.

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ARTICLE 6

TERMINATION

6.01 Early Termination. Either party hereto may terminate this Agreement upon the material breach of this Agreement by the other party hereto if such material breach has not been cured within 30 days after written notice thereof to the party in material breach. Except as otherwise agreed to by the parties hereto, Buyer may terminate this Agreement at any time, so long as Buyer shall have provided Seller written notice of such termination at least 90 days prior to such termination.

6.02 Effect of Termination.

(a) At the end of the Term or upon the earlier termination of this Agreement, (i) Seller shall deliver to Buyer all Inventory held by Seller or any of its Affiliates as of the date of such termination, and Buyer shall bear all out-of-pocket costs related to storage, handling and shipping, and freight logistics, (ii) Buyer shall assume any and all outstanding Raw Material purchase orders associated with forecasted demand provided to Seller in any Forecast to the extent that such purchase orders are non-cancellable and such Raw Material is not otherwise allocable by Seller and (iii) Buyer shall pay to Seller an amount of cash in U.S. dollars equal to the book value of all Inventory held by Seller or any of its Affiliates as of the date of such termination promptly following the delivery of such Inventory to Buyer or an Affiliate thereof (but without duplication of any Inventory for which the provisions of Section 2.04 of the Asset Purchase Agreement apply).

(b) At the end of the Term or upon the earlier termination of this Agreement, Seller will provide commercially reasonable assistance in transferring production to Buyer’s or a third party manufacturer’s facilities, including the training of Buyer’s or such third party manufacturer’s personnel and providing Buyer or such third party manufacturer with reasonable access to Seller’s employees for consultation and other technical assistance. Buyer shall reimburse Seller for expenses incurred in providing such assistance, including the costs of any additional resources or personnel required to perform Seller’s manufacturing and supply obligations under this Agreement while simultaneously transferring production line(s) to Buyer’s facilities.

(c) Notwithstanding the end of the Term or the earlier termination of this Agreement, and subject to the terms and conditions hereof, each party hereto shall be entitled to recover any and all Damages which such party shall have incurred or suffered as a result of the breach by the other party hereto of any of the terms of this Agreement. The end of the Term or the termination of this Agreement shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior thereto, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated in this Agreement to survive such termination. In the case of a termination under Section 6.01, the non-defaulting party may pursue any remedy available at law or in equity with respect to such breach, subject to the terms of Section 13.04.

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ARTICLE 7

DELIVERY

Seller shall deliver the Products to Buyer Ex Works (2010 Incoterms) at the [Suzhou Facility]9 [Raynham Facility]10 and title and risk of loss shall pass to Buyer at such point of delivery; provided that Seller shall select the carrier, arrange for shipping to a destination designated by Buyer and obtain insurance for such shipment, and Buyer will be invoiced for such costs. All charges for packing, hauling, storage, bar coding and labeling are included in the prices for the Products unless otherwise agreed to by the parties hereto, which charges shall be summarized on the invoices delivered by Seller pursuant to Section 3.02. Buyer shall make payments for the Products by check or, at Seller’s discretion, other cash equivalent (including electronic transfer of funds).

ARTICLE 8

FORCE MAJEURE

The parties hereto shall be relieved of their obligations hereunder (including any payment obligation related to the affected period), if and to the extent that an event beyond the reasonable control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, hinders, limits or makes impracticable the performance by any party hereto of any of its obligations hereunder including the following events: war, terrorist act, riot, fire, explosion, accident, flood, sabotage, compliance with Law, orders or actions, national defense requirements, labor strike, lockout or injunction, or any other event beyond the reasonable control and without the fault or negligence of such party (each a “force majeure event”). The party thus hindered or whose performance is otherwise affected shall promptly give the other party notice thereof and shall use commercially reasonable efforts to remove or otherwise address the impediment to action as soon as practicable; provided that neither party shall be required to settle a labor dispute other than as it may determine in its sole judgment. If a force majeure event prevents Seller from fulfilling any portion of any Order, Buyer’s payment obligations with respect to such portion shall be suspended so long as, and to the extent that, Seller is not able to produce such portion of the Order.

[9]	Applicable to Suzhou agreement.
[10]	Applicable to Raynham agreement.

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ARTICLE 9

CONFIDENTIALITY

As used herein, “Confidential Information” means all confidential or proprietary information given to one party hereto by the other party hereto, or otherwise acquired by such party, in each case in connection with this Agreement, relating to such other party or any of its Affiliates, including information regarding any of the products of such other party or any of its Affiliates, information regarding its sales, advertising, distribution, marketing or strategic plans or information regarding its costs, productivity, manufacturing processes or technological advances and the terms of this Agreement. Until the third anniversary of the Agreement, neither party hereto will use or disclose to third parties any Confidential Information (except to comply with its obligations under this Agreement) and each party hereto will ensure that its and its Affiliates’ respective directors, officers, employees, Affiliates, agents and representatives will not use or disclose to third parties any Confidential Information (except to comply with its obligations under this Agreement) and upon the termination of this Agreement will return to the other party or destroy all Confidential Information in written form. Confidential Information will not include information that (i) was already known to the receiving party at the time of its receipt thereof or is independently developed by the receiving party, as evidenced by its written records, (ii) is disclosed to the receiving party after its receipt thereof by a third party who, the receiving party in good faith believes, has a right to make such disclosure without violating any obligation of confidentiality to the disclosing party with respect to such information or (iii) is or becomes part of the public domain through no fault of the receiving party in violation of this Agreement or the Asset Purchase Agreement. Notwithstanding the foregoing, nothing in this Agreement shall restrict the parties hereto from sharing Confidential Information with a Monitor or any anti-trust or competition authority in the United States of America, the European Union (or any member state thereof) or any other jurisdiction.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.01 Product Warranties.

(a) Seller represents and warrants to Buyer that, upon the delivery thereof hereunder, each Product supplied in connection with this Agreement shall be manufactured and provided in compliance with this Agreement, in accordance and in conformity with the Specifications and any applicable Laws relating thereto.

(b) If any Product does not conform to the warranty contained in Section 10.01(a) (such Product, a “Nonconforming Product”), each of Seller and Buyer shall cooperate with the other party in investigating such circumstances. Upon confirmation that a Product is a Nonconforming Product, Seller shall, at Buyer’s option and subject to any other contractual or legal obligation, either refund the purchase price (and any out-of-pocket expenses of Buyer) or promptly replace

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such Nonconforming Product with Product that does conform to the warranty contained in Section 10.01(a) at no charge, provided that Seller shall remain responsible for any Damages resulting from, or reasonable costs expended by Buyer in connection with, such defective Product. Buyer shall promptly notify Seller of the existence of any Nonconforming Product and nature of any nonconformity and Seller shall have a reasonable opportunity to inspect such Nonconforming Product and provide Buyer with instructions to return or dispose of such Nonconforming Product.

(c) The foregoing warranty and remedies shall not apply where a warranty claim or service need arises due to (i) improper transportation and/or warehousing (except to the extent caused by Seller or an Affiliate or supplier of Seller), or (ii) accident, abuse, misuse, modification or improper service of or to equipment or accessories (except to the extent caused by Seller or an Affiliate or supplier of Seller).

(d) EXCEPT FOR THE EXPRESS WARRANTY AND REMEDY ABOVE STATED, SELLER MAKES NO REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY LAW OR STATUTE. THE STATED WARRANTY AND REMEDY PROVIDED ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES PROVIDED BY LAW.

(e) Neither party hereto may bring any action for an alleged breach of the foregoing warranty or remedy in respect of expired Products.

ARTICLE 11

COMPLIANCE; REGULATORY MATTERS

11.01 Compliance with Certain Laws. Each party hereto agrees to comply with the applicable provisions of any applicable Law pertaining to its obligations hereunder.

11.02 Regulatory Authorizations. Subject to the terms and conditions of the Transition Services Agreement, Buyer shall be responsible for maintaining all regulatory and governmental permits, registrations, licenses and approvals necessary for it to sell the Products. Seller shall be responsible for maintaining all regulatory and governmental permits, registrations, licenses and approvals necessary to manufacture and deliver the Products to Buyer. To the extent any party hereto requires the assistance of the other party hereto in order to fulfill its reporting obligations, such other party agrees to fully cooperate and assist the party requiring assistance for a period of twelve (12) months following the Term.

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11.03 Reporting Requirements.

(a) Customer Complaints. Buyer shall, as between the parties hereto, be responsible for handling all customer complaints regarding the Products except as contemplated by the Transition Services Agreement dated as of the date hereof between Buyer and Seller. Seller shall provide reasonable assistance to Buyer in investigating and responding to a complaint.

(b) Adverse Event Reporting. Buyer shall, as between the parties hereto, be responsible for complying with all applicable reporting requirements with respect to suspected adverse events in human beings relating to the use of the Products. If either party hereto becomes aware of information that reasonably suggests that a Product causes, or may cause, such adverse events, it shall notify the other party hereto within one business day of becoming aware of such information and shall provide such other party with any other facts or information that such party has relating thereto, so that the marketing authorization holder for such Product may comply with its reporting obligations under any applicable Law. For the purposes of this Agreement, adverse events comprise essentially (i) serious adverse reactions, meaning reactions which result in death, are life-threatening, result in significant disability or incapacity, are a congenital anomaly/birth defect, or which result in permanent or prolonged signs in the human beings treated; or (ii) unexpected adverse reactions, meaning adverse reactions, the nature, severity or outcome of which is not consistent with the summary of the characteristics of the applicable Product.

(c) Adverse Claims. Each party shall notify the other party promptly in writing of any actual or threatened adverse claim (including a product liability claim or governmental claim) regarding any Product based on alleged defects of such Product.

11.04 Inquiries by Regulatory Authorities. Seller agrees promptly to notify Buyer if any Regulatory Authority (a) audits/inspects the [Suzhou Facility]11 [Raynham Facility]12 and the results of such audit/inspection are not satisfactory with respect to any of the Products or (b) requests information related to the manufacture or supply of Products. Seller shall, as between the parties, be responsible for handling and responding to such audits/inspections or inquiries by a Regulatory Authority; provided that Seller shall provide copies of such responses related to the manufacture or supply of Products to Buyer in advance of submission and give due consideration to any comments of Buyer. To the extent Seller requires the assistance of Buyer in order to respond to a Regulatory Authority, Buyer agrees to fully cooperate and assist Seller.

11.05 Recalls. Without limiting the rights and obligations set forth in the Transition Services Agreement, Buyer shall, as between the parties, be responsible for handling all recalls of the Products, including withdrawal of the Products from the market and regulatory actions. Any costs for any recalls of any Product shall be borne by Buyer, including reimbursement to Seller for costs reasonably incurred by Seller for the handling of such recall, except to the extent

[11]	Applicable to Suzhou agreement.
[12]	Applicable to Raynham agreement.

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the recall is due to a manufacturing defect caused by Seller or an Affiliate or supplier of Seller. The parties shall promptly advise and consult with one another with respect to any recall related to any Product, and Seller shall reasonably cooperate with Buyer in handling the recall and Seller shall participate, if requested by Buyer, in all meetings with Regulatory Authorities regarding such recall. The expense of Seller’s participation in any such meetings shall be borne by Buyer, except to the extent the recall is due to a manufacturing defect caused by Seller or an Affiliate or supplier of Seller.

11.06 Quality Agreement. If determined by the parties to be necessary or desirable, the parties will negotiate a quality agreement and thereafter comply with the roles and responsibilities and other provisions set forth in such quality agreement. Unless expressly stated otherwise, in the event of a conflict between the terms of the quality agreement and the terms of this Agreement, the terms of this Agreement will prevail.

11.07 Approved Supplier List. Seller shall cooperate with and assist Buyer to cause Seller to be included in Buyer’s approved supplier list.

ARTICLE 12

INDEMNIFICATION; LIMITATION OF LIABILITY

12.01 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates and its and their directors, officers, employees, agents and representatives (collectively, the “Buyer Indemnitees”) against and from any and all Damages which any Buyer Indemnitee may incur or suffer from any action, claim or proceeding instituted against it by a third party to the extent such Damages arise out of or result from Seller’s or any of its Affiliates’ fraud, intentional misconduct or gross negligence. Notwithstanding the foregoing, Seller shall not be liable for Damages to the extent caused by Buyer’s fraud, intentional misconduct, or gross negligence.

12.02 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its Affiliates and its and their directors, officers, employees, agents and representatives (collectively, the “Seller Indemnitees”) against and from any and all Damages which any Seller Indemnitee may incur or suffer from any action, claim or proceeding instituted against it by a third party to the extent such Damages arise out of or result from (a) Buyer’s or any of its Affiliates’ fraud, intentional misconduct or gross negligence, (b) the sale or use of any of the Products or (c) Seller’s manufacturing or supplying Buyer with the Products pursuant to this Agreement, other than, in the case of clauses (a), (b) and (c), Damages against and from which Seller is required to indemnify the Buyer Indemnitees under Section 12.01. Notwithstanding the foregoing, Buyer shall not be liable for Damages to the extent caused by Seller’s fraud, intentional misconduct, or gross negligence.

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12.03 Claims. All claims for indemnification under this Article 12 shall be asserted and resolved pursuant to procedures equivalent to the indemnity procedures set forth in Sections 10.06 and 10.07 of the Asset Purchase Agreement.

12.04 Limitation of Liability; Limited Remedy. Except in the case of fraud or intentional misrepresentation, and except for Buyer’s rights to indemnification pursuant to Section 12.01 above, Buyer’s sole and exclusive remedy against Seller for any defect or other failure in the Products is to have the defective Product replaced or to receive a credit or refund for the price paid for such Product, at Seller’s option. With respect to any Damages arising under this Agreement, each of Buyer and Seller agrees that it shall only seek Damages from the other party, and each party hereby waives the right to seek Damages from or equitable remedies against any Affiliate of the other party or any director, officer or employee of the other party or any of its Affiliates.

12.05 No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY HERETO OR ANY AFFILIATE OF THE OTHER PARTY HERETO FOR CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE INDEMNITY HEREUNDER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES PAYABLE TO ANY THIRD PARTY.

ARTICLE 13

BUSINESS REVIEWS; QUALITY REVIEWS; AUDITS

13.01 Buyer and Seller shall meet or otherwise confer monthly to review all relevant operational matters relating to the performance of this Agreement, including quality issues, Product forecasts and planned transition of production. Seller shall maintain a system for logging and tracking production outputs that do not conform to the quality standards agreed to between Buyer and Seller. Seller shall promptly notify Buyer of the existence of any such nonconformity discovered by it and collaborate in good faith with Buyer to identify the root cause of the nonconformity and to establish appropriate corrective action.

13.02 [Upon written request, Buyer may audit the Suzhou Facility once during any twelve-month period commencing on the date of this Agreement and ending on the 90th day after the end of the Term, during regular business hours and in such manner as not to unreasonably interfere with the operations of the Suzhou Facility, solely with respect to the Business to verify compliance with the terms of this Agreement. During any access to the Suzhou Facility in connection with any such audit, Buyer and its employees shall adhere to the Suzhou Facility’s security policies and abide by all applicable workplace rules thereof. Each audit shall begin upon the date specified by Buyer in a notice to Seller a minimum of 30 days prior to the commencement of the audit and shall be performed diligently and in good faith and shall be completed within a reasonable time. Buyer shall not be permitted to conduct more than two audits of the Suzhou Facility.]13

[13]	Applicable to Suzhou agreement.

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ARTICLE 14

MISCELLANEOUS

14.01 Amendments and Waivers. This Agreement shall not be altered or otherwise amended, nor any provisions hereof waived, except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

14.02 Assignment; Beneficiaries. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but this Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, this Agreement shall be assignable by either party hereto to any of such party’s Affiliates without the consent of the other party hereto; provided that no such assignment shall relieve such party of its obligations hereunder. Other than as explicitly set forth herein, including in Article 13, nothing contained herein is intended to confer upon any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. The parties hereto agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any party is entitled at law or in equity.

14.03 Governing Law. This Agreement shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state. THE PARTIES HERETO EXPRESSLY AGREE THAT THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS (1980) IS SPECIFICALLY EXCLUDED AND WILL NOT APPLY TO THIS AGREEMENT.

14.04 Notices. Any notice, request, instruction or other communication to be given hereunder by either party hereto to the other party hereto shall be in writing and delivered in the manner and to the address of the applicable party as set forth in Section 11.07 of the Asset Purchase Agreement.

14.05 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

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14.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

14.07 Dispute Resolution. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, will be submitted to arbitration and before submission to arbitration will be first mediated through non-binding mediation, in each case in accordance with the arbitration and mediation procedures set forth in Sections 11.12 and 11.13 of the Asset Purchase Agreement. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

14.08 Independent Contractors. The relationship of Buyer and Seller established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

14.09 Survival. Section 6.02 and Articles 9, 12, and 14 shall survive the termination of this Agreement in accordance with the respective terms thereof.

14.10 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is or will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof and only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

14.11 Interpretation. The rules of interpretation and construction specified in Section 1.02 of the Asset Purchase Agreement shall also apply to this Agreement, mutatis mutandis.

14.12 Asset Purchase Agreement. Nothing contained in the Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Asset Purchase Agreement.

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IN WITNESS WHEREOF, the parties have each duly executed this Agreement as of the date first above written.

DEPUY ORTHOPAEDICS, INC.,

by
Name:
Title:

BIOMET, INC.,

by
Name:
Title:

LIST OF SCHEDULES

A.	Products

B.	Initial Forecast

Schedule A

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Raynham Products

[Attach schedule set forth in Section 7.10(b) of the Disclosure Letter]

[15]

Suzhou Products

[Attach schedule set forth in Section 7.10(c) of the Disclosure Letter]

[14]	Applicable to Raynham agreement.
[15]	Applicable to Suzhou agreement.

Schedule B

Initial Forecast

[see attached]

EXHIBIT H

TRANSITION ACCESS AGREEMENT

TRANSITION ACCESS AGREEMENT, dated as of April 2, 2012 (this “Agreement”), by and between Biomet, Inc., an Indiana corporation (“Buyer”), and DePuy Orthopaedics, Inc., an Indiana corporation (“Seller”).

WHEREAS, pursuant to the Asset Purchase Agreement dated as of April 2, 2012, between Buyer and Seller (the “Asset Purchase Agreement”), Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Transferred Assets (as defined in the Asset Purchase Agreement);

WHEREAS, Seller (which for purposes of this Agreement shall include any applicable Affiliates, as the case may be) desires to obtain from Buyer, and Buyer desires to provide to Seller, certain access rights to the Girardet Facility (as defined in the Asset Purchase Agreement) to be able to continue to perform certain processes for the Spine Business for a transitional period until such Spine Business can be legally and operationally transferred to another facility of Seller or its Affiliates, in accordance with Seller’s past practice and subject to the terms and conditions set forth below;

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Each capitalized term used and not defined in this Agreement shall have the meaning assigned to it in the Asset Purchase Agreement. The following terms used in this Agreement shall have the respective meanings assigned to them below:

1.01 “Product Materials” means the materials reasonably necessary for Seller to perform the Processes.

1.02 “Processes” means the assembly, testing, cleaning and packaging of spine care products performed by Seller or any of its Affiliates at the Girardet Facility immediately prior to the date of this Agreement.

1.03 “Spine Business Equipment” means manufacturing equipment located at the Girardet Facility and exclusively used in the Spine Business immediately prior to the date of this Agreement.

1.04 “Shared Equipment” means manufacturing equipment located at the Girardet Facility and used in the Business and the Spine Business immediately prior to the date of this Agreement.

1.05 “Spine Business” means the business of researching, developing, manufacturing or having made, marketing, distributing and selling, as the case may be, spine care products conducted by Seller and its Affiliates.

ARTICLE 2

ACCESS

2.01 Access. Buyer hereby grants to Seller a right of use and access to the Girardet Facility as used by the employees, independent contractors and other agents of Seller as of the date of the Asset Purchase Agreement at the Girardet Facility. Seller’s right to use and access the Girardet Facility (whether effected through its employees, independent contractors or other agents) shall be limited to, in each case in a manner consistent with the past practice of the Spine Business in the ordinary course of business immediately prior to the date of the Asset Purchase Agreement, (i) the storing of Product Materials at the Girardet Facility, (ii) using the Spine Business Equipment and the Shared Equipment to perform the Processes, (iii) performing maintainance in respect of the Spine Business Equipment, (iv) conducting root cause investigations and other investigations related to spine care products or the performance of the Processes at the Girardet Facility, including in connection therewith access for engineers and other applicable professionals, and (v) engaging in activities necessary or incidental to the activities described in clauses (i) through (iv) of this sentence. Such access, including the portion of the premises to which such access is to be granted, shall be provided in a manner so as to minimize any interaction between employees of Buyer and Seller and so as not to cause any interference with the conduct of the Business.

2.02 Maintenance and Repair of Equipment. Buyer shall be solely responsible for maintaining and repairing the Shared Equipment, and shall bear all costs and expenses associated with maintaining or repairing the Shared Equipment; provided that Buyer may allocate to Seller such portion of the costs and expenses associated with maintaining or repairing the Shared Equipment that is reasonably attributable to the use of such Shared Equipment by Seller pursuant to this Agreement. Seller shall be solely responsible for maintaining and repairing the Spine Business Equipment, and shall bear all costs and expenses associated with maintaining or repairing the Spine Business Equipment. Buyer will not, and will cause its employees, independent contractors or other agents not to, use the Spine Business Equipment. Notwithstanding the foregoing, (a) all damage or injury to the Girardet Facility or the Shared Equipment caused by or resulting from misuse, or the negligence or willful misconduct of, Seller, Seller’s employees, independent contractors or other agents, will be reimbursed by Seller and (b) all damage or injury to the Spine Business Equipment caused by or resulting from the use by, or the negligence or willful misconduct of, Buyer, Buyer’s employees, independent contractors or other agents, will be reimbursed by Buyer.

2.03 Scheduling. To the extent deemed necessary by Buyer and Seller to permit the efficient conduct of the Business and the Spine Business, Buyer and Seller shall agree to a schedule setting forth specific times during which Seller may use Shared Equipment or access certain space within the Girardet Facility (including the “clean room”) for purposes of

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performing the Processes (it being understood that the parties intend to construct any such schedule in a manner consistent with the prior operation of the Girardet Facility so as to permit each party to conduct the Business and Spine Business, as the case may be, in a manner consistent with past practice, to minimize any interaction between employees of Buyer and Seller and to avoid any interference with of the conduct of the Business).

2.04 No Fee. The parties hereto hereby acknowledge that Seller is not obligated to pay Buyer any fee or other payment in consideration for Buyer’s grant of the right of use and access described in Section 2.01, Seller’s removal of the Spine Business Equipment at the end of the Term or otherwise.

2.05 Transfer of Spine Business. Seller shall use its commercially reasonable efforts to transfer the Spine Business out of the Girardet Facility to another facility of Seller as soon as reasonably practicable after the date hereof, including using its commercially reasonable efforts to obtain all necessary consents, approvals, authorizations and permits required to be obtained from any Governmental Entity or third party in connection with such transfer or the commencement of production of the Spine Business at such other facility.

2.06 Confidential Information. As used herein, “Confidential Information” means all confidential or proprietary information given to one party hereto by the other party hereto, or otherwise acquired by such party, in each case in connection with this Agreement, relating to such other party or any of its Affiliates, including information regarding any of the products of such other party or any of its Affiliates, information regarding its sales, advertising, distribution, marketing or strategic plans or information regarding its costs, productivity, manufacturing processes or technological advances and the terms of this Agreement. It is the intent of the parties that the access provided under this Agreement will not result in the Confidential Information of one party being shared with or accessed by the other party, and the parties will take appropriate mutually agreeable steps to that effect. However, in the event that Confidential Information is made available to the other, such party will not use or disclose to third parties any Confidential Information (except to comply with its obligations under this Agreement) and each party hereto will ensure that its and its Affiliates’ respective directors, officers, employees, Affiliates, agents and representatives will not use or disclose to third parties any Confidential Information (except to comply with its obligations under this Agreement) and upon the termination of this Agreement will return to the other party or destroy all Confidential Information in written form. Confidential Information will not include information that (i) was already known to the receiving party at the time of its receipt thereof or is independently developed by the receiving party, as evidenced by its written records, (ii) is disclosed to the receiving party after its receipt thereof by a third party who, the receiving party in good faith believes, has a right to make such disclosure without violating any obligation of confidentiality to the disclosing party with respect to such information or (iii) is or becomes part of the public domain through no fault of the receiving party in violation of this Agreement or the Asset Purchase Agreement. Notwithstanding the foregoing, nothing in this Agreement shall restrict the parties hereto from sharing Confidential Information with a Monitor or any anti-trust or competition authority in the United States of America, the European Union (or any member state thereof) or any other jurisdiction.

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ARTICLE 3

TERM

The term of this Agreement (the “Term”) shall commence on the date hereof and shall end on the 12-month anniversary of the date hereof, unless sooner terminated as expressly provided under the terms of this Agreement.

ARTICLE 4

TERMINATION

4.01 Early Termination. Either party hereto may immediately terminate this Agreement upon the material breach of this Agreement by the other party hereto if such material breach has not been cured within 30 days after written notice thereof to the party in material breach. Except as otherwise agreed to by the parties hereto, Seller may terminate this Agreement at any time, so long as Seller shall have provided Buyer written notice of such termination at least 10 days prior to such termination.

4.02 Effect of Termination. For up to 30 days following the end of the Term, Buyer shall provide Seller reasonable access and entry to the Girardet Facility upon reasonable advance notice, and shall provide reasonable assistance, in connection with Seller’s removal, at Seller’s expense, of the Spine Business Equipment from the Girardet Facility.

ARTICLE 5

MISCELLANEOUS

5.01 Amendments and Waivers. This Agreement shall not be altered or otherwise amended, nor any provision hereof waived, except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

5.02 Assignment; Beneficiaries. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, but this Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, this Agreement shall be assignable by either party hereto to any of such party’s Affiliates without the consent of the other party hereto. Other than as explicitly set forth herein, including in Article 13, nothing contained herein is intended to confer upon any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

5.03 Governing Law. This Agreement shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state.

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5.04 Notices. Any notice, request, instruction or other communication to be given hereunder by either party hereto to the other party hereto shall be in writing and delivered in the manner and to the address of the applicable party as set forth in Section 11.07 of the Asset Purchase Agreement.

5.05 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

5.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

5.07 Dispute Resolution. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, will be submitted to arbitration and before submission to arbitration will be first mediated through non-binding mediation, in each case in accordance with the arbitration and mediation procedures set forth in Sections 11.12 and 11.13 of the Asset Purchase Agreement. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

5.08 Independent Contractors. The relationship of Seller and Buyer established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

5.09 Survival. Section 4.02 shall survive the termination of this Agreement in accordance with the respective terms thereof.

5.10 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is or will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof and only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

5.11 Interpretation. The rules of interpretation and construction specified in Section 1.02 of the Asset Purchase Agreement shall also apply to this Agreement, mutatis mutandis.

5.12 Asset Purchase Agreement. Nothing contained in the Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Asset Purchase Agreement.

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IN WITNESS WHEREOF, the parties have each duly executed this Agreement as of the date first above written.

Biomet, Inc.,

by
Name: Title:

DePuy Orthopaedics, Inc.,

by
Name: Title:

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